UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CAMPBELL SOUP COMPANY
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Notice of the 2015 Annual Meeting

of Shareholders and Proxy Statement

Campbell Soup Company

Wednesday, November 18, 2015 at 4:00 p.m. Eastern Time

Campbell Soup Company, 1 Campbell Place, Camden, New Jersey 08103

Notice of Annual Meeting of Shareholders

Wednesday, November 18, 2015	4:00 p.m. Eastern Time	Campbell Soup Company World Headquarters One Campbell Place Camden, NJ 08103

Items of Business

1.	To elect 12 director nominees to our Board of Directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016.

3.	To conduct an advisory vote on our fiscal 2015 executive compensation.

4.	To approve the Campbell Soup Company 2015 Long-Term Incentive Plan.

5.	To transact any other business properly brought before the meeting.

Record Date

Shareholders of record as of the close of business on September 21, 2015, are entitled to vote at the Annual Meeting

Notice Regarding Internet Availability of Proxy Materials

We have again decided to provide access to our proxy materials, including our annual report, to many shareholders via the Internet instead of mailing paper copies of the materials. We believe this decision reduces both the amount of paper necessary to produce the materials and the costs associated with mailing the materials to all shareholders.

On October 9, 2015, we began delivering the proxy statement and the accompanying proxy card to those shareholders requesting paper copies, and mailing a Notice of Internet Availability of Proxy Materials (“e-proxy notice”) to the remaining shareholders. The proxy materials were also posted on the website referenced in the e-proxy notice (www.envisionreports.com/cpb) on this date.

If you do not own shares in your own name, you may access our Notice of Annual Meeting and Proxy Statement and our annual report, including the Form 10-K for the fiscal year ended August 2, 2015, at www.edocumentview.com/cpb.

Admission to the Annual Meeting

Shareholders as of September 21, 2015 may attend the 2015 Annual Meeting. Shareholders who wish to attend should pre-register to obtain an admission ticket. An admission ticket and government-issued photographic identification are required to enter the meeting. If you plan to attend, please see page 66 for additional information on pre-registration and admission to the 2015 Annual Meeting.

Proxy Voting

Your vote is important. In order to have as many shares as possible represented, kindly CAST YOUR VOTE BY INTERNET OR PHONE OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED (see instructions on your proxy card or e-proxy notice).

By Order of the Board of Directors,

Kathleen M. Gibson

Vice President and Corporate Secretary

October 9, 2015

Shareholders may receive copies of our Annual Report on Form 10-K for the fiscal year ended August 2, 2015, Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103;

(2)	calling 1-800-840-2865; or

(3)	e-mailing the Company’s Investor Relations Department at investorrelations@campbellsoup.com.

These documents are also available on our corporate website at www.campbellsoupcompany.com.

Shareholders may elect to receive future distributions of annual reports and proxy statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an e-mail account and access to an Internet browser. To enroll, go to the Investor Center on www.campbellsoupcompany.com and click on “E-Delivery of Materials.”

Proxy Statement Summary

The Board of Directors (“Board”) of Campbell Soup Company (the “Company,” “we,” “us,” “our” or “Campbell”) is soliciting proxies in connection with the proposals to be voted on at the 2015 Annual Meeting of Shareholders. This summary highlights information contained in this proxy statement. This summary does not contain all of the information you should consider when voting your shares. Please read the entire proxy statement carefully before voting.

2015 Annual Meeting Information	Items of Business

Date: November 18, 2015

Time: 4:00 p.m. Eastern Time

Location: Campbell Soup Company

                World Headquarters

                One Campbell Place

                Camden, NJ 08103

Record Date: September 21, 2015

Admission: To attend the meeting in person, you will need an admission ticket and government-issued photographic identification

Stock Symbol: CPB

Stock Exchange: NYSE

Corporate Website: www.campbellsoupcompany.com

	Proposal	Board Recommendation	Page Number
	1. Election of 12 directors	For	6
	2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2016	For	22
	3. “Say on Pay” advisory vote on fiscal 2015 executive compensation	For	55
	4. Approve 2015 Long-Term Incentive Plan	For	57

Fiscal 2015 Company Performance Highlights

Notable accomplishments in fiscal 2015 included:

•     Net sales of $8.082 billion

•      Adjusted EBIT of $1.219 billion*

•     Adjusted EPS of $2.46*

•      One-year total shareholder return of 12.1%, three-year cumulative total shareholder return of 60%

•      Redesign of enterprise into three divisions with clearly defined portfolio roles

•      Implementation of ongoing cost reduction initiatives

•      Acquisition of Garden Fresh Gourmet to bolster our packaged fresh portfolio

*   See Appendix B for a discussion of the adjustments to EBIT and EPS and a reconciliation to the results reported in accordance with generally accepted accounting principles.

Fiscal 2015 Executive Compensation Highlights

We pay for performance:

•     A significant portion of our named executive officers’ target compensation is performance-based

•      All annual incentive compensation and a significant majority of long-term incentive compensation is tied to performance against pre-established, measurable performance goals

•      Historical annual incentive payments and long-term incentive vesting show commitment to pay for performance

•     Shareholders have endorsed our compensation philosophy, with annual say-on-pay approval averaging 97.5%

Our executive compensation program reflects a number of best practices:

•     Compensation and Organization Committee comprised solely of independent directors

•     Committee engages an independent consultant who does not provide services to management

•     Policy against hedging and future pledging applicable to all directors and executive officers

•     Robust stock ownership guidelines for executive officers

•     Majority of compensation paid to NEOs is structured to be tax deductible by the Company

•     “Double-trigger” change in control provisions and no change in control excise tax gross-ups in new agreements since 2011

Our Corporate Governance Policies Reflect Best Practices

•      Corporate Governance Standards established in 1992

•      Annual election of directors

•      Majority voting standard in uncontested elections

•      Independent Board Chairman

•      91% of director nominees and all Board committee members are independent

•      Independent directors meet without management at every regularly scheduled Board meeting

•      Policy against hedging and future pledging applicable to all directors and executive officers

•     No shareholder rights plan or “poison pill”

•     Rigorous stock ownership guidelines for directors

•     Shareholder ability to act by written consent and call special meetings

•     Board orientation and director education program

•     Annual Board, committee and director evaluations

•     Incumbent directors attended at least 94% of all Board and committee meetings

Director Nominees				Board Committee Composition
Name	Director Since	Independent	Position	Audit	Comp. & Org.	Finance & Corp. Dev.	Governance
Bennett Dorrance	1989	✓	Managing Director, DMB Associates		✓		✓ (C)
Randall W. Larrimore	2002	✓	Former President/CEO, United Stationers Inc.		✓		✓ (C)
Marc B. Lautenbach	2014	✓	CEO, Pitney Bowes Inc.		✓		✓
Mary Alice D. Malone	1990	✓	President, Iron Spring Farm, Inc.		✓	✓
Sara Mathew (Audit Committee Financial Expert)	2005	✓	Former CEO/Chairman, The Dun & Bradstreet Corporation	✓ (C)			✓
Denise M. Morrison	2010		President/CEO, Campbell Soup Company
Charles R. Perrin	1999	✓	Former CEO, Avon Products, Inc.	✓		✓ (C)
A. Barry Rand	2005	✓	Former CEO, AARP	✓			✓
Nick Shreiber	2009	✓	Former President/CEO, Tetra Pak Group		✓		✓
Tracey T. Travis	2011	✓	Chief Financial Officer, The Estee Lauder Companies Inc.	✓		✓
Archbold D. van Beuren	2009	✓	Former Senior Vice President, Campbell Soup Company	✓		✓
Les C. Vinney	2003	✓	Former President/CEO, STERIS Corporation		✓ (C)	✓

Committee composition is as of the date of this proxy statement. Current committee assignments are indicated by a (✓), and committee chairs are indicated by (C). Please see pages 13 through 15 for more information.

Voting Securities and Principal Shareholders

At the close of business on September 21, 2015, the record date for the meeting, there were outstanding and entitled to vote 309,655,971 shares of Campbell stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the meeting.

Ownership of Directors and Executive Officers

The following table shows, as of September 21, 2015, the beneficial ownership of Campbell’s stock by each director and named executive officer, and by all directors and executive officers as a group. The table also sets forth the number of phantom units of Campbell stock held in each individual’s deferred compensation account and the number of unvested, restricted share units that were previously granted to executives under our long-term incentive program and which will remain unvested as of November 20, 2015. Phantom units in deferred compensation accounts and unvested restricted share units granted under the long-term incentive program do not carry voting rights, but the individuals do have a pecuniary interest in these units.

As of September 21, 2015, the directors and executive officers as a group (24 persons) beneficially owned 37.7% of the outstanding shares of the Company’s common stock

	Number of Shares	Number of Shares Underlying Vested Options	Total Number of Shares Beneficially Owned(a)	Number of Phantom Units of Campbell Stock in Deferred Compensation Account	Number of Unvested RSUs as of November 20, 2015	Total
Paul R. Charron	22,135	0	22,135	66,819	0	88,954
Bennett Dorrance(b)	46,301,541	19,260	46,320,801	24,896	0	46,345,697
Lawrence C. Karlson	20,010	0	20,010	0	0	20,010
Randall W. Larrimore	22,101	0	22,101	0	0	22,101
Marc B. Lautenbach	1,433	0	1,433	2,737	0	4,170
Mary Alice D. Malone(c)	53,203,982	10,336	53,214,318	50,462	0	53,264,780
Sara Mathew	0	0	0	46,177	0	46,177
Denise M. Morrison	307,258	0	307,258	26,297	220,885	554,440
Charles R. Perrin	2,945	0	2,945	44,893	0	47,838
A. Barry Rand	0	0	0	30,973	0	30,973
Nick Shreiber	22,373	0	22,373	0	0	22,373
Tracey T. Travis	12,029	0	12,029	0	0	12,029
Archbold D. van Beuren(d)	15,128,681	0	15,128,681	24,138	0	15,152,819
Les C. Vinney	59,160	0	59,160	6,230	0	65,390
Mark R. Alexander	160,838	0	160,838	10,502	76,781	248,121
Anthony P. DiSilvestro	84,844	0	84,844	17,939	42,489	145,272
Jeffrey T. Dunn	7,055	0	7,055	0	92,561	99,616
Luca Mignini	22,048	0	22,048	0	78,117	100,165
All directors and executive officers as a group (24 persons)	115,509,970	29,596	115,539,566	483,600	773,907	116,797,073

(a)	The shares shown include shares of Campbell stock as to which directors and executive officers can acquire beneficial ownership because of stock options that are currently vested and restricted stock units that will vest on or before November 20, 2015. All persons listed own less than 1% of the Company’s outstanding shares of stock, except:

% of Outstanding Shares
Bennett Dorrance	15.0%
Mary Alice D. Malone	17.2%
Archbold D. van Beuren	4.9%

(b)	Bennett Dorrance is a grandson of John T. Dorrance (founder of Campbell Soup Company) and the brother of Mary Alice D. Malone. Share ownership does not include 1,105,142 shares held by trusts for his children or 82,028 shares held by DFE Two Percent, as to which shares he disclaims beneficial ownership. Share ownership includes 17,500,000 shares that are pledged to banks as collateral for loans. Over the last 12 months, Mr. Dorrance reduced the number of shares that are subject to pledge arrangements from 22,919,355 shares to 17,500,000 shares, a reduction of 5,919,355 shares, or 23.6%. Since October 2012, Mr. Dorrance has reduced the number of pledged shares by 16,069,355 shares, or approximately 48%. See also “Principal Shareholders” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance and the sister of Bennett Dorrance. Share ownership does not include 1,094,235 shares held by trusts for her children for which Ms. Malone is not a trustee and as to which shares she disclaims beneficial ownership. See also “Principal Shareholders” below.

(d)	Archbold D. van Beuren is a great-grandson of John T. Dorrance. Share ownership includes 14,230,340 shares held by the Voting Trust (defined in “Principal Shareholders” below) over which he, as a Voting Trustee, has shared voting power. Share ownership also includes 898,341 shares, over which he has sole voting and dispositive power. Share ownership does not include 180,000 shares held by a trust for his wife, as to which shares he disclaims beneficial ownership. See also “Principal Shareholders” below.

Principal Shareholders

The following table provides information concerning all owners of more than 5% of Campbell outstanding stock as of September 21, 2015.

Name/Address	Amount/Nature of Beneficial Ownership		Percent of Outstanding Stock
Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	46,301,541	(1)	15.0%

Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	53,203,982	(2)	17.2%

Archbold D. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990, as amended (“Voting Trust”), and Related Persons	20,994,132	(3)	6.8%
c/o Brandywine Trust Company 7234 Lancaster Pike Hockessin, DE 19707 (4)

(1)	A director nominee. See note (b) on page 3.

(2)	A director nominee. See note (c) above.

(3)	Archbold D. van Beuren is a director nominee. See note (d) above.

Total disclosed above is as of September 21, 2015, and includes 14,230,340 shares (4.6% of the outstanding shares) held by the Voting Trust and 6,763,792 shares held outside the Voting Trust by Voting Trust participants or by persons related to them, for a total of 20,994,132 shares (6.8% of the outstanding shares).

Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of Campbell shareholders. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used.

The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Voting Trustees will act for participants in communications with the Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(4)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Voting Trustees, whose decision must be approved by two of the three Voting Trustees. The Voting Trust continues until January 1, 2024, unless it is sooner terminated or extended.

Unless otherwise noted, the foregoing information relating to Principal Shareholders is based upon our stock records and data supplied to us by the holders as of September 21, 2015.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires that each Campbell director and executive officer and any person who owns more than ten percent of Campbell stock report to the U.S. Securities and Exchange Commission (“SEC”), by a specified date, his or her transactions in Campbell stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, we believe that during the fiscal year ended August 2, 2015, all reports required by Section 16(a) of the Exchange Act were filed on a timely basis.

Item 1 — Election of Directors

The Campbell By-Laws give our Board the authority to determine the number of directors. Our Board is currently comprised of 14 directors. Following the retirements of Paul R. Charron and Lawrence C. Karlson on November 18, 2015, it is the Board’s intention to reduce its size to 12 directors. Directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their resignation, retirement or successors are elected and have qualified. Directors are elected by a majority of the votes cast; abstentions will not be counted as votes cast on this proposal. See “Majority Vote Standard in Uncontested Director Elections” on page 17 of this proxy statement for additional information on the voting standard.

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareholders.

Director Qualifications and Board Composition

The Governance Committee strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. The Governance Committee believes that directors should be people of the highest personal and professional ethics, integrity and values and should bring an inquisitive and objective perspective, practical wisdom and mature judgment to the Board. Directors should be reasonably sophisticated about the duties and responsibilities of directors of a public company, respected in the business community and knowledgeable about general economic trends and the standards and practices of good corporate governance. In furtherance of these objectives, the Governance Committee considers a wide range of factors when nominating candidates for election to the Board, including:

•	Leadership Experience. The Governance Committee is committed to ensuring we have an experienced, qualified Board with leadership expertise in areas relevant to Campbell, such as:

¡	consumer products

¡	health and well-being

¡	marketing

¡	finance and accounting

¡	mergers and acquisitions

¡	innovation

¡	strategy

¡	international expansion

¡	corporate governance

•

Enhancing the Board’s cognitive diversity. Although the Board does not have a specific diversity policy, the Governance Committee takes into account a nominee’s ability to contribute to the cognitive diversity on the Board. It considers the race, ethnicity, gender, age, cultural background and professional experience of each nominee and of the Board as a whole.

•

Ensuring a balanced mix of tenures. The Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of the Company and others who bring a fresh perspective. The Governance Committee recommended a new director in 2014, and it believes the current slate of director nominees contains an appropriate mix of directors with varying degrees of tenure. We expect our average director tenure to continue to evolve over the next several years as current directors approach retirement and new members are recruited.

•

Complying with the Board’s independence standards and policies on conflicts. The Governance Committee considers potential competitive restrictions, other positions the director has held or holds (including other board memberships) and director independence. It believes that any nominee for election to the Board should be willing and able to devote the proper time and attention to fulfill the responsibilities of a director and have no conflicts of interest arising from other relationships or obligations.

All candidates considered by the Governance Committee for recommendation to the Board as director nominees are evaluated in light of the factors and objectives described above. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with specific skills, qualities or experience would be desirable to enhance the effectiveness of the Board. It is of critical importance that the Governance Committee recruit directors who help achieve the goal of a well-rounded, cognitively diverse Board that functions collegially as a unit.

Director Nominees

Twelve of the current directors are standing for re-election. Paul R. Charron and Lawrence C. Karlson will retire from the Board on November 18, 2015, in accordance with the Board’s retirement age policy. Following their retirement, it is the intention of the Board to amend our By-laws to reduce its size to 12 directors.

All of the nominees are independent directors, except Ms. Morrison. If a nominee becomes unable or unwilling to serve, proxies will be voted for the election of such person as shall be designated by the Board of Directors to replace such nominee, or, in lieu thereof, the Board may reduce its size. The Board knows of no reason why any nominee shall be unable or unwilling to serve. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named on pages 8 through 11.

The Board has carefully considered whether the slate of director nominees, taken as whole, fulfills the objectives for Board composition noted above. The director nominees collectively have a mix of various skills and qualifications, some of which are listed in the table below. These collective attributes enable the Board to provide insightful leadership as it strives to advance its strategies and deliver returns to shareholders.

• accounting	• finance/capital allocation	• long-term investor perspective
• business leadership	• financial expertise/literacy	• marketing/brand management
• consumer packaged goods	• health and well-being	• operational management
• corporate governance	• international business	• sales

Biographical information on the specific experience, qualifications and skills of each of the director nominees is included below.

Your Board of Directors Recommends a Vote “For” ALL Nominees

Bennett Dorrance Director Since: 1989 Age: 69 Independent Director Committee Memberships: • Compensation and Organization • Governance (Co-Chair)

Bennett Dorrance is Managing Director and a co-founder of DMB Associates, a real estate development firm headquartered in Phoenix, Arizona, which specializes in large master planned communities. Mr. Dorrance has served on the board of Insight Enterprises, Inc. since 2004, and is also a director of several privately held corporations and partnerships.

In addition to his expertise in real estate development and operational management, Mr. Dorrance is a long-standing director with extensive knowledge of Campbell’s history, organization and culture. As a major shareholder and a descendent of Campbell Soup Company’s founder, he brings the perspective of a long-term, highly committed shareholder to the deliberations and decisions of the Board.

Randall W. Larrimore Director Since: 2002 Age: 68 Independent Director Committee Memberships: • Compensation and Organization • Governance (Co-Chair)

Randall W. Larrimore has been a director of Olin Corporation since 1997, where he is currently Chair of the governance committee and a member of the audit committee and compensation committee.

Mr. Larrimore brings to Campbell strong management expertise, business acumen, board experience and considerable knowledge of consumer marketing and the packaged goods industry. From 2003 to 2005, he was non-executive Chairman of Olin Corporation. From 1997 to 2002, he served as President and Chief Executive Officer and a director of United Stationers Inc., a wholesaler and distributor of office products. Prior to joining United Stationers, Mr. Larrimore was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He also served as Chairman and CEO of the Master Lock Company and Chairman of Moen Incorporated. He was President of Beatrice Home Specialties from 1983 until 1988 (prior to its acquisition by Fortune Brands), and held executive positions at PepsiCo, including the position of President of Pepsi-Cola Italy. Earlier in his career, Mr. Larrimore was a senior consultant with McKinsey & Company and worked in brand management with Richardson-Vicks, now a part of Procter & Gamble.

Marc B. Lautenbach Director Since: 2014 Age: 54 Independent Director Committee Memberships: • Compensation and Organization • Governance

Marc B. Lautenbach has served as President and Chief Executive Officer at Pitney Bowes Inc. and as a member of the Pitney Bowes Inc. board of directors since 2012.

Mr. Lautenbach brings substantial operational, marketing, sales and product development experience to the Campbell Board. He has extensive experience working with a broad range of customers and clients, as well as significant international experience. Before joining Pitney Bowes, Mr. Lautenbach spent 27 years in senior leadership roles at IBM, most recently serving as Managing Partner, North America, IBM Global Business Services. During his tenure at IBM, he was General Manager of the Americas from 2005 to 2010. Prior to that, he served as General Manager of Global Small and Medium Business from 2000 to 2005, and Vice President of Small and Medium Business in Asia-Pacific from 1998 to 2000.

Mary Alice Dorrance Malone Director Since: 1990 Age: 65 Independent Director Committee Memberships: • Compensation and Organization • Finance and Corporate Development

Mary Alice Dorrance Malone is President of Iron Spring Farm, Inc., horse breeding and performance centers in Coatesville, Pennsylvania and Ocala, Florida, which she founded in 1976.

Ms. Malone is an entrepreneur, and a private investor and officer of several private companies. She also serves on the boards of several non-profit organizations and actively participates in various philanthropic organizations. Ms. Malone has a keen interest in health and wellness matters and brings valuable insights to the Board in this area. She is a descendent of the founder of Campbell Soup Company, a major shareholder, and a long-standing member of the Board who possesses extensive knowledge of Campbell’s history, organization and culture, and the strategic perspective of a long-term, highly committed shareholder.

Sara Mathew Director Since: 2005 Age: 60 Independent Director Committee Memberships: • Audit (Chair) • Governance

Sara Mathew has been a director of Freddie Mac since 2013, of Avon Products, Inc. since 2014, and of Shire plc since September 2015. She is also a member of the Zurich International Advisory Council. Ms. Mathew previously served as a director of The Dun & Bradstreet Corporation from 2008 until October 2013.

Ms. Mathew brings valuable insight and experience in global business and financial matters to the Campbell Board. She was Chairman of the Board and Chief Executive Officer of The Dun & Bradstreet Corporation from July 2010 until October 2013. Previously, she held a number of other leadership roles at Dun & Bradstreet, including President and Chief Executive Officer from January 2010 to July 2010; President and Chief Operating Officer from 2007 to 2009; President, U.S. from 2006 to 2007; President, International in 2006; and Chief Financial Officer from 2001 to 2007. In her preceding 18-year career at Procter & Gamble, she held a number of executive positions, including Vice President of Finance with responsibility for Australia, Asia and India, and Comptroller and Chief Financial Officer of the Global Baby Care business unit.

Denise M. Morrison Director Since: 2010 Age: 61

Denise M. Morrison has served as President and Chief Executive Officer of Campbell Soup Company since August 2011. Ms. Morrison has served on the board of MetLife, Inc. since February 2014, and previously served on the board of the Good Year Tire and Rubber Company from 2005 until 2011.

Ms. Morrison has 40 years of experience in the consumer packaged goods industry. She joined Campbell in April 2003 as Senior Vice President and President-Global Sales/Chief Customer Officer, and was appointed President of Campbell USA in 2005. She served as Senior Vice President and President of North America Soup, Sauces and Beverages from October 2007 until September 2010, and as Executive Vice President and Chief Operating Officer from October 2010 until assuming the role of President and CEO. From 1995 to 2003, she was employed by Kraft Foods and Nabisco, serving most recently as Executive Vice President and General Manager of Kraft Foods’ Snacks and Confections divisions. Ms. Morrison began her career at Procter & Gamble in 1975, and later worked at PepsiCo in trade and business development, and at Nestle USA, where she held senior marketing and sales positions.

Charles R. Perrin Director Since: 1999 Age: 70 Independent Director Committee Memberships: • Audit • Finance and Corporate Development (Chair)

Charles R. Perrin has served on the board of Abercrombie & Fitch Co. since 2014, where he is currently a member of the audit and finance committee and the compensation and organization committee. He was also the non-executive Chairman of Warnaco Group, Inc., from 2004 until 2013.

Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. In January 1998 he joined Avon Products, Inc. as Vice Chairman and Chief Operating Officer, and served as Chief Executive Officer of that company from June 1998 to November 1999. From 1994 to 1996, he was Chairman and Chief Executive Officer of Duracell International Inc. He joined Duracell in 1985 as President of Duracell USA, and later held a number of other executive positions, including President and Chief Operating Officer of Duracell International, Inc. from 1992 to 1994. He previously worked at Cheesebrough-Ponds, Inc., where he held a series of sales, marketing and general management positions and served as President of the Packaged Food Division. Mr. Perrin began his business career at General Foods Corporation.

A. Barry Rand Director Since: 2005 Age: 70 Independent Director Committee Memberships: • Audit • Governance

A. Barry Rand served as Chief Executive Officer of AARP, the nation’s largest non-profit and advocacy organization from 2009 until 2014. He has been a director of Agilent Technologies, Inc. since 2000 and is also a member and past Chairman of the Board of Trustees of Howard University.

Mr. Rand brings a strong mix of organizational and operational management skills and significant leadership experience to the Campbell Board. From 2003 to 2005, he was the Chairman of Aspect Communications, a leading provider of enterprise customer contact center solutions. During the same period, he also served as Chairman and Chief Executive Officer of Equitant, which manages the order-to-cash process for Fortune 500 companies. Mr. Rand was Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from 1999 to 2001. He completed his previous 30-year executive career with Xerox Corporation in 1998, ending as Executive Vice President of Worldwide Operations.

Nick Shreiber Director Since: 2009 Age: 66 Independent Director Committee Memberships: • Governance • Compensation and Organization

Nick Shreiber brings strong international and operational experience to the Campbell Board, with more than 30 years of senior leadership experience in both line management and management consulting. In 2005 he completed an 18-year career at the Tetra Pak Group, a world leader in packaging and processing solutions for food, during the last five of which he served as President and Chief Executive Officer. He previously was a partner with McKinsey & Co., where he spent eight years with engagement responsibility for major clients in Europe and Latin America in diverse industrial and service sectors. Mr. Shreiber served on the board of Radiant Systems, Inc. in 2011, and currently serves on the board of North Highland, an international management consulting company. In addition to his board work, Mr. Shreiber mentors senior corporate executives on issues relating to leadership, organization and strategy.

Tracey T. Travis Director Since: 2011 Age: 53 Independent Director Committee Memberships: • Audit • Finance and Corporate Development

Tracey T. Travis is Executive Vice President and Chief Financial Officer for The Estée Lauder Companies Inc., a role to which she was appointed in August 2012. Ms. Travis was a director of Jo-Ann Stores, Inc. from 2003 until 2011.

Ms. Travis possesses valuable business experience and particular strengths in the areas of financial management and reporting, brand building and operational management. Before assuming her current role at Estée Lauder, she served as Senior Vice President of Finance and Chief Financial Officer at Ralph Lauren Corporation from 2005 until July 2012, and as Senior Vice President of Finance for Limited Brands, Inc. from 2002 to 2004. From 2001 to 2002, she was Chief Financial Officer of Intimate Brands, Inc., a division of Limited Brands. Ms. Travis served as Chief Financial Officer of the Beverage Can Americas Group of American National Can from 1999 to 2001, and held various management positions at PepsiCo and Pepsi Bottling Group from 1989 to 1999. She began her career as an engineer with General Motors Corporation in 1983 and went on to work in various financial roles.

Archbold D. van Beuren Director Since: 2009 Age: 58 Independent Director Committee Memberships: • Audit • Finance and Corporate Development

Archbold D. van Beuren brings to the Board wide-ranging skills in operational management and extensive knowledge of Campbell, its customers, its products and the food industry. He began his 26-year career with Campbell in 1983 as an Associate Marketing Manager and served in various positions of increasing responsibility, including President of Godiva Chocolatier; President of a division responsible for the North America Foodservice business and the Company’s Canadian, Mexican and Latin American businesses; and Senior Vice President and President — Global Sales and Chief Customer Officer from 2007 until his retirement from Campbell as of October 1, 2009. Mr. van Beuren began his career as an analyst with Belden & Associates Investments in 1979 and in 1980 moved to Triton Press, where he was Manager of Sales and Marketing.

Mr. van Beuren serves on the board of Bissell Company, Inc. He is a descendant of the founder of Campbell Soup Company.

Les C. Vinney Director Since: 2003 Age: 66 Independent Director Committee Memberships: • Compensation and Organization (Chair) • Finance and Corporate Development

Les C. Vinney retired as President and CEO of STERIS Corporation in 2007. He has been a director of Patterson Companies, Inc. since 2008 and served on the Board of the Federal Reserve Bank of Cleveland from 2005 through 2010.

Mr. Vinney brings extensive experience and perspective in the areas of accounting, finance and business operations to the Campbell Board. After joining STERIS Corporation in 1999 as Senior Vice President and Chief Financial Officer, he was elected President and Chief Executive Officer of that company from 2000 to 2007. From 2007 to 2009, Mr. Vinney served as a Senior Advisor to STERIS. Prior to joining STERIS, Mr. Vinney worked at Goodrich Corporation, which he joined in 1991 as Vice President of Finance — Specialty Chemicals and where he held successive executive positions until his election as Senior Vice President and Chief Financial Officer in 1998. Prior to joining Goodrich, Mr. Vinney held a number of senior operating and financial management positions with Engelhard Corporation. He began his career at Exxon Corporation in 1972 in financial management.

Corporate Governance

The Board of Directors is responsible for overseeing our business, and the competence and integrity of our management, to serve the long-term interests of the shareholders. The Board believes that sound corporate governance is essential to diligent and effective fulfillment of its oversight responsibilities.

Corporate Governance Standards

Campbell first published our Corporate Governance Standards in the 1992 proxy statement. The current Corporate Governance Standards appear in Appendix A. Also included in Appendix A are procedures by which interested persons can communicate concerns to the Board of Directors and the Audit Committee.

Director Independence

A statement of standards that the Board has adopted to assist it in evaluating the independence of Campbell directors is set forth in Appendix A, and also appears in the corporate governance section of our corporate website at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Standards”) describe various types of relationships that could potentially exist between a director and Campbell, and define the thresholds at which such relationships would be deemed material. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines in paragraphs 1 and 2 of the Standards, and (ii) the Board has determined, based on all relevant facts and circumstances, that any other relationship between the director and Campbell, not covered by paragraphs 1 and 2 of the Standards, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that no relationship exists between Campbell and any nominee for director listed in this proxy statement, except Ms. Morrison, which would influence or impair the nominee’s independence as a director. Each of the following directors and director nominees is independent under the rules of the New York Stock Exchange and the Standards set forth in Appendix A:

Paul R. Charron	Charles R. Perrin
Bennett Dorrance	A. Barry Rand
Lawrence C. Karlson	Nick Shreiber
Randall W. Larrimore	Tracey T. Travis
Marc B. Lautenbach	Archbold D. van Beuren
Mary Alice D. Malone	Les C. Vinney
Sara Mathew

Director Attendance

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2015, the Board of Directors held six regular meetings and one special meeting. All directors attended at least 94% of scheduled Board meetings and meetings held by committees of which they were members.

All directors who are standing for re-election are expected to attend the Annual Meeting of Shareholders. Twelve of the fourteen directors who were standing for re-election attended the 2014 Annual Meeting of Shareholders.

Board Leadership Structure

We have a long-standing tradition of separating the roles of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this is the most appropriate leadership structure for us. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board. Mr. Charron, who has served as Chairman of the Board since August 2009, will be retiring from the Board as of November 18, 2015. In September, 2015, the Board appointed Les C. Vinney to serve as Chairman, effective November 1, 2015.

Board Committee Structure

In accordance with the By-Laws, the Board has established four standing committees as of the record date: the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are reviewed by the Governance Committee and approved by the Board. The committee charters are available in the corporate governance section of the Company’s website at www.campbellsoupcompany.com. Actions taken by any of the standing committees are reported to the Board. Generally, all members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

Information regarding membership in the standing committees as of the date of this proxy, the number of meetings held by each committee in fiscal 2015, the principal responsibilities of the standing committees, and other relevant information is described in the tables that follow.

Audit Committee

11 meetings in fiscal 2015 Committee Members: Sara Mathew (Chair) Lawrence C. Karlson Charles R. Perrin A. Barry Rand Tracey T. Travis Archbold D. van Beuren

Primary Responsibilities

•     Evaluates the performance of and selects the independent registered public accounting firm;

•    Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;

•      Oversees the adequacy and effectiveness of internal controls and disclosure controls and procedures;

•     Reviews the performance and resources of the internal audit function, which reports directly to the Audit Committee;

•     Confers independently with the internal auditors and the independent registered public accounting firm;

•      Reviews the financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;

•      Reviews the quarterly financial results and related disclosures;

•     Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships that the independent registered public accounting firm has with Campbell;

•     Determines the appropriateness of fees for audit and non-audit services performed by the independent registered public accounting firm; and

•     Reviews the compliance and ethics program and Code of Business Conduct and Ethics.

Financial Expertise, Financial Literacy and Independence

The Board has determined that Sara Mathew is an audit committee financial expert, as defined by the SEC rules, and that all members of the Audit Committee are financially literate within the meaning of the New York Stock Exchange Corporate Governance Standards.

The Board has also determined that all members of the Audit Committee are independent directors pursuant to the requirements of the SEC, the New York Stock Exchange Corporate Governance Standards, and the Standards in Appendix A.

Report

The Audit Committee report begins on page 22 of this proxy statement.

Compensation and
Organization
Committee	Primary Responsibilities
• Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;
5 meetings
in fiscal 2015 Committee Members: Les C. Vinney (Chair) Bennett Dorrance Randall W. Larrimore Marc B. Lautenbach Mary Alice D. Malone Nick Shreiber

•    Determines and approves the salary and incentive compensation, including bonus and performance restricted stock, for the Chief Executive Officer, with input from the other independent directors;

•    Reviews and approves the salaries and incentive compensation for senior executives;

•     Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

•    Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

•    Reviews and approves the total incentive compensation to be allocated annually to employees;

•     Reviews and recommends to the Board significant changes in the design of employee benefit plans;

•    Reviews major organizational changes;

•     Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning;

•     Recommends and monitors compliance with the executive stock ownership guidelines; and

•    Conducts an assessment of the independence of any outside advisor it chooses to retain.

Independence

The Board has determined that all members of the Compensation and Organization Committee are independent directors pursuant to the New York Stock Exchange Corporate Governance Standards and the Standards in Appendix A. Each member of the Compensation and Organization Committee also qualifies as a “Non-Employee Director” as defined in Rule 16b-3 of the Exchange Act, and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks. No member of the Committee has ever been an officer or employee of Campbell, and none of the members has any relationship required to be disclosed under this caption under the rules of the SEC.

Report

The Compensation and Organization Committee report is on page 39 of this proxy statement.

Finance and
Corporate
Development	Primary Responsibilities
Committee	• Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

4 meetings in fiscal 2015 Committee Members: Charles R. Perrin (Chair) Lawrence C. Karlson Mary Alice D. Malone Tracey T. Travis Archbold D. van Beuren Les C. Vinney

•    Reviews and recommends changes to our capital structure;

•     Reviews and recommends the financing plan, dividend policy, capital budget and capital expenditure program;

•    Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

•     Reviews financial risks and the principal policies, procedures and controls with respect to investment and derivatives, foreign exchanges and hedging transactions;

•     Recommends proposed appointments to the Administrative Committee of the 401(k) savings plan and pension plans; and

•    Oversees the administration and the investment policies and practices of the 401(k) saving plan and pension plans.

Independence

The Board has determined that all members of the Finance and Corporate Development Committee are independent directors under the New York Stock Exchange Corporate Governance Standards and the Standards in Appendix A.

Governance Committee
Primary Responsibilities
5 meetings in fiscal 2015 Committee Members: Bennett Dorrance (Co-Chair) Randall W. Larrimore (Co-Chair Marc B. Lautenbach Sara Mathew A. Barry Rand Nick Shreiber

Review and make recommendations to the Board regarding:

•    The organization and structure of the Board;

•    Qualifications for director candidates;

•     Candidates for election to the Board;

•     Evaluation of the Chairman’s performance;

•     Candidates for the position of Chairman of the Board;

•    Chairpersons and members for appointment to the Board Committees;

•     Amount and design of compensation for non-employee directors, including stock ownership guidelines; and

•     The role and effectiveness of the Board, the respective Board Committees and individual directors in our corporate governance process

The Governance Committee also reviews any transaction with a related person in accordance with the Board’s policy concerning such transactions, as further described on page 21.

Independence

The Board has determined that all members of the Governance Committee are independent directors under the New York Stock Exchange Corporate Governance Standards and the Standards in Appendix A.

Process for Nomination and Evaluation of Director Candidates

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareholders.

Recommendation of New Nominees. When vacancies on the Board arise due to the retirement or resignation of directors, the Governance Committee may consult with other directors and/or with senior management to obtain recommendations of potential candidates to fill these positions, and may also retain a search firm to assist it in identifying and evaluating candidates. The Governance Committee also considers candidates for election to the Board who are recommended to the Committee by shareholders.

It is of critical importance that the Governance Committee recruit directors who help achieve the goal of a well-rounded, cognitively diverse Board that functions collegially as a unit. Please see pages 6 and 7 for a more detailed description of the Governance Committee’s perspective on board composition.

All candidates considered by the Governance Committee for recommendation to the Board as director nominees are evaluated in light of the factors and objectives described on page 6. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with specific skills, qualities or experience would be desirable to enhance the effectiveness of the Board. If an outside search firm is retained to assist in identifying and evaluating candidates, the Governance Committee will consider the assessment of the search firm and the background information it provides on any person recommended for consideration. The Chairman of the Board, the Co-Chairs of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors may also interview these candidates. Candidates recommended by shareholders will be evaluated using the same process that is employed to evaluate any other candidate.

2015 Nominees. All director nominees listed in this proxy statement were also nominated by the Board and elected by the shareholders in November 2014.

Re-Nomination of Incumbent Directors. Our Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the Annual Meeting. The Governance Committee’s annual agenda contemplates that these assessments will occur in advance of the Governance Committee’s recommendation of a slate of director nominees for approval by the Board. In the individual director assessment conducted by the Governance Committee in fiscal 2015, each director serving at the time of such assessment who would be standing for re-election was evaluated in light of the criteria in the Corporate Governance Standards with respect to the qualification of directors and the composition of the Board. In addition, the Co-Chairs of the Governance Committee solicited an assessment of each director from the Chairman of the Board.

Shareholder Recommendations. Shareholders who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103. The recommendation must include the following information:

1.	The candidate’s name and business address;

2.	A resume or curriculum vitae, which describes the candidate’s background and demonstrates that he or she meets the qualifications set forth on page 6;

3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved during the last ten years; and

4.	A statement from the shareholder recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareholder is the beneficial owner of such shares.

Majority Vote Standard in Uncontested Director Elections

In September 2015, at the recommendation of the Governance Committee, the Board amended our By-laws and Corporate Governance Standards to implement a majority vote standard in uncontested director elections. Under our By-Laws, each director shall be elected by an affirmative majority of the votes cast, except that in contested elections (those where the number of nominees exceeds the number of directors to be elected), a plurality vote standard shall apply. Shareholders may vote “for” or “against” each nominee, or they may “abstain” from voting on a nominee; however, abstentions will have no effect in determining whether the required majority vote has been obtained.

In the event an incumbent director fails to receive an affirmative majority of the votes cast in an uncontested election, the Corporate Governance Standards provide that the director shall tender his or her resignation. The Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Corporate Governance Standards. The resignation policy set forth in the Corporate Governance Standards does not apply to contested elections.

Evaluations of Board Performance

Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In accordance with the requirements of the New York Stock Exchange Corporate Governance Standards, in fiscal 2015, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole, and each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter. The Governance Committee designed and coordinated the Board evaluation and reported on its results. Each committee also reported to the Board on the results of its annual self-evaluation.

In the Board evaluation process, each non-employee director completed an evaluation form that solicited directors’ assessments relating to the qualifications and responsibilities of directors, the effectiveness of Board and committee operations, and the oversight of management. Following review and discussion led by the Governance Committee, its Co-Chairs provided recommendations to enhance Board effectiveness based upon the responses received in this process.

In the committee evaluation process, the members of each standing committee completed an evaluation form that elicited assessments regarding the appropriateness of the committee’s charter and the adequacy of the written materials distributed in advance of meetings, the time available for discussion of important policy matters, and the manner in which specific committee responsibilities were discharged. Following discussion within each committee, the chair of the committee reported to the Board regarding its overall findings and recommendations to improve committee operations.

Board Oversight of Enterprise Risk

In accordance with New York Stock Exchange Corporate Governance Listing Standards, the Audit Committee charter assigns to that committee the responsibility to review our policies and practices with respect to risk assessment and risk management, including major financial risk exposures, and the steps management has taken to monitor and control such exposures. As noted in the commentary to the Listing Standards, enterprise risk management is fundamentally a responsibility of management, but the Audit Committee is charged with reviewing the policies and practices that govern this process.

In 2006, the Audit Committee recommended, and the Board approved, a framework pursuant to which the Board as a whole and each of the standing committees have been assigned specific accountabilities for review of our management of certain categories of enterprise risk. The responsibilities reflected in the framework are included in the annual schedules of recurring agenda items for the Board and the respective committees. In addition, a review of the principal enterprise risks whose oversight is assigned to the Board as a whole is incorporated in the Board’s annual agenda.

Director Continuing Education

Since fiscal 2005, we have maintained a formal program of continuing education for directors. In September 2010, the Governance Committee revised the program and established the expectation that each Director will complete a total of 16 hours of director continuing education over the course of two years through a combination of Company-sponsored courses or events, in-person or online director education programs sponsored by outside parties, online training courses offered as part of our compliance training program for employees, and certain other educational experiences as may be approved by the Governance Committee from time to time. In fiscal 2015, directors participated in Company-sponsored sessions on business-related topics, and also participated in courses provided by outside parties covering various governance matters and topics of interest to audit and compensation committee members.

This Corporate Governance section, which began on page 12 was reviewed and discussed by the Governance Committee, and the Governance Committee recommended to the Board that it be included in this proxy statement.

Governance Committee

Bennett Dorrance, Co-Chair

Randall W. Larrimore, Co-Chair

Marc B. Lautenbach

Sara Mathew

A. Barry Rand

Nick Shreiber

Compensation of Directors

Compensation for non-employee directors is based on principles recommended by the Governance Committee and adopted by the Board. The Governance Committee annually reviews these principles and determines the amount and design of all compensation provided to non-employee directors. The table below sets forth the components of the non-employee directors’ compensation in fiscal 2015:

Annual Cash Retainer:	$115,500

Annual Stock Retainer:	$115,500

Committee Chair Retainers:	$25,000 for Audit Committee $20,000 for Compensation and Organization Committee $15,000 for Finance and Corporate Development Committee $15,000 for Governance Committee

Audit Committee Member Retainer:	$7,500

Chairman’s Retainer:	$450,000

The additional retainers for Committee chairs, Audit Committee members and the Chairman of the Board are delivered 50% in cash and 50% in unrestricted shares of Campbell stock. Directors may elect to receive unrestricted shares of Campbell stock in lieu of cash payments. Under the Campbell Soup Company 2015 Long-Term Incentive Plan, which is being submitted to shareholders for approval at the 2015 Annual Meeting, the maximum aggregate dollar value of equity awards that can be made to any individual non-employee director in a calendar year is $500,000.

Stock Ownership Requirements

Under our Corporate Governance Standards, each director is expected, within five years of joining the Board, to own Campbell stock or hold deferred stock units that have a value equal to five times the annual cash retainer. As of the date of this proxy statement, each of our non-employee directors has met or is on track to meet this guideline.

Policy on Pledging

In September 2013, the Board of Directors, upon the recommendation of the Governance Committee, adopted a policy that prohibits any director or executive officer from pledging any shares of Campbell common stock that he or she owns or controls, directly or indirectly, as security under any obligation. The policy was adopted on a prospective basis and does not apply to pledge arrangements in existence as of September 25, 2013. Directors who had pledged shares as of September 25, 2013 are expected to reduce the number of shares pledged in a reasonable manner over time. See the footnotes following the Ownership of Directors and Executive Officers table on pages 3 and 4 for additional information regarding shares subject to pledge obligations and reductions in the number of shares pledged.

Deferred Compensation Plans for Non-Employee Directors

Under our Deferred Compensation Plan and the Supplemental Retirement Plan, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page 50 for a description of the material terms of the Deferred Compensation Plan and the Supplemental Retirement Plan.

Additional Arrangements

We pay for or provide (or reimburse directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings.

2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		Total ($)
Paul R. Charron	$340,500	$340,500	(2)	$681,000
Bennett Dorrance	$123,000	$123,000		$246,000
Lawrence C. Karlson	$119,250	$119,250		$238,500
Randall W. Larrimore	$123,000	$123,000		$246,000
Marc B. Lautenbach	$115,500	$115,500	(2)	$231,000
Mary Alice D. Malone	$115,500	$115,500		$231,000
Sara Mathew	$128,000	$128,000	(2)	$256,000
Charles R. Perrin	$126,750	$126,750		$253,500
A. Barry Rand	$119,250	$119,250	(2)	$238,500
Nick Shreiber	$115,500	$115,500		$231,000
Tracey T. Travis	$119,250	$119,250		$238,500
Archbold D. van Beuren	$119,250	$119,250		$238,500
Les C. Vinney	$125,500	$125,500		$251,000

(1)	Amounts reported represent the aggregate grant date fair value of shares issued to each director during fiscal 2015, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended August 2, 2015 (“2015 Form 10-K”). Directors who served on the Board on January 1, 2015, were issued shares representing the dollar value of 50% of their board retainer and committee fees based on the closing price on January 6, 2015 of our common stock on the New York Stock Exchange ($43.04).

(2)	In 2015, Ms. Mathew and Messrs. Charron, Lautenbach and Rand elected to defer the value of their stock awards. This amount was credited to each individual’s deferred compensation account and invested in the Campbell Stock Fund, which is indexed to Campbell common stock.

The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

As of August 2, 2015, only the non-employee directors identified in the table below held outstanding stock options. We have not issued stock options to directors since 2006. Directors are fully vested in stock awards at the time of grant. Please see “Ownership of Directors and Executive Officers” on page 3 for more information on the beneficial ownership of our non-employee directors.

Name	Options(#)
Bennett Dorrance	19,260
Mary Alice D. Malone	10,336
Sara Mathew	10,336

Transactions with Related Persons

Under our written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which Campbell was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000 and any related person had or will have a direct or indirect interest, as well as any material amendment to or modification of such a transaction.

Management has established procedures for identifying and monitoring transactions that may be subject to Governance Committee review under the Related Persons Policy or disclosure under SEC rules. Under our conflicts of interest policy, directors and executive officers have a duty to report transactions in which they or their immediate family members have a direct or indirect interest and which might be deemed to constitute related person transactions. Directors and executive officers also annually complete a proxy questionnaire in which they are asked to identify all for-profit and not-for-profit entities with which they are associated. Based on the disclosures in the proxy questionnaires, management ascertains whether we have engaged or is expected to engage in any transactions involving these entities, directly or indirectly, of which the relevant director or executive officer may be unaware.

The Related Persons Policy specifies that the Governance Committee shall review the material terms of such a transaction, including the approximate dollar amount, and the material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction. In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

The Co-Chairs of the Governance Committee (or, if a transaction involves one of the Committee Co-Chairs, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved by the Co-Chairs or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

The following types of transactions are deemed by the Related Persons Policy to have been approved in advance by the Governance Committee, even if the aggregate amount involved exceeded or will exceed $120,000:

•	Compensation paid by Campbell to a director or executive officer for services as a Campbell director or executive officer;

•

Transactions with other entities in which a related person has a direct or indirect interest solely as a result of being a director of the other entity or of owning, with all other related persons, a less than 10% equity or limited partnership interest in the entity, and the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that entity’s total annual revenues;

•

Contributions by Campbell to charitable organizations with which a related person’s relationship is solely that of an employee (other than an executive officer), director or trustee, and the aggregate amount of the contribution does not exceed the lesser of $25,000 or 2% of the charitable organization’s annual receipts;

•

Transactions in which a related person’s only interest is as a holder of Campbell stock, and all holders received or will receive proportional benefits (such as the payment of regular quarterly dividends);

•	Transactions involving competitive bids;

•	Transactions in which the rates or charges are regulated by law or government authority; and

•	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In October 2014, Campbell invested approximately $10 million in Juicero, Inc., a private company. Jeffrey T. Dunn, who was appointed President — Campbell Fresh as of February 1, 2015 and became an executive officer of Campbell as of that date, was a member of Juicero’s board of directors and a Juicero stockholder prior to our investment in that company, and he continues to serve on the Juicero board and hold approximately 1% of Juicero’s outstanding equity. Mr. Dunn invested $500,000 in Juicero in March 2014 to acquire his equity interest in that company.

There were no other transactions during the period from August 4, 2014 through the date of this proxy statement, and none are currently proposed, in which Campbell was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect material interest.

Item 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The names of the directors serving on the Audit Committee appear on page 23, immediately below the Audit Committee Report. The Audit Committee evaluated the performance of PricewaterhouseCoopers LLP (“PwC”) in fiscal 2015 and has re-appointed PwC as the independent registered public accounting firm to perform the fiscal 2016 audit of our financial statements and the effectiveness of our internal controls over financial reporting.

In fiscal 2015, PwC examined the separate financial statements of certain of our foreign subsidiaries and provided other audit and non-audit services to us in connection with SEC filings, review of quarterly financial statements, debt offerings, accounting consultations, pension plan audits, other agreed-upon procedures reports, tax compliance and tax assistance with tax audits and transfer pricing. Additional information on the services provided by PwC in fiscal 2015 and the fees paid to PwC for these services appears on page 23. Representatives of PwC will be at the 2015 Annual Meeting to make a statement if they desire to do so and to answer questions.

Shareholder ratification of the appointment is not required under the laws of the State of New Jersey or our governing documents, but as a matter of good corporate governance, the Board is submitting this proposal to shareholders. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another audit firm. Even if the appointment is ratified, the Audit Committee may select a different audit firm at any time during the year if it determines that this would be in the best interest of Campbell and our shareholders.

Your Board of Directors Recommends a Vote “For” This Proposal

Audit Committee Report

The Audit Committee is comprised of the six directors named below. The Board has determined that each member of the Committee meets the current requirements as to independence, experience and expertise established by the New York Stock Exchange. Sara Mathew is an audit committee financial expert as defined by SEC rules. A copy of the Audit Committee Charter, as most recently updated in September 2004, is available on Campbell’s corporate website at www.campbellsoupcompany.com in the corporate governance section under “Board Committees.”

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, including its system of internal controls.

To fulfill these oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 2, 2015, and has reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee. In addition, the Committee has received from the independent auditors a written report stating that they are not aware of any relationships between the registered public accounting firm and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence. The Committee has discussed with the independent registered public accounting firm the firm’s objectivity and independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee has reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their examinations, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended August 2, 2015, for filing with the Securities and Exchange Commission. The Audit Committee also re-appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal 2016.

Audit Committee

Sara Mathew, Chair

Lawrence C. Karlson

Charles R. Perrin

A. Barry Rand

Tracey T. Travis

Archbold D. van Beuren

Audit Firm Fees and Services

The aggregate fees, including expenses, billed by PricewaterhouseCoopers LLP, Campbell’s independent registered public accounting firm, for professional services in fiscal 2015 and 2014 were as follows:

Services Rendered	Fiscal 2015	Fiscal 2014
Audit Fees	$4,583,000	$4,569,000
Audit-Related Fees	$20,000	$60,000
Tax Fees	$941,000	$930,000
All Other Fees	$4,000	$16,000

The audit fees for the years ended August 2, 2015, and August 3, 2014, include fees for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, quarterly reviews, statutory audits, SEC filings, comfort letters and accounting consultations.

The audit-related fees for the years ended August 2, 2015, and August 3, 2014, include fees for services related to accounting and reporting matters, pension plan audits, agreed-upon procedures reports, and due diligence procedures.

The Audit Committee’s charter provides that the Committee will pre-approve all audit services and all permissible non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. From time to time, the Committee may delegate its authority to pre-approve non-audit services to one or more Committee members. Any such approvals shall be reported at the next Audit Committee meeting.

Tax fees for the years ended August 2, 2015, and August 3, 2014, include fees for services related to tax compliance, including the preparation of tax returns and tax assistance with tax audits, transfer pricing and expatriate tax matters.

Other fees for the years ended August 2, 2015, and August 3, 2014, include fees associated with the use of accounting and technical research software and use of a human resource benchmarking tool.

In fiscal 2015 and 2014, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved either by the Audit Committee or its designee.

Compensation Discussion and Analysis (“CD&A”)

This CD&A describes our executive compensation program for the Chief Executive Officer (“CEO”), Chief Financial Officer and the three other most highly compensated executive officers who are named in the summary compensation table (“named executive officers” or “NEOs”). The Compensation and Organization Committee (“Committee”) oversees all aspects of NEO compensation, including annual incentive compensation under our Annual Incentive Plan (“AIP”) and other applicable plans, and our Long-Term Incentive Program (“LTI Program”). Certain other Campbell employees, including all executive officers, also participate in some or all aspects of the programs described in this section. The fiscal 2015 NEOs are:

Denise M. Morrison	President and Chief Executive Officer
Anthony P. DiSilvestro	Senior Vice President and Chief Financial Officer
Mark R. Alexander	President—Americas Simple Meals and Beverages
Jeffrey T. Dunn	President – Campbell Fresh
Luca Mignini	President – Global Biscuits and Snacks

Executive Summary

Compensation Objectives

The objectives of our executive compensation program are to:

•	Align the financial interests of the NEOs with those of our shareholders, in both the short and long term;

•	Provide incentives for achieving and exceeding our short-term and long-term goals;

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Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

•

Differentiate the level of compensation based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

Compensation Principles and Policies

The Committee annually reviews, and the Board approves, the principles and policies for executive compensation. The principles and policies are:

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Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition.

•	Campbell’s compensation program is designed to link pay to Company, business unit and individual performance in absolute terms and relative to competition.

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Compensation levels are set after comparing Campbell’s pay levels and practices to the practices of other food, beverage and consumer products companies in the Compensation Peer Group (see page 27) where we primarily compete for executive talent. Composition of this group is reviewed annually by the Committee.

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Campbell targets base salaries, annual incentives and total annual cash compensation to the median of the Compensation Peer Group. Long-term incentives are targeted above the median. Total compensation, consisting of salary, annual incentives and long-term incentives, is targeted at 5% to 10% above the median, in the aggregate. Since we are smaller than the median size of the group, a regression analysis is performed to adjust the compensation data for the top executive positions to take account of differences in the total revenue of various companies compared to our total revenue. Our competitive position is reviewed annually by the Committee.

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Annual incentive payments are based on our annual performance compared with goals established at the beginning of the fiscal year in four measurement areas relating to our financial, marketplace, operational and strategic objectives for that year. The Committee evaluates performance compared to goals each year and uses discretion to determine the total AIP pool available. Individual payouts are based on a combination of total Company or applicable business unit performance, and an assessment of individual performance against objectives established for each participant.

•

Long-term incentive grants are delivered in a combination of performance-restricted share units and time-lapse restricted share units and, for senior executives, stock options, with the mix varying by level of responsibility within the organization. Employees with higher levels of responsibility receive a higher percentage of performance-restricted share units. Individual grants are based on an assessment of each participant’s performance and future leadership potential.

•

Senior executives have a substantial portion of compensation at risk, based upon the achievement of the performance goals for annual incentive payments and the performance goals for long-term incentives. When our performance is strong, senior executives will receive compensation that is well above the median of the Compensation Peer Group. When our performance is weak, senior executives will receive compensation well below the median. To align the interests of our senior executives with those of shareholders, a higher proportion of incentive compensation is delivered to senior executives through long-term incentives that are paid out depending upon our financial performance (see pages 34 through 37 for a description of the LTI Program).

Compensation Governance

Our executive compensation program reflects many best practices:

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All members of the Committee are “independent” directors within the meaning of the New York Stock Exchange Corporate Governance standards, “non-employee” directors as defined in the SEC rules, and “outside directors” for purposes for Section 162(m) of the Internal Revenue Code (“IRC”);

•	The Committee engages and receives advice from an independent compensation consultant who does not perform any services for management;

•

We annually review the risk profile of our compensation programs and maintain risk mitigators, such as limits on incentive awards, use of multiple performance measures in incentive plans, and stock ownership guidelines;

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We maintain an insider trading policy that prohibits executive officers from engaging in derivative or hedging transactions in Campbell securities, and have a policy that prohibits future pledging of shares by directors and executive officers;

•	No dividends or dividend equivalents are paid on unearned equity awards;

•	Change in control excise tax gross-ups were eliminated in all agreements entered into after January 1, 2011;

•	“Double-trigger” change in control provisions are used in all of our incentive plans and agreements; and

•	Rigorous stock ownership guidelines are in place for directors and executive officers that promote alignment of their interests with shareholders’ interests.

2015 Results

Our accomplishments during fiscal 2015 included:

•	Net sales of $8.082 billion

•	Adjusted earnings before interest and taxes (“EBIT”) of $1.219 billion

•	Adjusted earnings per share (“EPS”) of $2.46

•	One-year total shareholder return (“TSR”) of 12.1%, and three-year cumulative TSR of 60%

•	Redesign of enterprise into three divisions with clearly defined portfolio roles

•	Implementation of ongoing cost reduction initiatives

•	Acquisition of Garden Fresh Gourmet to bolster our packaged fresh portfolio

More information on our business performance in fiscal 2015 is available in our 2015 Form 10-K, which is included in the 2015 Annual Report to Shareholders that accompanies this proxy statement. A reconciliation of the measures used in this proxy statement but not shown in accordance with generally accepted accounting principles – specifically organic net sales growth, adjusted EBIT and adjusted EPS – can be found in Appendix B.

2015 Executive Compensation Highlights

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Based on its evaluation of our performance in fiscal 2015 against the scorecard goals, the Committee funded the AIP pool at 92% of target. See the discussion beginning on page 31 for additional information.

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TSR performance-restricted share units for the three-year performance period ending in fiscal 2015 vested at 100% based on our TSR performance relative to peers. See page 35 for additional information.

•	EPS performance-restricted share units with a fiscal 2015 performance period vested at 100% based on our fiscal 2015 EPS results. See page 36 for additional information.

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The Committee reviewed and recommended that the Board adopt a new long-term incentive plan to allow for continued equity grants to employees and non-employee directors. See “Item 4 – Approval of Campbell Soup Company 2015 Long-Term Incentive Plan” for additional information.

How Compensation Decisions Are Made

Role of the Committee

The Committee has overall responsibility for our executive compensation program. The Committee annually reviews compensation strategy, principles and policies, including the apportionment of pay between fixed compensation and incentive compensation elements, and the design of incentive compensation programs. The Committee approves all compensation and benefits for our top management team (which consists of approximately 15 individuals, including the named executive officers), authorizes the aggregate amount of annual incentive awards for all eligible participants under the AIP and the LTI Program, and authorizes the CEO to allocate awards to other participants under the AIP and the LTI Program, up to an aggregate amount. By the terms of its charter, the Committee has delegated to the Chair of the Committee the authority to approve compensation actions for these top 15 executives between Committee meetings when necessary for business continuity purposes. The Chair of the Committee and the Chairman of the Board of Directors must jointly approve any equity grants made to executive officers between meetings.

Each September, the Committee reviews the performance of the NEOs and approves each executive’s annual incentive payment for the just-completed fiscal year and earned long-term incentive awards for performance periods ending as of the just-completed fiscal year. The Committee also reviews and approves the base salary, annual incentive target and long-term incentive grant for the current fiscal year. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the target dollar amount of compensation that would be delivered by each element of compensation, assuming that the required performance goals are attained.

The Committee also reviews major organizational changes and reviews our succession planning and leadership development processes.

Role of Management

It is our customary practice for the CEO and the Senior Vice President and Chief Human Resources Officer to provide recommendations to the Committee on compensation actions for our top management team (except for his or her own compensation actions) and on potential changes in the design of executive compensation programs. In September 2015, the CEO and the Senior Vice President and Chief Human Resources Officer recommended to the Committee compensation actions for the NEOs (other than their own positions), including AIP awards for fiscal 2015 and base salaries and LTI grants for fiscal 2016.

The Vice President and Corporate Secretary and the Senior Vice President and Chief Human Resources Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee, which are set prior to each fiscal year. The list of agenda items is approved by the Committee.

Role of Independent Compensation Consultant

Pursuant to its charter, the Committee is authorized to engage an outside advisor to assist in the design and evaluation of our executive compensation program, as well as to approve the fees paid to such advisor and other terms of the engagement. Prior to the retention of an outside advisor, the Committee assesses the prospective advisor’s independence, taking into consideration all relevant factors, including those factors specified in the NYSE listing standards.

In fiscal 2015, the Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its compensation consultant. The Committee did not engage any other advisor in fiscal 2015. F.W. Cook advised the Committee on CEO compensation, compensation trends, governance issues and other matters of interest to the Committee. The Committee assessed F.W. Cook’s independence, taking into account a number of factors such as: (1) the provision of other services to Campbell by F.W. Cook; (2) amount of fees received from Campbell by F.W. Cook as a percentage of the total revenue of F.W. Cook; (3) F.W. Cook’s policies and procedures to prevent conflicts of interest; (4) any business or personal relationship between F.W. Cook and the members of the Committee; (5) any ownership of Campbell stock by the individuals at F.W. Cook performing consulting services for the Committee; and (6) any business or personal relationship between F.W. Cook and any Campbell executive officer. F.W. Cook provided the Committee with appropriate assurances regarding its independence. Based on this analysis, the Committee has concluded that F.W. Cook has been independent throughout its service to the Committee and that there are no conflicts of interest.

Peer Groups

The Committee identifies both a Compensation Peer Group and a Performance Peer Group in designing and determining executive compensation. The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure the competitiveness of our TSR performance. In order to determine total compensation paid by companies that compete with us for executive talent, in fiscal 2015, the Committee compared our total compensation levels with levels at the companies in the food, beverage and consumer products industries identified in the table below (“Compensation Peer Group”), using compensation data purchased from Aon Hewitt by management. Given our relatively small size in relation to many of the companies in the Compensation Peer Group, a regression analysis was performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to our total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage our businesses and operations successfully, because these are the primary companies with which we compete for senior executives. Use of this peer group also provides a broad database that allows Campbell to obtain accurate, representative survey information for a majority of its positions. The composition of the Compensation Peer Group is approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant. For the purpose of determining fiscal 2015 compensation, the Compensation Peer Group consisted of the following companies:

Compensation Peer Group(1)

Anheuser-Busch Companies. Inc.	The Hershey Company (2)	Mead Johnson Nutrition Company (2)
The Clorox Company	Hillshire Brands Company	Mondelez International, Inc. (2)
The Coca-Cola Company	Hormel, Inc. (2)	Nestle USA, Inc.
Colgate-Palmolive Company	Johnson & Johnson Company	PepsiCo, Inc.
ConAgra Foods, Inc. (2)	The J.M. Smucker Company (2)	The Procter & Gamble Company
Dean Foods Company	Kellogg Company (2)	The Kraft Heinz Company (2)
Del Monte Foods Company	Keurig Green Mountain (2)	Reynolds American Inc.
Diageo North America, Inc.	Kimberly-Clark Corporation	S.C. Johnson & Son, Inc.
Dr. Pepper Snapple Group, Inc.	Mars, Inc.	Tyson Foods, Inc. (2)
General Mills, Inc. (2)	McCormick & Company, Inc. (2)	Unilever United States, Inc.

(1)	H.J. Heinz Company and Kraft Foods Group were both part of the Compensation Peer Group for purposes of determining fiscal 2015 compensation. In July 2015, H.J. Heinz Company acquired Kraft Foods Group. The newly formed entity, The Kraft Heinz Company, will be included in the Compensation Peer Group for fiscal 2016. Also, during fiscal 2015, the Committee approved the removal of Del Monte Foods Company from the Compensation Peer Group for fiscal 2016.

(2)	These companies, plus Campbell, constitute the Standard & Poor’s Packaged Foods Group (“Performance Peer Group”), which is used to measure TSR performance for calculation of the payout of TSR performance-restricted share units under the LTI Program. In July 2015, upon the closing of the acquisition of Kraft Foods Group by H.J. Heinz Company, Kraft Foods Group was removed from the S&P Packaged Foods Group, and the newly formed entity – The Kraft Heinz Company – was added. The Kraft Heinz Company will be part of the Performance Peer Group for purposes of the TSR performance-restricted share units granted in fiscal 2015.

The Performance Peer Group, which is a subset of the Compensation Peer Group, is independently selected by Standard & Poor’s (“S&P”) based upon the similarities of the companies’ businesses in the packaged foods industry. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to or deleted from the list of companies whose TSR rankings are compared to our ranking for TSR performance-restricted share units. The list of companies in the S&P Packaged Foods Group is readily available through S&P.

The Committee and management exercise no discretion in selecting the companies that are included in the S&P Packaged Foods Group. The Committee reviewed the Performance Peer Group in fiscal 2015 and continues to believe that it is the appropriate group in Campbell’s industry against which to measure our TSR performance. TSR performance of the companies in the Compensation Peer Group that are not in the packaged foods industry is more likely to be affected by economic developments that do not affect the packaged foods industry.

Governance of Executive Compensation

Risk Assessment — Incentive Compensation Programs

During fiscal 2015, management completed, for review by the Committee, an assessment of our compensation programs on a global basis, with a focus on incentive compensation programs. Based on a number of factors, including the governance process employed, the relative size of the potential payouts in the aggregate and for any individual, the inclusion of a “cap” on the maximum payout and the use of multiple metrics in the respective incentive programs, the Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Stock Ownership

We require NEOs to own shares to further align their interests with those of shareholders. It is our policy that NEOs achieve an ownership stake that represents a significant multiple of their base salaries. Until the ownership level is achieved, NEOs must retain at least half of the after-tax value of each equity award in shares of Campbell stock upon the vesting of restricted share units or exercise of options. All NEOs are compliant with the retention requirements, and all have either met or are making meaningful progress toward their respective ownership standard. Progress toward a designated ownership standard is measured annually.

The share ownership requirements for NEOs are listed below. The ownership standard is expressed as a multiple of salary that is determined based on organization level or salary grade. Establishing ownership standards as a multiple of base salary links the program with pay actions (i.e., base salary increases), and ensures that ownership objectives remain competitive. The ownership multiples have been set at market median.

Organization Level	Multiple of Salary
CEO	6.0x
Other NEOs	3.5x

Executives may count toward these requirements the value of shares owned and shares and share units that are deferred and fully vested in the 401(k) plan and other deferred compensation programs. Unvested restricted share units and unexercised stock options are not counted in calculating ownership. Our policies prohibit directors and executive officers from hedging the economic risk associated with fully owned shares, restricted share units and unexercised stock options. We also have a policy that prohibits future pledging of shares by directors and executive officers.

Results of 2014 Shareholder Advisory Votes Relating to Executive Compensation

At the 2014 Annual Meeting of Shareholders, we held our annual shareholder advisory vote on executive compensation, or say-on-pay vote. Ninety-eight percent (98%) of the votes cast were in favor of the say-on-pay proposal.

As the Committee evaluated our compensation principles and policies during fiscal 2015, it was mindful of this favorable outcome and the shareholders’ strong support of our compensation objectives and compensation programs. The Committee has maintained its general approach to executive compensation, and made no material changes in fiscal 2015 to the compensation principles and policies or the objectives of our compensation program. We will continue to hold say-on-pay votes annually until the next shareholder advisory vote on frequency takes place in 2017. See “Item 3 — Advisory Vote on Executive Compensation” on pages 55 through 56 for additional information on the 2015 say-on-pay vote.

Elements of Executive Compensation

The primary components of our executive compensation and benefits programs are summarized in the following table:

Type	Component	Objective

Performance-Based Compensation	Annual Cash Incentive

•    Motivate and reward the achievement of annual operating plan goals and ensure that these goals are achieved in a manner that strengthens the business for the long term

•    Recognize exceptional individual contribution, measured by the impact on the performance of the Company, business unit, function or team

Long-Term Equity Incentive

•    Motivate and reward executives based upon our success in delivering superior value to our shareholders

•     Retain the executive talent necessary to successfully manage our business and execute our strategies

•     Long-term incentive targets are set as a percentage of base salary and are designed to target total direct compensation at 5% to 10% above the median of the Compensation Peer Group, in the aggregate

Fixed Compensation	Base Salary

•    Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position to attract the talent needed to successfully manage our business and execute our strategies

	Retirement Programs	• Provide retirement benefits at competitive levels consistent with programs for our broad-based employee population
	Perquisites and Benefits	• Provide market-competitive benefits and modest perquisites to attract the talent needed to successfully manage our business and execute our strategies
Post-Termination Compensation and Benefits

•    Provide market-competitive benefits to attract the talent needed to successfully manage our business and execute our strategies

•    Provide a reasonable measure of financial stability in the event of involuntary termination or change in control

The proportion of compensation delivered in each of these elements is designed to:

•

put more compensation at risk based upon Company or business unit and individual performance for NEOs, whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company as a whole;

•	align NEO compensation with shareholder value creation through long-term incentives based on relative stock performance and share price appreciation;

•	provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and

•	be competitive with the practices of the Compensation Peer Group in order to attract, motivate and retain key executives.

The total compensation package for each NEO is comprised of the elements noted above, although the structure of the package may vary from one NEO to another. Mr. Dunn joined us in fiscal 2013 following our acquisition of Bolthouse Farms. The Committee approved fiscal 2015 compensation for Mr. Dunn that was designed to retain his services and motivate him to achieve specific results within the Bolthouse Farms and packaged fresh businesses. His compensation package, although different in structure from that of our other NEOs, is consistent with our pay for performance philosophy. In fiscal 2015, Mr. Dunn did not participate in the Campbell Soup Company AIP, receive TSR performance-restricted share units under our LTI Program, or participate in Campbell’s retirement and deferred compensation plans, but received compensation under the terms of his July 22, 2014 Letter Agreement with the Company and the Bolthouse Farms annual incentive plan and retirement plans. We anticipate that Mr. Dunn will gradually transition to Campbell’s compensation plans over time.

Base Salary

Base salaries are intended to provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position. Midpoints of base salary ranges are targeted at the median of the Compensation Peer Group, reduced by regression for executive officers based on revenue by reason of our relatively small size compared to many of the companies in the Compensation Peer Group. Salary ranges and individual salaries for NEOs are reviewed annually by the Committee. The Committee considers salary levels for NEOs each September, when it also reviews the performance of those executives. Merit increases are generally based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary (see below).

The Committee considers a number of factors in determining individual base salaries, including the scope of an individual’s job responsibilities, his or her individual contributions, business performance, job market conditions, the salary budget guidelines, and the individual’s current base salary as compared with those of persons in similar positions at other companies in the Compensation Peer Group, as well as within the Company. The base salaries paid to NEOs in fiscal 2015 are presented in the 2015 Summary Compensation Table.

Annual Incentive Compensation

Annual incentives are cash awards that are intended to motivate and reward the achievement of business goals approved by the Board in the annual operating plan and three-year strategic plan, and to ensure that these goals are achieved in a manner that strengthens the business for the long term.

Campbell Soup Company Annual Incentive Plan

In fiscal 2015, Ms. Morrison and Messrs. Alexander, DiSilvestro and Mignini participated in the AIP. Awards to NEOs under the AIP are calculated based on Company and/or business unit performance and individual performance, as illustrated in the table below. A narrative discussion of each component follows.

* AIP awards for NEOs who are business unit leaders are determined using a score that is based 30% on the assessment of total Company performance, and 70% on the assessment of the business units’ performance.

AIP Target

At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percentage of base salary, for each executive salary level. For fiscal 2015, the annual incentive targets for the NEOs, other than the CEO, ranged from 80% to 90% of base salary. These percentages are at or near the median for similar executive positions at companies in the Compensation Peer Group. The sum of the individual incentive targets for all AIP participants (approximately 1,700 executives, managers and professionals) comprises the target AIP award pool.

Total Company Performance Score

Since fiscal 2003, the Committee has used a “scorecard” in which a number of quantitative and qualitative goals for the Company as a whole and its business units are established at the beginning of each fiscal year for the purposes of the AIP. The goals defined in the scorecard fall within four key measurement areas:

Financial	Marketplace

Operational	Strategic

The goals in the four measurement areas require effective execution of business plans and are difficult to attain. Corresponding goals, consistent with the total Company scorecard, are established for the Company’s business units. The goals listed in the AIP scorecard are not weighted in any manner; however, performance against the goals in the financial quadrant is a significant factor in the Committee’s overall assessment.

After a fiscal year has ended, the Committee assesses total Company performance in light of the goals enumerated in the scorecard for that year, and exercises its collective judgment in determining the total Company “score,” or percentage at which the AIP award pool will be funded that year. The Committee’s determination of the Company score is not based on any mathematical calculation or formula. The AIP intentionally provides substantial opportunity for the Committee to exercise judgment and discretion in determining the overall Company score in order to enable the Committee to holistically consider various internal and external factors, including financial performance compared to peers. Extraordinary items, such as major restructuring and accounting changes (whether positive or negative), are excluded in determining the approved total AIP pool. The Committee’s determination of the funding of the AIP pool may range from 0% to 175%.

Individual Performance Score

Payments made to participants in the AIP are influenced by their managers’ assessments of individual performance against objectives established for each participant at the beginning of the fiscal year. In the case of NEOs other than the CEO, the Committee’s assessments of individual performance are generally based on the CEO’s judgments and recommendations. The assessment of the CEO’s individual performance is made by the Committee itself, with input from all directors. For fiscal 2015 the CEO provided recommendations to the Committee regarding the individual performance of NEOs (other than for herself).

Section 162(m) Deductibility

At the beginning of a fiscal year, the Committee also establishes a performance goal for the AIP that is applicable only to executive officers. This goal is referred to as the “162(m) performance goal.” The 162(m) performance goal for fiscal 2015 required that we achieve 80% of our adjusted EPS goal for the year in order for an executive officer to be eligible to receive up to 200% of their annual incentive targets. If we achieve less than 80% but at least 50% of the adjusted EPS goal, executive officers are eligible to receive a maximum of 100% of their annual incentive targets. If we do not achieve at least 50% of the adjusted EPS goal, executive officers are not eligible for any AIP award. Our fiscal 2015 adjusted EPS of $2.46 exceeded 80% of the EPS goal, thereby providing an opportunity for executive officers to earn up to 200% of their AIP targets.

Our achievement of the 162(m) performance goal does not ensure that an executive officer will receive the maximum incentive award because the Committee has retained “negative discretion” to reduce the award based upon the assessment of the business unit or Company performance in light of the goals set forth in the scorecard, and the assessment of his or her individual performance against individual annual objectives. The Committee has consistently exercised its negative discretion in determining annual incentive payments to executive officers. Although we have achieved the 162(m) performance goal of 80% of the adjusted EPS goal established annually by the Committee over the last several years, during that time, no NEO in the applicable fiscal year has received an award equal to the maximum potential payment.

Fiscal 2015 AIP Scorecard and Performance

In fiscal 2015, we focused on our dual mandate to strengthen the core business and expand into higher-growth spaces while guided by our Company purpose of Real food that matters for life’s moments.

The AIP scorecard for fiscal 2015 focused on performance goals related to the execution of the dual mandate, and the Committee assessed fiscal 2015 performance using this context. The table below summarizes the fiscal 2015 AIP scorecard and the performance goals included in each quadrant.

Fiscal 2015 Total Company Balanced Scorecard
Financial	Marketplace
Objectives relating to financial performance in the following areas: • Net sales • EBIT • EPS Each adjusted for acquisitions and other extraordinary items and excluding the impact of currency	Objectives relating to consumer purchases of our products in categories such as: • Soup and simple meals • Baked snacks • Premium and shelf-stable beverages
Operational	Strategic
Objectives relating to: • Innovation • Customer relationships • Cost management and working capital • Product quality and food safety • Corporate responsibility • Acquisition integration	Objectives relating to expansion in faster growing spaces, including objectives relating to: • Packaged Fresh • Global Biscuits • Breakthrough Innovation • Enterprise Redesign

Based on its review of the results we achieved in fiscal 2015 against the balanced scorecard objectives and its qualitative assessment of various aspects of our performance, the Committee determined that the annual incentive pool should be funded at approximately 92% of the target amount. In making this determination, the Committee did not apply any formulas or specific weightings to any individual scorecard objective. The Committee’s final determination for funding of the incentive pool was based on its qualitative judgment of our performance during fiscal 2015, including the following:

•	Financial Performance:

¡	Net sales of $8.082 billion, reflecting a 1% increase in organic sales over fiscal 2014

¡	Adjusted EBIT of $1.219 billion

¡	Adjusted EPS of $2.46

•	Marketplace Performance:

¡	Organic net sales growth in four of our five fiscal 2015 reportable segments

•	Operational Performance:

¡	Innovations launched in fiscal 2015 included Campbell’s organic soup, V8 Veggie Blends, 1915 by Bolthouse and new premium Tim Tam varieties

¡	Gross margin expansion in the second half of fiscal 2015

¡	Continued integration of recently acquired businesses

¡	Recognition for our leadership in corporate social responsibility

•	Strategic Performance:

¡	We took important steps to lay the foundation for our future success, such as:

¡	Aligning our organization with our strategy by redesigning of our enterprise structure to create three new divisions with clear portfolio roles

¡	Establishing our Integrated Global Services organization to deliver shared services across the organization and increase efficiency and effectiveness

¡	Initiating plans for a zero-based budgeting process

¡	Acquiring another growth engine, Garden Fresh Gourmet, to expand our packaged fresh portfolio

Fiscal 2015 incentive payments to the NEOs who participated in the AIP, other than the CEO, ranged from 77% to 127% of their target incentive amounts, with an average of 102%. The annual incentive awards made to the NEOs who participated in the AIP in fiscal 2015 are listed in the 2015 Summary Compensation Table on page 40 in the column captioned Non-Equity Incentive Plan Compensation.

Bolthouse Farms Annual Incentive Plan

Mr. Dunn did not participate in the AIP in fiscal 2015, but did participate in the Bolthouse Farms Annual Incentive Plan (“Bolthouse AIP”). He has participated in the Bolthouse AIP since our acquisition of Bolthouse Farms in August 2012. Payments under the Bolthouse AIP are performance based and, therefore, aligned with our pay for performance philosophy. However, the amounts paid to Mr. Dunn for fiscal 2015 performance do not qualify as tax-deductible compensation under IRC Section 162(m) because the Bolthouse AIP has not been approved by the Company’s shareholders.

The Bolthouse AIP provides for an incentive pool that is funded based upon the achievement of the Bolthouse Farms’ EBITDA (earnings before interest, taxes, depreciation and amortization) target set forth in the annual operating plan for that business unit, which is approved each year by Campbell’s CEO. A performance-payout table is established that outlines potential payouts for attainment of various EBITDA outcomes, representing a range of performance above and below the approved EBITDA target. If the minimum EBITDA threshold is not achieved, the incentive pool will be funded at 0% of the target value. If the target EBITDA is achieved, the incentive pool will be funded at 100% of the target value. If EBITDA exceeds the target value, the incentive pool will increase as set forth in the performance-payout table until reaching a cap of 155% of the target value.

For fiscal 2015, Bolthouse Farms’ EBITDA performance met the minimum EBITDA threshold, but did not achieve the EBITDA target established for the Bolthouse AIP, resulting in the Bolthouse AIP incentive pool being funded at 70%.

Individual participants in the Bolthouse AIP, including Mr. Dunn, have an individual incentive target that is represented as a percentage of base salary. Upon completion of the fiscal year, each participant receives a performance rating based on their manager’s assessment of their performance during the fiscal year. The performance rating is linked to an individual multiplier that may increase or decrease the final payout to the individual under the Bolthouse AIP, up to a maximum of 165% of target.

For fiscal 2015, Mr. Dunn’s target under the Bolthouse AIP was 100% of his base salary. The Committee received a recommendation from Campbell’s CEO with respect to Mr. Dunn’s individual performance in fiscal 2015, and determined that his individual award under the Bolthouse AIP for fiscal 2015 would be $490,000, which is 70% of his target amount. This payment to Mr. Dunn is reflected in the 2015 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Long-Term Incentive Compensation

Long-term incentives are intended to motivate and reward executives based upon our success in delivering superior value to our shareholders and to retain executives. Long-term incentives are typically equity awards, although cash-based awards may be made in limited circumstances. Equity grants are typically approved by the Committee each September, which is near the beginning of our fiscal year. Individual grants are based on the executive’s level of responsibility, possession of critical skills, individual performance and future leadership potential as assessed in our human resources organization planning process. Each NEO (other than Mr. Dunn) has a long-term incentive target that is expressed as a percentage of his or her base salary. For fiscal 2015, targets for NEOs, other than the CEO and Mr. Dunn, ranged from 220% to 250% of base salary at median performance. These targets are designed to deliver total direct compensation at 5% to 10% above the median of the Compensation Peer Group, in accordance with our Compensation Principles and Policies. All shares paid out under our LTI Program are shares that were previously issued and outstanding or were reacquired by the Company.

The components of the LTI Program have evolved over time and are modified periodically to further the goals of the program. The fiscal 2015 LTI Program included restricted share units for NEOs other than Mr. Dunn, and a special performance incentive to Mr. Dunn that is partially payable in RSUs and partially in cash. In fiscal 2015, four types of restricted share units were granted under the LTI Program:

•	TSR performance-restricted share units, which are earned based upon our TSR performance over the performance period compared to the TSRs of the other companies in the Performance Peer Group;

•	EPS performance-restricted share units, which are earned based on the achievement of a threshold level of EPS during the performance period;

•	time-lapse restricted share units, which vest over a period of time based on continued employment; and

•

for Mr. Dunn, performance-restricted share units earned based on achievement during the relevant performance period of (a) designated Bolthouse Farms financial performance metrics, and (b) designated packaged fresh platform launch objectives.

In prior years, the LTI Program included strategic performance-restricted share units (“SPUs”), which vest based on achievement of net sales and EPS goals over the course of the designated performance period. No SPUs were granted in fiscal 2015 and no previously-granted SPUs had a performance period which ended in fiscal 2015. The Committee last granted SPUs as part of the fiscal 2014 LTI Program; these SPUs have a three-year performance period spanning fiscal 2014 through fiscal 2016, and will vest following the end of fiscal 2016 based on our net sales and EPS performance during that period.

In fiscal 2015, NEOs other than Mr. Dunn, received 65% of their performance-based long-term incentive opportunity in TSR performance-restricted share units, and 35% in EPS performance-restricted share units. Mr. Dunn received 74% of his fiscal 2015 performance-based long-term incentive opportunity in performance-restricted share units and 26% in cash. There is no payment of dividends on restricted share units during the restriction period; instead, accumulated dividend equivalents will be paid in cash on the units that vest at the end of the restriction period when the grants are paid out. A more detailed description of each component of the fiscal 2015 LTI Program is set forth below.

TSR Performance-Restricted Share Units

In fiscal 2015, the Committee used TSR performance-restricted share units for a portion of the LTI Program. The Committee believed that it was appropriate to include an element that compared our performance to an external peer group, and that linking a significant portion of long-term compensation to our TSR performance aligns the interests of NEOs with those of our shareholders. TSR performance-restricted share units are paid out based upon our TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group over the same three-year period. At the time of payment, the Committee can exercise negative discretion in determining our ranking under the TSR performance-restricted share unit portion of the program in the event of extraordinary circumstances.

For the fiscal 2013-2015 performance period, the percentage of TSR performance-restricted share units to be paid out was based upon our TSR performance ranking as illustrated in the chart below.

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11
Percentage Payout	225%	200%	175%	150%	125%	100%	75%	50%	0%	0%	0%

						Campbell

•	Our cumulative three-year TSR of 60% ranked sixth versus the peer group, which was at the median of the group.

•	Based on the above criteria and our TSR performance ranking, the payout for TSR performance-restricted share units for the fiscal 2013-2015 performance period was 100% of the target amount.

•	These shares were paid out to NEOs at the end of September, 2015.

For the grants made in fiscal 2015 for the fiscal 2015-2017 performance period, there are 13 companies in the Performance Peer Group. Therefore, the percentage of TSR units granted in fiscal 2015 will be paid out at the end of the performance period based upon our TSR performance ranking is illustrated in the chart below:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12	13
Percentage Payout	200%	200%	175%	175%	150%	125%	100%	75%	50%	50%	0%	0%	0%

EPS Performance-Restricted Share Units

EPS performance-restricted share units are paid out two months following the end of each fiscal year in the three-year performance period, provided that the adjusted EPS goal established at the time of grant is achieved. The performance goal is designed to qualify the payment of EPS performance-restricted awards as deductible under IRC Section 162(m). The payout of EPS performance-restricted share units is either 0 or 100%.

For the EPS performance-restricted share units that were granted in fiscal 2013 and 2014, one-third of these units will vest each year during the performance period if the adjusted EPS achieved in such fiscal year is at least 50% of the adjusted EPS goal for the AIP approved by the Committee for such fiscal year. Fiscal 2015 adjusted EPS was $2.46, which was greater than 50% of the goal; therefore, the payout for the EPS performance-restricted share units based on fiscal 2015 performance was 100%. The achievement of the adjusted EPS goal for fiscal 2015 means that one-third of the EPS performance-restricted share units granted in each of the fiscal years 2013 and 2014 vested and were paid out at the end of September 2015.

The Committee revised its grant practices for EPS performance-restricted share units granted to NEOs in fiscal 2015. The units granted in fiscal 2015 will vest in three equal installments on each of the first three anniversaries of the grant date, provided that fiscal 2015 adjusted EPS is at least 50% of the adjusted EPS goal approved by the Committee for the fiscal 2015 AIP and the holder meets the applicable service requirements. The Committee made this change in order to simplify the terms of the grant and enhance its effectiveness as a retention tool, while maintaining deductibility under IRC Section 162(m). The Committee’s independent consultant, F.W. Cook, provided advice with respect to this change. As noted above, our fiscal 2015 EPS performance was greater than 50% of the fiscal 2015 AIP goal, therefore, the performance goal for all of the EPS performance-restricted units that were granted in fiscal 2015 has been met. These units will vest and will be paid out to the NEOs in three equal installments; one-third of the shares vested and were paid out at the end of September 2015, and the other two-thirds will vest and be paid out in two equal installments following the end of fiscal 2016 and 2017, provided that the executive remains employed by the Company on the date of vesting (or otherwise as provided under the terms and conditions of the grant).

Time-Lapse Restricted Share Units

Time-lapse restricted share units are units that vest based on continued employment over the restriction period, which is typically two or three years. The Committee grants time-lapse restricted shares to NEOs in limited circumstances, typically: (a) at the start of their employment with us in recognition of their forfeiture of long-term incentive grants from their prior employer, (b) as additional compensation when an NEO is promoted into a new role or given additional responsibilities, or (c) as an additional retention tool. In fiscal 2015, the Committee granted time-lapse restricted shares to Messrs. Alexander and Mignini in recognition of their expanded responsibilities under our new organizational structure.

Special Performance Incentive and Packaged Fresh Performance Incentive for Mr. Dunn

In fiscal 2015, the Committee approved a special performance incentive for Mr. Dunn, based on the achievement of designated Bolthouse Farms financial performance metrics and designated integration objectives. The target value of this special performance incentive is $6,000,000, payable:

•

70% in performance-restricted stock units, which vest 40% at the end of fiscal 2015 and 60% at the end of fiscal 2016 based upon Bolthouse Farms’ net sales and EBITDA growth rates during the respective fiscal year, and

•	30% in cash delivered following the end of fiscal 2016, based upon achieving specified Bolthouse Farms integration objectives.

For both components, vesting and payouts are contingent upon Mr. Dunn’s continued employment. The special performance incentive can vest anywhere between 0% and 150%, depending upon performance against the objectives, which will be measured by Campbell’s CEO and the Committee following the end of the applicable performance period.

Bolthouse Farms’ financial performance in fiscal 2015 fell short of the threshold required to vest the 40% of Mr. Dunn’s performance restricted stock units that were based on fiscal 2015 performance. No shares will be paid out to Mr. Dunn under the portion of the special performance incentive that was based on fiscal 2015 results.

In fiscal 2015, the Committee also approved a packaged fresh performance incentive for Mr. Dunn, consisting of an additional grant of 23,084 performance-restricted share units, valued at $1,000,000 at the time of grant. The performance period for these units is fiscal 2015-2016. The units will vest at the end of the performance period based upon Mr. Dunn’s continued employment with the Company, and the achievement of the designated packaged fresh platform launch objectives established at the time of the grant, which will be assessed by the CEO and the Committee at the end of the performance period. The number of units that vest can range from 0% to 100%.

Summary of LTI Awards with Performance Periods Ended in Fiscal 2015

The table below summarizes the performance-based LTI awards granted to NEOs in prior fiscal years with performance periods that ended during fiscal 2015. To the extent these awards vested, shares were paid out to the NEOs following the end of fiscal 2015.

Type of Award	Year Granted	Performance Period	Percent Vested
TSR Performance-Restricted Share Units	Fiscal 2013	Fiscal 2013 — Fiscal 2015	100%
Special Performance Incentive: Performance-Restricted Share Units to Mr. Dunn	Fiscal 2015	Fiscal 2015	0%*
EPS Performance-Restricted Share Units	Fiscal 2013	Fiscal 2015	100%**
EPS Performance-Restricted Share Units	Fiscal 2014	Fiscal 2015	100%**
EPS Performance-Restricted Share Units	Fiscal 2015	Fiscal 2015	100	%***

* Refers to the portion of the award that was tied to fiscal 2015 performance, which is 40% of the total grant, as described above.

** Refers to the portion of the award that was tied to fiscal 2015 EPS performance, which is one-third of the total grant, as described above.

*** This entire award is tied to fiscal 2015 EPS performance. One-third of the shares vested and were paid out at the end of September 2015 and the other two-thirds will vest and be paid out in two equal installments following the end of fiscal 2016 and fiscal 2017.

Retirement Plans and Other Benefits

Pension Plans

Eligible NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to the limits allowed under the IRC for full-time U.S. employees who commenced employment with us prior to January 1, 2011. The MCHP provides unfunded benefits that are in excess of the IRC limits applicable to the Qualified Plan to senior executives who were hired in the middle of their careers. Such executives typically gave up future pension benefits that they would have earned if they remained with their prior employers. MCHP benefits are offset by benefits paid under the Qualified Plan and the plans prohibit duplication of benefits. Both plans were closed to new participants, effective December 31, 2010.

We maintain the Qualified Plan and the MCHP as an additional means to retain employees and to provide a competitive level of pension benefits. The retirement plans provide employees, including the NEOs, the opportunity to plan for future financial needs during retirement. Under the Qualified Plan, the actual pension benefit is calculated on the same basis for all participants, and is based on:

•	length of service;

•	covered compensation (base salary and annual incentive); and

•	age at retirement.

Time-lapse restricted share units and performance-restricted share units, as well as any extraordinary remuneration, play no part in the calculation of retirement benefits. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the 2015 Pension Benefits table and the accompanying narrative beginning on page 46.

NEOs who are not eligible to participate in the MCHP because they were hired or promoted into an eligible salary grade on or after January 1, 2011, may be eligible to receive an Executive Retirement Contribution. The Executive Retirement Contribution is a credit to the participant’s Supplemental Retirement Plan account. The amount of the Executive Retirement Contribution is

calculated on the same basis for all participants using covered compensation (base salary and annual incentive) and is subject to vesting criteria. The Executive Retirement Contribution is consistent with our objective to attract and retain experienced senior executives to execute our strategies, and was adopted as a means to provide a competitive level of retirement benefits to executives hired following the closure of the MCHP to new participants. For a more detailed discussion of the Executive Retirement Contribution, see the narrative on page 48 following the 2015 Pension Benefits table and the 2015 Nonqualified Deferred Compensation table and accompanying narrative beginning on page 49.

Deferred Compensation Plans

The Campbell Soup Company Deferred Compensation Plan and Supplemental Retirement Plan, and the Bolthouse Farms Deferred Compensation Plan each provide an opportunity for eligible U.S.-based participants, including eligible NEOs, to save for future financial needs. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the 2015 Nonqualified Deferred Compensation table and accompanying narrative beginning on page 49.

Perquisites

Our Personal Choice Program provides quarterly cash payments to certain NEOs in lieu of reimbursements for items such as tax or estate planning services or financial planning services. The Committee believes that these payments are appropriate to reimburse executives for financial and tax planning services or other purposes so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. We also provide long-term disability protection for NEOs other than Mr. Dunn. For additional information on all perquisites provided to the NEOs in fiscal 2015, please see “All Other Compensation” on page 42.

Severance Plans

The NEOs are covered by our severance plans, under which payments are based on level of responsibility, seniority and/or length of service. For the NEOs, the maximum payment under the plans is two times base salary. The payment and benefit levels defined in our severance plans for eligible U.S.-based exempt employees have been determined primarily by reference to the amount of time customarily required for employees who are involuntarily terminated without cause to find other employment. We believe that, due to the relative scarcity of senior executive roles, employees at higher levels in the organization generally need more time to locate comparable positions elsewhere than employees at lower levels. We also periodically reviews the severance benefits provided at other Fortune 500 companies. Assurance of a reasonable measure of financial security in the event of involuntary termination is important to candidates for executive positions, and the extent of the severance benefits offered by Campbell in comparison with those available at other companies is sometimes a significant factor in their evaluations of the attractiveness of opportunities at Campbell. For a more detailed discussion of these severance arrangements, see Potential Payments on Termination or Change in Control beginning on page 50.

Change in Control Benefits

We have entered into “double-trigger” Change in Control Severance Protection Agreements (“CIC Agreements”) with each of the NEOs. The CIC Agreements provide for severance pay and continuation of certain benefits should a termination of employment in connection with a change in control occur. The independent members of the Board of Directors approved entry into the CIC Agreements beginning in 2000. The Committee believes that the CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control. The Agreement requires the occurrence of the following two events in order for an executive to receive payments and benefits: (1) the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) and (2) the termination must occur within two years following a change in control. We also have double-trigger change in control provisions in our AIP, our long-term incentive plans and our U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs. In March 2010, the Committee determined that provisions for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits would be eliminated in any change in control agreement entered into after January 1, 2011. The CIC Agreements with Messrs. Dunn and Mignini do not contain the “gross-up” provision; all other NEOs entered into CIC Agreements prior to January 1, 2011. For a more detailed discussion of these CIC Agreements, see Potential Payments on Termination or Change in Control, beginning on page 50.

Tax Implications

IRC Section 162(m) limits the tax deductibility of compensation paid to an NEO to $1 million, except to the extent the compensation is qualified performance-based compensation. The Committee’s policy is to structure compensation such that it is deductible under IRC Section 162(m), except where the Committee determines that it would not be in the best interests of the Company and our shareholders. All annual incentive payments and restricted stock unit grants to NEOs during fiscal year 2015, except the annual incentive payment to Mr. Dunn under the Bolthouse AIP, the cash portion of the special performance incentive for Mr. Dunn and the time-lapse restricted stock grants to Messrs. Alexander and Mignini, met the requirements for deductibility under IRC Section 162(m); however, this may not be the case in future years. A tax deduction is not available under IRC Section 162(m) for the incremental amount of the base salary of a NEO that exceeds $1 million.

CEO Compensation

Denise M. Morrison became President and Chief Executive Officer of Campbell Soup Company as of August 1, 2011, the beginning of fiscal 2012. The fiscal 2015 compensation components for Ms. Morrison are consistent with the program described above. Ms. Morrison’s compensation is designed to be competitive with the CEO compensation paid by companies in the Compensation Peer Group over time, and her incentive compensation is directly linked to both Company performance and individual performance. The process used to review and establish Ms. Morrison’s compensation is described below:

•	In June 2014, the Committee determined that Ms. Morrison’s AIP target of 140% of base salary and her LTI target of 525% of base salary remained appropriate for fiscal 2015.

•

In September 2014, the Committee reviewed Ms. Morrison’s base salary and total compensation compared to other CEOs in the Compensation Peer Group, and the Committee also reviewed Company performance and Ms. Morrison’s individual performance. Based on this review, the Committee:

•	Increased Ms. Morrison’s base salary to $1,100,000, effective October 1, 2014, and

•	Granted Ms. Morrison 82,238 TSR restricted share units and 44,823 EPS restricted share units on October 1, 2014, which represented 100% of her target LTI amount.

•

In June 2015, the Committee reviewed Ms. Morrison’s AIP and LTI targets compared to other CEOs in the Compensation Peer Group and determined it was appropriate to raise her AIP target for fiscal 2016 to 150% of base salary and to raise her LTI target for fiscal 2016 to 550% of base salary.

•

In September 2015, the Committee and the Board evaluated Ms. Morrison’s performance based on the Company’s performance for fiscal 2015 against the goals in the fiscal 2015 AIP scorecard and her individual performance as determined by the Committee and the Board in the CEO evaluation process. Based on this review, the Committee:

•	Determined that Ms. Morrison’s AIP award for fiscal 2015 was $1,416,800, which represented 92% of her target amount.

•

Her award was based on the Committee’s evaluation of fiscal 2015 Company performance against the goals in the AIP scorecard, and her individual performance during the fiscal year, including her leadership in the following areas: achievement of financial results and maintenance of financial controls, management of operations, talent management and succession planning, internal and external communications, strategic planning, and achievement of strategic and business objectives.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee

Les C. Vinney, Chair

Bennett Dorrance

Randall W. Larrimore

Marc B. Lautenbach

Mary Alice D. Malone

Nick Shreiber

Executive Compensation Tables

2015 Summary Compensation Table

The following Summary Compensation Table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers” or “NEOs”) for fiscal 2015. Fiscal 2013 information is not included for Anthony P. DiSilvestro, and fiscal 2014 and 2013 information is not included for Jeffrey T. Dunn because they were not named executive officers during those fiscal years. The principal position shown in the table for each NEO is as of August 2, 2015. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Denise M. Morrison	2015	$1,091,667	$0	$5,437,927	$0	$1,416,800	$1,296,770	$182,313	$9,425,477
President and	2014	$1,041,667	$0	$5,384,353	$0	$1,102,500	$1,946,562	$212,007	$9,687,089
Chief Executive Officer	2013	$991,667	$0	$5,313,818	$0	$1,680,000	$540,635	$182,322	$8,708,442
Anthony P. DiSilvestro	2015	$587,733	$0	$1,381,046	$0	$551,034	$515,003	$72,042	$3,106,858
Senior Vice President and	2014	$485,980	$0	$696,055	$0	$299,250	$661,382	$72,117	$2,214,784
Chief Financial Officer
Mark R. Alexander	2015	$657,875	$0	$2,197,404	$0	$474,147	$508,099	$80,218	$3,917,743
President –	2014	$620,782	$0	$1,527,987	$0	$405,007	$834,208	$91,779	$3,479,763
Americas Simple Meals and	2013	$590,703	$0	$1,729,137	$0	$741,020	$0	$86,465	$3,147,325
Beverages
Jeffrey T. Dunn	2015	$700,000	$639,401	$5,067,962	$0	$490,000	$0	$70,282	$6,967,645
President –
Campbell Fresh
Luca Mignini	2015	$674,042	$0	$1,938,748	$0	$687,611	$0	$223,906	$3,524,307
President –	2014	$660,833	$0	$1,032,159	$0	$335,584	$0	$249,581	$2,278,157
Global Biscuits and Snacks	2013	$344,220	$600,000	$1,843,032	$0	$298,567	$0	$30,608	$3,116,427

Salary (Column C)

The amounts reported in this column represent base salaries paid to each of the NEOs for fiscal 2015, 2014 and 2013, if the individual was a NEO in those years.

Bonus (Column D)

The amount reported in this column for Mr. Dunn for fiscal 2015 represents a retention bonus paid to Mr. Dunn during fiscal 2015 that was agreed to in 2012 in connection with the Company’s acquisition of Bolthouse Farms. In 2012, Mr. Dunn agreed to remain employed by the Company for a period of two years to assist with the integration of Bolthouse Farms and to defer receipt of a portion of the payment for his equity interest in Bolthouse Farms until the end of such two-year period. In exchange, we agreed to pay Mr. Dunn a 25% premium over the value of the amount deferred at the end of the two-year period. The amount reported above is this premium.

Stock Awards (Column E)

The amounts reported in this column represent the aggregate grant date fair value of the stock awards, calculated in accordance with FASB ASC Topic 718, for the listed fiscal year. The assumptions we used in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended August 2, 2015 (“2015 Form 10-K”). The amounts reported in the Summary Compensation Table for these awards assume a future payout at the target level and may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on our actual operating and TSR performance and the NEO’s continued employment. If our performance results in a future payout at the maximum level, the aggregate grant date fair value of the stock awards granted in fiscal 2015 would have been as follows: Ms. Morrison, $9,006,225; Mr. DiSilvestro, $2,287,244; Mr. Alexander, $3,311,266; Mr. Dunn, $7,114,619; and Mr. Mignini, $2,882,913. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2015 Grants of Plan-Based Awards table on page 43, and to see the value of stock awards actually realized by the NEOs in fiscal 2015, see the 2015 Option Exercises and Stock Vested table on page 45.

Option Awards (Column F)

No stock options were granted to NEOs in fiscal years 2015, 2014 or 2013; therefore, there is no amount to report above. No NEOs exercised option awards in fiscal 2015, and no NEO held outstanding option awards at 2015 fiscal year-end.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in this column for Ms. Morrison and Messrs. DiSilvestro, Alexander and Mignini reflect the amounts earned and paid to each individual for fiscal 2015, 2014 and 2013 under the AIP, if the individual was a NEO in those years. The amount reported in this column for Mr. Dunn reflects the amount earned and paid to Mr. Dunn for fiscal 2015 under the Bolthouse AIP. Payments under the AIP and the Bolthouse AIP were calculated as described in the CD&A beginning on page 24.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

The change in pension amounts reported for fiscal 2015 are comprised of changes between August 4, 2014 and August 2, 2015 in the actuarial present value of the accumulated pension benefits for each eligible NEO. Eligible NEOs receive pension benefits under the same formula applied to all eligible U.S.-based salaried employees, except for benefits accrued under the MCHP. The assumptions used by in calculating the change in pension value are described on page 49.

The values reported in this column are theoretical, as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing our consolidated audited financial statements for the years ended August 3, 2014 and August 2, 2015. Our pension plans utilize a different method of calculating actuarial present value for the purpose of determining a lump-sum payment, if any, under the plans. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue under our pension plans during any given year. Messrs. Dunn and Mignini are not eligible to participate in our pension plans. The material provisions of our pension plans and deferred compensation plans are described beginning on page 46 and on page 50.

No NEO received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts during fiscal 2015.

All Other Compensation (Column I)

The amounts reported in this column reflect, for each NEO, the sum of (i) the incremental cost to Campbell of all perquisites and other personal benefits; (ii) any amounts contributed by Campbell to the applicable 401(k) plan and any 401(k) supplemental program, which are part of our deferred compensation plans; (iii) Executive Retirement Contributions; and (iv) any premiums paid by Campbell for executive long-term disability benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) all other additional compensation required by the SEC rules to be separately quantified:

Name	Personal Choice(1)	401(k) Company Contribution	401(k) Supplemental Company Contribution(2)	Executive Retirement Contribution(3)	Long- Term Disability	Other		Total
Denise M. Morrison	$48,000	$10,600	$77,367	$0	$5,574	$40,772	(4)	$182,313
Anthony P. DiSilvestro	$32,000	$10,600	$25,079	$0	$4,363	$0		$72,042
Mark R. Alexander	$32,000	$10,600	$32,115	$0	$4,199	$1,304	(5)	$80,218
Jeffrey T. Dunn	$0	$0	$0	$0	$0	$70,282	(6)	$70,282
Luca Mignini	$32,000	$18,400	$52,474	$100,963	$4,028	$16,041	(7)	$223,906

(1)	See page 38 for a description of the Personal Choice program

(2)	See page 50 for a description of the supplemental 401(k) program.

(3)	This amount is unvested and is subject to forfeiture if the vesting criteria are not met. See page 50 for a description of the Executive Retirement Contribution.

(4)	Other compensation consists of driver, vehicle and transportation expenses.

(5)	Other compensation consists of transportation expenses and expenses associated with an overseas assignment.

(6)	Other compensation includes $41,995 of housing expenses and $18,000 of vehicle expenses; the remainder includes $5,200 of premiums for a supplemental executive life insurance policy, $4,907 for related tax reimbursements, and amounts related to other health and wellness benefits.

(7)	Other compensation consists of relocation and housing expenses.

Total Compensation (Column J)

The amounts reported in this column are the sum of columns C through I for each of the NEOs. All compensation amounts reported in this column include amounts paid and amounts deferred.

2015 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Stock Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Denise M. Morrison	TSR Grant	10/1/2014	—	—	—	41,119	82,238	164,476	—	$3,568,299
	EPS Grant	10/1/2014				44,283	44,283	44,283	—	$1,869,628
	AIP	—	$0	$1,540,000	$3,080,000	—	—	—	—	—
Anthony P. DiSilvestro	TSR Grant	10/1/2014	—	—	—	10,442	20,885	41,770	—	$906,198
	EPS Grant	10/1/2014				11,247	11,247	11,247	—	$474,848
	AIP	—	$0	$544,500	$1,089,000	—	—	—	—	—
Mark R. Alexander	TSR Grant	10/1/2014	—	—	—	12,835	25,671	51,342	—	$1,113,862
	EPS Grant	10/1/2014				13,824	13,824	13,824	—	$583,649
	Time-Lapse Grant	2/1/2015	—	—	—	—	—	—	10,929	$499,892
	AIP	—	$0	$612,000	$1,224,000	—	—	—	—	—
Jeffrey T. Dunn	Performance Grant	10/1/2014	—	—	—	77,562	96,953	145,429	—	$4,093,356
	Performance Grant	10/1/2014	—	—	—	11,542	23,084	23,084	—	$974,606
	Special Performance Cash Incentive	10/1/2014	$0	$1,800,000	$2,700,000
	Bolthouse AIP	—	$0	$700,000	$1,155,000	—	—	—	—	—
Luca Mignini	TSR Grant	10/1/2014	—	—	—	10,880	21,760	43,520	—	$944,164
	EPS Grant	10/1/2014				11,717	11,717	11,717	—	$494,692
	Time-Lapse Grant	2/1/2015	—	—	—	—	—	—	10,929	$499,892
	AIP	—	$0	$541,000	$1,082,000	—	—	—	—	—

The Committee sets dollar targets for grants to NEOs under the LTI Program. The dollar targets may be expressed as a percentage of salary or as some other amount and converted to units based upon Campbell’s average closing stock price during the last 20 trading days in the month of August prior to the grant date. The Committee’s practice is to approve LTI grants at its September meeting with a grant date of October 1. The performance period for TSR performance-based grants made during fiscal 2015 is fiscal years 2015-2017. The performance period for the performance-based grants made to Mr. Dunn during fiscal 2015 is fiscal years 2015-2016. The performance period for EPS performance-based grants made during fiscal 2015 is fiscal year 2015. The target units are credited to the NEOs on the grant date. For units granted in fiscal 2015, dividend equivalents will not be paid on the units during the performance period. Instead, accumulated dividend equivalents will be paid in cash on the restricted share units that vest at the end of the performance period when the grants are paid out.

The Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. See the description in the CD&A beginning on page 34 for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the units in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page 50.

The amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards columns represent the minimum, target and maximum payouts for each executive for fiscal 2015 under the applicable annual incentive plan. For Mr. Dunn, the amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards columns also include the cash portion of a special performance incentive established for Mr. Dunn in fiscal 2015; the performance period for this incentive is fiscal years 2015-2016. The amounts listed under the Grant Date Fair Value of Stock Awards column were calculated based on the target level for each award. Amounts awarded for fiscal 2015 to each NEO are listed in the 2015 Summary Compensation Table on page 40.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of restricted share units by each of the NEOs at fiscal year-end. This table includes unvested time-lapse restricted share units; and unvested performance-restricted share units. None of the NEOs held any unexercised stock options at 2015 fiscal year-end. Each equity grant is shown separately for each NEO. The footnotes below the table describe the vesting schedules for the unvested stock awards. The market value of the stock awards is based on the closing market price of Campbell stock on July 31, 2015, which was $49.31. The performance-restricted share units, which were initially granted on October 1, 2012, October 1, 2013 and October 1, 2014, are subject to specific goals during the applicable performance period as explained in the CD&A beginning on page 34. The market value as of July 31, 2015, shown below assumes the satisfaction of these goals at target. For additional information about the stock awards, see the description of the LTI Program in the CD&A beginning on page 34.

	Stock Awards
Name	Grant Date for Restricted Units		Number of Unvested Stock Units (#)	Market Value of Unvested Stock Units ($)	Equity Incentive Plan Awards: Number of Unvested Stock Units (#)	Equity Incentive Plan Awards: Market Value of Unvested Stock Units ($)
Denise M. Morrison	10/1/2012	(1)			50,685	$2,499,277
	10/1/2013	(1)			47,738	$2,353,961
	10/1/2014	(1)			82,238	$4,055,156
	10/1/2013	(2)			47,738	$2,353,961
	10/1/2012	(3)			14,482	$714,107
	10/1/2013	(3)			27,279	$1,345,127
	10/1/2014	(3)			44,283	$2,183,595
Anthony P. DiSilvestro	10/1/2012	(1)			7,211	$355,574
	10/1/2013	(1)			6,171	$304,292
	10/1/2014	(1)			20,885	$1,029,839
	10/1/2013	(2)			6,171	$304,292
	10/1/2012	(3)			2,061	$101,628
	10/1/2013	(3)			3,527	$173,916
	10/1/2014	(3)			11,247	$554,590
Mark R. Alexander	10/1/2012	(1)			16,493	$813,270
	10/1/2013	(1)			13,547	$668,003
	10/1/2014	(1)			25,671	$1,265,837
	10/1/2013	(2)			13,547	$668,003
	10/1/2012	(3)			4,713	$232,398
	10/1/2013	(3)			7,742	$381,758
	10/1/2014	(3)			13,824	$681,661
	2/1/2015	(4)	10,929	$538,909
Jeffrey T. Dunn	8/1/2014	(5)	11,305	$557,450
	10/1/2014	(6)			23,084	$1,138,272
	10/1/2014	(7)			96,953	$4,780,752
Luca Mignini	10/1/2013	(1)			9,151	$451,236
	10/1/2014	(1)			21,760	$1,072,986
	10/1/2013	(2)			9,151	$451,236
	10/1/2013	(3)			5,230	$257,891
	10/1/2014	(3)			11,717	$577,765
	2/1/2013	(8)	16,699	$823,428
	2/1/2015	(4)	10,929	$538,909

(1)	These are TSR performance-restricted share units which vest 100% in 3 years from the date of grant, provided we achieve a TSR ranking that results in a 100% payment (see page 35 of the CD&A).

(2)	These are SPUs which vest 100% in 3 years from the date of grant, provided we meet the net sales and EPS growth targets required for 100% payment (see page 35 of the CD&A).

(3)	These are EPS performance-restricted share units which vest 1/3 in 1 year, 1/3 in 2 years, and 1/3 in 3 years, provided the fiscal year EPS performance goal is achieved (see page 36 of the CD&A).

(4)	These are time-lapse restricted share units which vest 100% on the second anniversary of the grant date.

(5)	These are time-lapse restricted share units which vest in equal installments on each of the first two anniversaries of the grant date.

(6)	These are performance-restricted share units which vest 100% on the second anniversary of the grant date, provided the Bolthouse Farms performance goals required for 100% payment are met (see page 37 of the CD&A).

(7)	These are performance-restricted share units which vest 40% on the first anniversary of the grant date and 60% on the second anniversary of the grant date, provided the Bolthouse Farms performance goals required for payment are met (see page 36 of the CD&A).

(8)	These are time-lapse restricted share units which vest in equal installments on each of the first three anniversaries of the grant date.

2015 Option Exercises and Stock Vested

The following table provides information on the number of shares acquired by each NEO upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax. No NEOs exercised stock options during fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Denise M. Morrison(1)	61,516	$2,628,579
Anthony P. DiSilvestro(2)	8,679	$370,854
Mark R. Alexander(3)	18,265	$780,463
Jeffrey T. Dunn(4)	69,377	$3,008,081
Luca Mignini(5)	19,313	$875,508

(1)	Ms. Morrison received an aggregate of 61,516 shares at a market price of $42.73 on September 30, 2014, upon the vesting of 17,740 SPUs and 43,776 EPS performance-restricted share units.

(2)	Mr. DiSilvestro received an aggregate of 8,679 shares at a market price of $42.73 on September 30, 2014, upon the vesting of 2,523 SPUs and 6,156 EPS performance-restricted share units.

(3)	Mr. Alexander received an aggregate of 18,265 shares at a market price of $42.73 on September 30, 2014, upon the vesting of 5,772 SPUs and 12,493 EPS performance-restricted share units.

(4)	Mr. Dunn received 58,073 shares at a market price of $42.20 on August 6, 2014 upon the vesting of time-lapse restricted stock units and 11,304 shares at a market price of $49.31 on August 1, 2015, upon the vesting of time-lapse restricted share units.

(6)	Mr. Mignini received 2,614 shares at a market price of $42.73 on September 30, 2014, upon the vesting of EPS performance-restricted share units, and 16,699 shares at a market price of $45.74 on February 1, 2015, upon the vesting of time-lapse restricted share units.

2015 Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Denise M. Morrison	Retirement and Pension Plan	12.3	$292,534	$0
	Mid-Career Hire Pension Plan	12.3	$8,148,358	$0
Anthony P. DiSilvestro	Retirement and Pension Plan	19.2	$694,362	$0
	Mid-Career Hire Pension Plan	19.2	$3,414,979	$0
Mark R. Alexander	Retirement and Pension Plan	22.9	$655,998	$0
	Mid-Career Hire Pension Plan	22.9	$2,784,429	$0
Jeffrey T. Dunn	Not applicable	0	$0	$0
	Not applicable	0	$0	$0
Luca Mignini	Not applicable	0	$0	$0
	Not applicable	0	$0	$0

Eligible NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). Messrs. Dunn and Mignini are not eligible to participate in either plan, as both plans were closed to new participants prior to the start of their respective employment with Campbell.

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees up to the limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999, including Mr. Alexander and Mr. DiSilvestro, are eligible to receive the greater of their pension benefit under the prior benefit formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999, including Ms. Morrison, are eligible only for the cash balance benefit. The pension benefits calculated under the prior benefit formula were frozen on April 30, 2014.

In January 2010, the Board took action to close the Qualified Plan to new participants, effective December 31, 2010, and, instead, offer eligible employees new enhancements to our 401(k) plan. This action is consistent with our efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The Qualified Plan remains available to all active participants as of December 31, 2010.

A participant in the Qualified Plan receives an account consisting of an opening account balance, pay credits and interest credits.

•

Opening Account Balance:    If an employee was an active participant on April 30, 1999, he or she would receive an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump-sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.

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Pay Credits:    Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31 of Prior Calendar Year	Pay Credit Rate
Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which employment ended.

•

Interest Credits:    Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes non-deferred base pay and AIP payments, deferred compensation attributable to pre-tax contributions for medical and dental premiums and 401(k) plan deferrals. Under the Qualified Plan, the participating named executive officers are not eligible for unreduced benefits before attaining the normal retirement age of 65. The exceptions are Mr. Alexander and Mr. DiSilvestro, who will each be eligible for an unreduced benefit after attaining age 62. In addition, we do not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining three years of service. Lump-sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump-sum present value of the annual pension benefit that was earned as of August 2, 2015 and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in this manner for Ms. Morrison, but not for Mr. Alexander and Mr. DiSilvestro. Because Mr. Alexander and Mr. DiSilvestro had an accrued benefit on April 30, 1999, their benefits are determined using the prior plan formula of 1% of their Final Average Pay up to the Social Security Covered Compensation amount plus 1.5% of their Final Average Pay in excess of the Social Security Covered Compensation times their years of service. Final Average Pay is the average of eligible compensation earned in the highest five calendar years, whether or not consecutive, during the last ten years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be employed by us. Under the prior plan formula, if a participant continues to work for Campbell until at least age 55 with five years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Mr. Alexander’s and Mr. DiSilvestro’s accumulated benefit is the lump-sum present value of the annual pension benefit that was earned as of August 2, 2015, and that would be payable at age 62.

The Mid-Career Hire Pension Plan

The MCHP was established as an unfunded, nonqualified plan for certain U.S.-based senior executives. It was intended to provide a participant with a pension benefit that approximates the pension earned by an employee who worked his or her entire career for Campbell. We established the MCHP to attract and retain more experienced executives who were hired mid-career and would be unable to accumulate a full pension over an entire career with a single employer. The MCHP also provides benefits in excess of the IRC limits that are applicable to the Qualified Plan.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment. Depending on a participant’s age and years of service, he or she will be eligible to receive an MCHP benefit under either the income replacement formula or the excess benefit formula. If a participant satisfies the eligibility criteria such that he or she is eligible for an MCHP benefit under both formulas, the formula resulting in the higher benefit will apply.

In May 2010, the Committee determined to close the MCHP to any new participants, effective December 31, 2010, and instead, offer eligible senior executives a new nonqualified defined contribution account, which is further described below under “Executive Retirement Contribution.” Like the closure of the Qualified Plan, this action is consistent with our efforts to move toward defined contribution plans as the vehicle for offering retirement benefits to our employees. The current MCHP design will be maintained for all active participants.

Income Replacement Formula

A participant hired or promoted into an eligible salary grade on or before December 31, 2010 and who is age 55 with at least five years of employment is eligible for an MCHP benefit under the income replacement formula. If such a participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. Adjusted Final Pay is equal to the average of eligible compensation earned in the highest five calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Participants are eligible for unreduced pensions under the income replacement formula beginning at age 62.

Excess Benefit Formula

A participant hired or promoted into an eligible salary grade on or before December 31, 2010 and who has at least three years of service is eligible for an MCHP benefit under the excess benefit formula. If such a participant terminates employment on or after three years of service, the benefit is calculated using the pension formula under the Qualified Plan described above but only on eligible compensation in excess of the IRC limit on compensation. Participants shall receive reduced pensions under the excess benefit formula if they begin to receive payments before normal retirement age, which is age 65.

The MCHP defines eligible compensation in the same manner as in the Qualified Plan. In addition, the MCHP provides benefit accruals on base pay or AIP payments that are deferred. Ms. Morrison and Mr. DiSilvestro are vested in the MCHP benefit using the income replacement formula as they have satisfied the age and service criteria. Currently, none of the NEOs have attained age 62. We do not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of August 2, 2015, and that would be payable under the MCHP at age 62. A lump-sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump-sum form of payment is not available under the MCHP.

Executive Retirement Contribution

Following the closure of the MCHP to new participants, the Committee implemented an Executive Retirement Contribution for eligible U.S.-based senior executives who were hired on or after January 1, 2011. The Executive Retirement Contribution is intended to attract experienced executives and provide retirement benefits to these executives, who are not eligible to participate in the MCHP. Executive Retirement Contributions are subject to a vesting schedule, which is designed to balance attraction and retention objectives.

We will credit an eligible participant’s Supplemental Retirement Plan account with an Executive Retirement Contribution equal to 10% of the participant’s base salary and annual incentive. The Executive Retirement Contributions are subject to an age-graded vesting schedule and do not begin to vest until the participant has attained age 55 and completed at least five years of service with Campbell. The table below provides details on the vesting criteria:

Vesting Percentage	Criteria
50%	Age 55 and at least 5 years of service
60%	Age 56 and at least 5 years of service
70%	Age 57 and at least 5 years of service
80%	Age 58 and at least 5 years of service
90%	Age 59 and at least 5 years of service
100%	Age 60 and at least 5 years of service

Mr. Mignini is the only NEO who received an Executive Retirement Contribution in fiscal 2015, and the amounts credited to him are unvested. For additional information on the Executive Retirement Contribution to Mr. Mignini, please see the 2015 Nonqualified Deferred Compensation Table and accompanying narrative beginning on page 49.

Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2015	2014	2013
ASC 715 Discount Rate	4.2%	4.3%	4.8%
Retirement Age for Qualified Plan	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62	62
Pre-retirement Mortality or Disability	None	None	None
Post-retirement Mortality	104% of RP-2014 backed to 2006 with mortality improvement projected generationally at scale BB-2D	RP2000Proj2014 M/F	1994 GAM M/F
Cash Balance Interest Rate	3.00%	3.50%	3.50%
Form of Payment	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods

The accumulated benefit is calculated based on credited service and pay as of August 2, 2015. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended August 2, 2015. Our pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. Using applicable plan assumptions, the lump sum present value of the two defined benefit plans combined as of August 2, 2015 and payable as of September 1, 2015 was as follows: Ms. Morrison: $8,962,676; Mr. DiSilvestro: $3,995,074; and Mr. Alexander: $2,337,840. Mr. Dunn and Mr. Mignini are not eligible to participate in the plans. All benefit calculations set forth in this narrative and in the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at the time of retirement.

2015 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Fiscal Year End(2)(3) ($)
Denise M. Morrison	Deferred Compensation Plan	$0	$0	$4,946	$0	$27,851
	Supplemental Retirement Plan	$0	$77,367	$219,664	$0	$1,538,935
Anthony P. DiSilvestro	Deferred Compensation Plan	$0	$0	$419	$0	$2,362
	Supplemental Retirement Plan	$0	$25,079	$9,748	$0	$135,126
Mark R. Alexander	Deferred Compensation Plan	$0	$0	$194	$0	$1,092
	Supplemental Retirement Plan	$0	$32,115	$23,976	$0	$262,547
Jeffrey T. Dunn	Bolthouse Farms Deferred Compensation Plan	$0	$0	$0	$0	$0
Luca Mignini	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$0	$153,437	$7,652	$0	$225,409

(1)	The amounts listed for Ms. Morrison and Messrs. DiSilvestro, Alexander and Mignini are reported in the 2015 Summary Compensation Table under All Other Compensation.
(2)	The amounts listed for Ms. Morrison and Messrs. DiSilvestro, Alexander and Mignini include amounts previously reported in summary compensation tables as salary, annual incentive payments or the value of grants of restricted stock.
(3)	The amount listed for Mr. Mignini includes an Executive Retirement Contribution in fiscal 2015 of $100,963 which is unvested.

The Deferred Compensation Plan and the Supplemental Retirement Plan are unfunded and maintained for the purpose of providing our eligible U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Currently, participants may defer a portion of their annual incentive compensation. The ability of executives to defer all or a portion of their long-term incentive awards was eliminated in fiscal 2009, and the ability to defer base salary was eliminated as of January 1, 2011.

Each participant’s contributions to the plans are credited to an investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. For deferral accounts, seven investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in: (i) Vanguard’s Institutional Index Fund; (ii) Vanguard’s Extended Market Index Fund; (iii) Vanguard’s Total International Stock Index Fund; (iv) Vanguard’s Total Bond Market Index Fund; (v) Vanguard’s Short-Term Bond Index Fund and (vi) BlackRock’s Liquidity TempFund. A participant may reallocate his or her investment account at any time among the seven investment choices, except that reallocations of the Stock Account must be made in compliance with our policies on trading Campbell stock. Dividends on amounts invested in the Stock Account may be reallocated among the seven investment accounts.

We credit a participant’s Supplemental Retirement Plan account with an amount equal to the matching contribution that we would have made to the participant’s 401(k) plan account if the participant had not deferred compensation under the plans. In addition, for those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($260,000 for calendar year 2014 and $265,000 for calendar year 2015) and who defer a certain percentage of eligible pay to the 401(k) plan, we credit such individual’s account with an amount equal to the matching contribution we would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These contributions are fully vested. Except as described above, there is no Company match on deferred compensation.

We will also credit an eligible participant’s Supplement Retirement Plan account with an Executive Retirement Contribution equal to 10% of the participant’s base salary and annual incentive. Eligible participants are U.S.-based senior executives who were hired on or after January 1, 2011 and who do not participate in the MCHP. The Executive Retirement Contributions do not begin to vest until the participant has attained age 55 and completed at least five years of service with Campbell. For additional information on the Executive Retirement Contribution and vesting criteria, please see page 48.

Mr. Dunn was not eligible to participate in the Deferred Compensation Plan or Supplemental Retirement Plan in fiscal 2015. Mr. Dunn is eligible to participate in the Bolthouse Farms Deferred Compensation Plan but has never elected to participate and does not have any amounts contributed to that plan. The Bolthouse Farms Deferred Compensation Plan, like the Deferred Compensation Plan and Supplemental Retirement Plan, provides eligible employees with the opportunity to defer a portion of their earned compensation. Because Mr. Dunn did not participate in any deferred compensation plan during fiscal 2015 and has no amounts on deposit under any such plan, there are no amounts to report for him in the table above.

Potential Payments Upon Termination or Change in Control

The following section describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

Termination for Cause

In the event of termination for cause, a NEO will forfeit:

•	any annual incentive compensation for that fiscal year; and

•	any unvested time-lapse restricted and performance-restricted share units.

The NEO will be entitled to any vested pension benefits and the vested balance in his or her deferred compensation account.

Voluntary Resignation

In the event of voluntary resignation prior to the end of a fiscal year, a NEO will forfeit:

•	any annual incentive compensation for that fiscal year; and

•	any unvested time-lapse restricted and performance-restricted share units.

The NEO will be entitled to any vested pension benefits and the vested balance in his or her deferred compensation account.

Retirement

In the event of retirement after attaining age 55 and five full years of service, a NEO will be entitled to:

•

A pro rata portion of any annual incentive compensation for the current fiscal year based upon length of employment during the fiscal year. The pro rata portion will be paid out based on business unit/function performance and individual performance as explained in the CD&A.

•

100% of any unvested time-lapse restricted share units, provided that the executive officer retires at least six months after the grant date. However, the sign-on grant made to Mr. Mignini in fiscal 2013, the retention grant made to Mr. Dunn in fiscal 2014, and the retention grants made to Messrs. Alexander and Mignini in fiscal 2015 require that they continue to be employed by us on the date of vesting.

•

A pro rata portion of any TSR performance-restricted share units or SPUs based on length of employment during the applicable restriction period, provided the executive officer retires at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met, as explained in the CD&A.

•

100% of any EPS performance-restricted share units at the end of the restriction period based upon our EPS performance as explained in the CD&A, provided the NEO retires at least six months after the grant date.

The NEO will be entitled to any vested pension benefits and the vested balance in his or her deferred compensation account.

Involuntary Termination

In the event of involuntary termination by us for any reason other than cause, a NEO will be entitled to:

•

A pro rata portion of any annual incentive compensation for the current fiscal year based on length of employment during the fiscal year, provided the officer was employed for at least three months in the fiscal year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•

A pro rata portion of any unvested time-lapse restricted share units based on length of employment during the applicable restriction period, provided the officer was employed for at least six months following the grant date. This includes the sign-on grant made to Mr. Mignini in fiscal 2013, the retention grant made to Mr. Dunn in fiscal 2014, and the retention grants made to Messrs. Alexander and Mignini in fiscal 2015.

•

A pro rata portion of any TSR performance-restricted share units or SPUs based on length of employment during the applicable restriction period, provided the executive officer was employed for at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met, as explained in the CD&A.

•

A pro rata portion of any EPS performance-restricted share units based on length of employment during the restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon our EPS performance as explained in the CD&A.

The NEO will be entitled to any vested pension benefits and the vested balance in any deferred compensation account.

We have a regular severance policy that applies to all executive officers, including the NEOs. An executive officer will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated by us without cause, except for change in control severance benefits which are described below. The severance benefits also include two years’ of medical benefits and life insurance unless the executive obtains medical benefits or life insurance from another employer.

In order to receive severance payments, executive officers must execute severance agreements that release the Company from any future claims brought by the executive officer, and contain provisions prohibiting the executive officer from disparaging us, soliciting our employees to work elsewhere and competing with us.

Change in Control

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;

(ii)	the persons serving as directors of the Company as of a date specified in the agreement, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

Under the CIC Agreements with the NEOs, severance pay would equal two and one half years’ base salary and annual incentive compensation. Medical benefits and life insurance would be provided at our expense for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. We would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under our pension and 401(k) plans had the executive remained in our employ for an additional 30 months or until his or her 65th birthday, if earlier. The payments of these amounts are listed as “other payments” in the following tables.

Upon a Change in Control and termination of employment within two years thereafter, all restrictions upon any time-lapse restricted share units would lapse immediately and all such units would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any performance-restricted share units or (ii) a pro rata portion of such performance-restricted share units based on the portion of the performance period that has elapsed prior to the date of the change in control.

During any fiscal year in which a Change in Control occurs, each participant in the Annual Incentive Plan (a) whose employment is terminated prior to the end of such year or (b) who is in our employ on the last day of such year would be entitled to receive, within 30 days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the AIP for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated.

Certain legacy CIC Agreements provide for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits. In March 2010, the Committee determined that effective for any change in control agreement entered into after January 1, 2011, the provision for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits would be eliminated. The CIC Agreements with Messrs. Dunn and Mignini do not contain the “gross-up” provision; all other NEOs entered into CIC Agreements prior to January 1, 2011.

Tables

The following tables display the incremental payments that would be made and the value of equity awards that would vest in the event of termination of employment for the reasons listed. If an NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same. As of August 2, 2015, only Ms. Morrison and Mr. DiSilvestro were eligible to retire. In addition to the amounts in the following tables, the NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above in the 2015 Pension Benefits table and the 2015 Nonqualified Deferred Compensation table.

Assumptions

The amounts listed for the NEOs named above assume that termination occurred as of August 2, 2015, and use a stock price of $49.31, which was our stock price on July 31, 2015, the last business day of fiscal 2015. The amounts included in equity for these NEOs with respect to performance-based restricted share units assume that the applicable performance goal was attained and the units paid out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements described above. Also included in the equity amount in the event of a change in control are accrued but unpaid dividend equivalents.

Denise M. Morrison

Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	$10,606,680	$10,606,680	$10,606,680	$9,593,518
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$25,646	$32,058
Severance:
— Cash	—	—	$2,200,000	$6,600,000
— Excise Tax Gross-Up	—	—	—	$0
— Other Payments	—	—	—	$3,195,504

TOTAL:	$10,606,680	$10,606,680	$12,832,326	$19,421,080

Anthony P. DiSilvestro

Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	$1,823,878	$1,823,878	$1,823,878	$1,565,481
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$36,034	$45,043
Severance:
— Cash	—	—	$1,210,000	$2,873,750
— Excise Tax Gross-Up	—	—	—	$0
— Other Payments	—	—	—	$1,453,768

TOTAL:	$1,823,878	$1,823,878	$3,069,912	$5,938,042

Mark R. Alexander

Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	—	—	$2,928,915	$3,466,722
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$37,340	$46,675
Severance:
— Cash	—	—	$1,360,000	$3,230,000
— Excise Tax Gross-Up	—	—	—	$0
— Other Payments	—	—	—	$1,552,868

TOTAL:	—	—	$4,326,255	$8,296,265

Jeffrey T. Dunn

Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change in Control
Compensation:
— Annual Bolthouse Incentive Plan Award	—	—	—	—
— Equity	—	—	$3,541,691	$3,917,134
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$19,163	$23,953
Severance:
— Cash	—	—	$1,400,000	$3,500,000
— Other Payments	—	—	—	—

TOTAL:	—	—	$4,960,854	$7,441,087

Luca Mignini

Incremental Benefits and Payments upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change in Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	—	—	$2,161,554	$2,871,470
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$23,802	$29,753
Severance:
— Cash	—	—	$1,352,500	$3,043,125
— Other Payments	—	—	—	$429,591

TOTAL:	—	—	$3,537,856	$6,373,939

Item 3— Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that shareholders be given the opportunity to cast an advisory (non-binding) vote on executive compensation. This vote, commonly known as a “say-on-pay” vote, gives shareholders the opportunity to express their views on named executive officer (“NEO”) compensation during a given fiscal year. Shareholders’ votes are not intended to address any specific item of the compensation program, but rather to address our overall approach to executive compensation as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis beginning on page 24, we offer a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition. Our compensation program is designed to link pay to Company, business unit and individual performance. The objectives of the executive compensation program are to:

•	Align the financial interests of our NEOs with those of its shareholders, in both the short and long term;

•	Provide incentives for achieving and exceeding our short-term and long-term goals;

•

Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

•

Differentiate the level of compensation based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

The Compensation and Organization Committee annually reviews our compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of the incentive compensation programs to ensure they achieve the desired objectives. The executive compensation program at Campbell reflects many best practices in governance and executive compensation including:

•	All members of the Compensation and Organization Committee are independent directors within the meaning of the NYSE listing standards;

•	The Compensation and Organization Committee engages and receives advice from an independent compensation consultant who does not perform any services for management;

•	We annually review the risk profile of our compensation programs and maintain risk mitigators, such as limits on incentive awards and use of multiple performance measures in incentive plans;

•

We maintain an insider trading policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in Campbell securities, and have a policy that prohibits future pledging of shares by directors and executive officers;

•	We eliminated change in control excise tax gross-ups for new participants entering into change in control agreements after January 1, 2011;

•	We have robust stock ownership guidelines for directors and executive officers that promote alignment of their interests with shareholders’ interests;

•

Our Annual Incentive Plan is designed to award annual bonus payments to its NEOs based on performance and for fiscal 2015 annual incentive payments, the Compensation and Organization Committee used four measurement areas relating to our financial, marketplace, operational and strategic objectives for the year to assess performance;

•	NEOs have a substantial portion of compensation at risk, based upon the achievement of performance goals for annual incentive payments and the performance goals for long-term incentives; and

•	Consistent with our principles and policies for executive compensation that link pay to performance:

¡

Payout for TSR performance-restricted share units for the fiscal 2013-2015 performance period was 100% of target based on the Company’s TSR performance relative to peers during the performance period, and

¡	The fiscal 2015 AIP pool was funded at 92% of the target amount, based on performance against the goals in the balanced scorecard.

In making its fiscal 2015 executive compensation decisions, the Committee noted the following:

•	Our fiscal 2015 financial performance, which included:

¡	Net sales of $8.082 billion, reflecting a 1% increase in organic sales over fiscal 2014;

¡	Adjusted EBIT of $1.219 billion;

¡	Adjusted EPS of $2.46; and

¡	One-year TSR of 12.1%, and three-year cumulative TSR of 60%;

•	Organic net sales growth in four of our five fiscal 2015 reportable segments;

•	Gross margin expansion in the second half of fiscal 2015;

•	Implementation of ongoing cost reduction initiatives; and

•	The important steps we took to lay the foundation for our future success, such as:

¡	Aligning our organization with our strategy by redesigning of our enterprise structure to create three new divisions with clear portfolio roles;

¡	Establishing our Integrated Global Services organization to deliver shared services across the organization and increase efficiency and effectiveness;

¡	Initiating plans for a zero-based budgeting process; and

¡	Acquiring another growth engine, Garden Fresh Gourmet, to expand our packaged fresh portfolio.

Please read the entire Compensation Discussion and Analysis beginning on page 24 and review the fiscal 2015 executive compensation tables beginning on page 40 for additional details about our executive compensation programs, including detailed information about fiscal year 2015 compensation of the NEOs. See Appendix B for a discussion of organic net sales growth, the adjustments to EBIT and EPS, and a reconciliation to the results as reported in accordance with generally accepted accounting principles.

The Board of Directors is asking shareholders to support our executive compensation, as disclosed in this proxy statement. The Compensation and Organization Committee and the Board of Directors believe that the compensation program effectively implements our compensation principles and policies, achieves our compensation objectives, and aligns the interests of the NEOs and shareholders. Accordingly, the Board of Directors asks shareholders to cast a nonbinding vote “FOR” the following resolution at the 2015 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of Campbell Soup Company approve, on an advisory basis, the compensation paid to Campbell Soup Company’s named executive officers, as disclosed in the 2015 Proxy Statement pursuant to the Security and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

The vote required for approval of this proposal is a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast on this proposal. This vote on executive compensation is advisory, and therefore will not be binding on Campbell Soup Company, the Compensation and Organization Committee or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.

Your Board of Directors Recommends a Vote “For” This Proposal

Item 4— Approval of Campbell Soup Company 2015 Long-Term Incentive Plan

We currently maintain the Campbell Soup Company 2005 Long-Term Incentive Plan (“2005 Plan”) for the purpose of making equity compensation grants to employees and non-employee directors. The 2005 Plan has served as an important part of our overall compensation program since its initial adoption. However, the 2005 Plan expires on November 18, 2015, after which awards may no longer be made. The Compensation and Organization Committee recommended, and the Board adopted, subject to the approval of our shareholders, the Campbell Soup Company 2015 Long-Term Incentive Plan (“2015 Plan”). The 2015 Plan is intended to replace the 2005 Plan. If shareholders do not approve the 2015 Plan, then it will not be effective and no grants will be made under it. In such event, the 2005 Plan will remain in effect until November 18, 2015 with respect to its remaining shares available for grant.

In order to enable us to continue to make regular equity compensation grants that serve as incentives to recruit and retain key employees and non-employee directors and to continue aligning the interests of its employees and non-employee directors with shareholders, the Board recommends that the 2015 Plan be approved by shareholders.

Background

The 2005 Plan was first approved by shareholders at the 2005 Annual Meeting and authorized the issuance of 6 million shares to satisfy awards of stock options, stock appreciation rights (“SARs”), restricted stock (including restricted performance stock), unrestricted stock and stock units (including performance-restricted stock units and restricted stock units) granted under the plan. At the 2008 Annual Meeting, shareholders approved an amendment to the 2005 Plan to increase the number of authorized shares to 10.5 million, and at the 2010 Annual Meeting, shareholders approved another amendment to increase the number of authorized shares to 17.5 million.

The 2015 Plan provides for the same type of awards as the 2005 Plan (i.e., stock options, SARs, restricted stock (including restricted performance stock), unrestricted stock and stock units (including performance-restricted stock units and restricted stock units)), and has many of the same features as the 2005 Plan, with the following significant changes:

•

The share recycling provision was revised to eliminate the “liberal” recycling provisions in the 2005 Plan and limit share recycling to only those shares that are subject to an award that has been cancelled without having been exercised or paid;

•	A minimum vesting period of one year was included for any options or SARs granted under the 2015 Plan;

•	The cap on the dollar value of awards to any individual employee in any fiscal year, which has not been increased since 1994, was increased from $5 million to $10 million under the 2015 Plan; and

•	The dollar value of awards to any non-employee director under the 2015 Plan was capped at $500,000 in any calendar year.

Additional changes were made to the 2015 Plan to: clarify certain provisions applicable to restricted stock units, provide the Committee with authority to set rules for option exercises after termination of employment, and further limit the transferability of awards. A summary of the material features of the 2015 Plan appears below and is qualified in its entirety by reference to the full text of the 2015 Plan as set forth in Appendix C, which should be referred to for a complete description of its provisions.

As of September 21, 2015 (the record date for the 2015 Annual Meeting), 3,931,480 restricted stock units were outstanding and 68,769 stock options were outstanding at a weighted average exercise price of $29.91 and with a weighted average remaining life of 0.3 years. As of October 1, 2015, 3,986,400 restricted stock units were outstanding and 774,461 stock options were outstanding at a weighted average exercise price of $48.53 and with a weighted average remaining life of 9.2 years. All of these awards were made under the 2005 Plan and the Campbell Soup Company 2003 Long-Term Incentive Plan, which expired with respect to future awards in November 2013 but remains open for the purpose of administering outstanding awards. As of September 21, 2015, there were 7,599,946 shares available under the 2005 Plan, and the closing price of Campbell stock on the NYSE was $51.47.

In September 2015, the Committee authorized the issuance of up to 2,050,000 shares from the 2005 Plan for annual awards to key employees under the Company’s LTI Program. These awards were granted as of October 1, 2015. Following the October 1, 2015 grants, there were approximately 6,000,000 shares available under the 2005 Plan, all of which will be incorporated into the total shares available for issuance under the 2015 Plan, if approved by shareholders.

The vote required for approval of the 2015 Plan is a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast on this proposal.

Principal Features of the 2015 Plan

Effective Date and Expiration

The 2015 Plan will become effective on November 18, 2015, if approved by shareholders. It will terminate on November 18, 2025. No award may be made under the 2015 Plan after its expiration date, but awards made prior to November 18, 2025 may extend beyond that date.

Administration

The 2015 Plan will be administered by the Committee. The Committee has full authority to interpret the 2015 Plan and to establish rules for its administration. The Committee may, subject to certain limitations, in its discretion, accelerate the date on which an option or SAR may be exercised, the date of termination of restrictions applicable to a restricted stock or restricted stock unit award or the end of a performance period under a performance unit award if the Committee determines that to do so would be in the best interests of the Company and the participants in the 2015 Plan.

Subject to certain limitations, the Committee may delegate its authority under the plan to one or more members of the Committee or one or more of our officers. The Committee may delegate its authority to make awards to those key employees who are subject to the reporting rules under Section 16(a) of the Exchange Act, or whose compensation may be subject to the limit on deductible compensation pursuant to IRC Section 162(m), provided the delegation includes at least two independent directors.

Eligibility for Awards

Awards can be made to any key salaried employee who is a management salaried employee. The current eligible group consists of 812 employees. Non-employee directors are also eligible to receive awards other than incentive stock options.

Determination of Amount and Form of Award

The amount of individual awards to employees will be determined by the Committee or its delegate, subject to the limitations of the 2015 Plan. In determining the amount and form of an award, consideration will be given to the functions and responsibilities of the employee, his or her potential contributions to our success, and other factors deemed relevant by the Committee.

Shares Subject to the Plan; Other Limitations on Awards

Subject to certain adjustments, the total number of shares of Campbell stock that may be issued pursuant to awards under the 2015 Plan is 13 million shares. Approximately 6 million of these shares are shares that are currently available under the 2005 Plan and will be incorporated into the 2015 Plan upon approval by shareholders.

Shares subject to an award under the 2015 Plan which is canceled (excluding shares subject to an option cancelled upon the exercise of a related SAR) or terminated without having been exercised or paid will again be available for future awards. In no event will shares of Campbell stock that are (i) tendered in payment of the exercise price of the awards; (ii) withheld from any award to satisfy a participant’s tax withholding obligations or, if applicable, to pay the exercise price of an award; (iii) acquired by the Company on the open market using the cash proceeds received by the Company from the exercise of options granted under the Plan; or (iv) not delivered to a participant as a result of the net settlement of an outstanding option or SAR, be available for future awards under the Plan.

A maximum of five million options and SARs may be issued in one year to any one participant. A maximum of $10 million for each year in a performance period or restricted period may be awarded in the form of restricted stock, restricted stock units or performance units to any one participant. If a participant is granted awards having an aggregate dollar value payable and/or number of shares issuable under the plan that is less than the maximum value and/or number stated in the foregoing sentence, the excess of the maximum value and/or number over the amount actually paid or number of shares actually issued will be carried forward to (and will be added to the maximum amount payable or number of shares issuable under) the next subsequent performance period.

The 2015 Plan requires that the awards continue to be satisfied using only treasury shares. Such a requirement results in the need to maintain a sufficient number of treasury shares to provide for outstanding options and restricted stock grants. The use of treasury shares for options and restricted shares helps to maintain the stability of proportionate ownership interests in the Company and prevents dilution of existing shareholders’ interests. The use of the treasury shares exclusively eliminates our ability to use authorized but unissued shares, a less costly vehicle for issuing shares, to satisfy options and stock appreciation rights and to grant restricted stock. Since 1984, we have not used authorized but unissued shares to satisfy options or to grant restricted shares.

Stock Options and Stock Appreciation Rights (“SARs”)

The Committee may grant non-qualified options and options qualifying as “incentive stock options” under Section 422 of the IRC. The Committee generally determines the terms and conditions of all options granted, subject to the terms of the 2015 Plan. Options vest in accordance with a vesting schedule determined by the Committee, and the Committee may impose additional conditions, restrictions or terms on the vesting of any option, including the full or partial attainment of performance goals. Any option granted under the 2015 Plan will have a minimum vesting period of one year. The term of an option cannot exceed ten years from the date of grant. The option price must be not less than the fair market value of a share of Campbell stock on the date of grant.

The option price may be paid in cash, with shares of Campbell stock, through a broker-assisted “cashless” exercise procedure or with such other acceptable form of valid consideration and method of payment as may be determined by the Committee.

The Committee may also grant a SAR in connection with a stock option granted under the Plan or a SAR unrelated to any option. If a participant exercises a SAR, the participant would receive an amount equal to the excess of the fair market value of the shares on the date the SAR is exercised over the option price of the shares, or, with respect to a SAR granted unrelated to an option, over the fair market value of a share of Campbell stock on the date the SAR was awarded. Payment would be in cash, in shares or a combination of the two as the Committee determines.

Stock options and SARs may not be repriced. This means that the Committee may not take any of the following actions:

•	Amend a stock option or an SAR to reduce its option price;

•

Cancel a stock option or SAR in exchange for cash, other Awards or the re-grant of a new stock option or SAR with a lower option price than the original option price of the cancelled stock option or SAR; or

•	Take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing a stock option or SAR without shareholder approval.

The Committee may, in its discretion, establish rules pertaining to the exercise of options or SARs following the termination of employment of a participant, provided that in the event of a termination for “cause” any options or SARs will expire immediately.

Restricted Stock and Restricted Stock Unit Awards

The Committee may also issue or transfer shares of Campbell stock to a participant under a restricted stock or restricted stock unit award. Restricted stock and restricted stock unit awards are subject to certain conditions and restrictions during a specific period of time, such as the participant remaining in the employment of the Company and/or the attainment by the Company of certain pre-established performance goals, as discussed below. The shares or units cannot be transferred by the participant prior to the lapse of the restriction period or the attainment of the performance goals. In the case of restricted stock, the participant is entitled to vote the shares during the restriction period. Restricted stock unit awards do not have voting rights. Restricted stock and restricted stock unit awards may receive dividends, at the discretion of the Committee. The Committee may, in its discretion, establish rules pertaining to the restricted stock or restricted stock unit in the event of a termination of employment of a participant prior to the end of the restricted period, provided that in the event of a termination for “cause” any non-vested restricted stock or restricted stock unit awards will be forfeited immediately.

Unrestricted Stock Awards

The Committee may also issue or transfer shares of Campbell stock to a participant under an outright grant of unrestricted Campbell stock that is transferable immediately by the participant.

Performance Unit Awards

The Committee may grant to key employees performance unit awards payable in cash or stock at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made. Participants may be entitled to dividend equivalent payments on performance- restricted stock units and restricted stock units. Subject to Committee discretion, a performance unit award will terminate for all purposes if the participant is not continuously employed by the Company at all times during the applicable performance period.

Performance Goals

The 2015 Plan contains provisions intended to enable compensation paid to those executive officers whose compensation is subject to the deduction limitations of IRC Section 162(m) to qualify as “performance-based compensation” that will be fully deductible by us. Prior to or during the beginning of a performance period, the Committee may establish performance goals for the Company and our various operating units. The goals will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, economic profit, cash flow, return on assets, shareholder return, return on equity, return on capital or other value-based performance measures. In addition, for any awards not intended to meet the requirements of Section 162(m) of the IRC, the Committee may establish goals based on other performance criteria as it deems appropriate. The Committee will disregard or offset the effect of certain extraordinary items, such as restructuring charges, gains or losses on the disposition of a business, changes in tax or accounting rules or the effects of a merger or acquisition, in determining the attainment of performance goals. Awards may also be payable when our performance, as measured by one or more of the above criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee.

Director Compensation

The 2015 Plan gives the Board the discretion to set the number of non-qualified stock options and shares of Campbell stock and such other terms and conditions to which awards to non-employee directors are subject, consistent with the provisions of the plan. The 2015 Plan limits the maximum aggregate dollar value of equity awards that can be made to any individual non-employee director in any one calendar year to $500,000. The non-employee directors may elect to receive all or a portion (in 10% increments) of any cash compensation in shares of Campbell stock.

Deferral of Payments

Non-employee directors may elect to defer all or a portion of any restricted or unrestricted stock pursuant to the terms of our deferred compensation plan, provided the terms of the deferral comply with all applicable laws, rules and regulations.

Adjustments on Capitalization

In case any reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend, extraordinary one-time dividend or other distribution, combination, merger, consolidation, spin-off, split-up, rights offering, repurchase or exchange of shares or other securities, issuance of shares pursuant to the anti-dilution provisions of the shares, or other similar corporate transaction or event affects the shares such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2015 Plan, then the Committee may make appropriate adjustments in the maximum aggregate number and kind of shares issuable under the 2015 Plan, and to any one participant, and the number and kind of shares and the price per share subject to outstanding awards.

Change in Control

For purposes of the 2015 Plan, “change in control” shall mean any of the following events:

i.	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members and the Company’s employee benefit plans;

ii.	the persons serving as directors of the Company as of November 18, 2015 and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

iii.	a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

iv.	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

For any award that is subject to IRC Section 409A and payment or settlement of the award is to accelerate upon a change in control, none of the events described in the foregoing definitions will constitute a change in control for purposes of the plan unless the event also constitutes a change in control triggering event described under IRC Section 409A.

Upon a change in control, the following vesting provisions will apply:

1.	If Campbell is not the surviving corporation and the surviving or acquiring corporation does not assume the outstanding options, SARs, time-lapse restricted stock, performance-restricted stock and performance units (collectively “Awards”), or fails to substitute equivalent awards, then all outstanding stock options, SARs and time-lapse restricted stock will vest 100%, and performance-restricted stock and performance units will vest as follows: the greater of (i) 50% or (ii) a pro rata portion based on the time elapsed to the change in control.

2.	If Campbell is the surviving corporation or the surviving or acquiring corporation assumes the outstanding Awards or substitutes equivalent awards, then they will remain outstanding and vest pursuant to the provisions of the 2015 Plan.

3.	If, within 24 months following a change in control, the employment of a participant is terminated without Cause (as defined below) or by the participant for Good Reason (as defined below), and Campbell is the surviving corporation or the surviving or acquiring corporation assumes the outstanding Awards or substitutes equivalent awards, then all outstanding stock options, SARs and time-lapse restricted stock will vest 100% and restricted performance stock and performance units will vest as follows: the greater of (i) 50% or (ii) a pro rata portion based on the time elapsed to the termination of employment.

4.	If, within 24 months following a change in control, the employment of a participant is terminated for Cause and Campbell is the surviving corporation or the surviving or acquiring corporation assumes the outstanding Awards or substitutes equivalent awards, then all stock options and SARs will expire and all unvested restricted stock and performance units will be forfeited, and all rights under such Awards will terminate.

“Good Reason” is defined generally as (1) a reduction in the participant’s base salary or a failure to pay compensation or benefits when due, (2) requiring the participant to be based more than 50 miles from his or her workplace prior to a change in control, (3) failure to continue compensation or employee benefit plans that, in the aggregate, are substantially equivalent to those provided prior to the change in control, (4) any purported termination of the participant for “Cause” which does not comply with the definition of “Cause” set forth in the 2015 Plan, and (5) our failure to obtain an agreement from any successor to assume the 2015 Plan.

“Cause,” for purposes of the change in control provision only, is defined generally as termination of a Participant’s employment by reason of his or her (1) conviction of a felony or (2) engaging in conduct which constitutes willful gross misconduct and which is demonstrably and materially injurious to Campbell or our affiliates.

Amendment

The Board of Directors can amend, suspend or terminate the 2015 Plan but cannot, without shareholders’ approval, do any of the following:

•

Increase the number of shares of Campbell stock which may be issued under the 2015 Plan (except in the case of recapitalization, stock split, or other changes in the corporate capital structure in which event the Committee may make appropriate adjustments);

•	Expand the type of awards available to participants;

•	Materially expand the class of employees eligible to participate in the 2015 Plan;

•	Materially change the method of determining the exercising price of options;

•	Delete or limit the provision prohibiting repricing of options; or

•	Extend the term of the 2015 Plan.

The Committee may amend or modify any outstanding awards in any manner to the extent that the Committee would have had the authority under the 2015 Plan initially to make such awards as so modified or amended.

Notwithstanding the provisions described in foregoing paragraphs, the Board has broad authority to amend the 2015 Plan and any outstanding awards without the consent of a participant if the Board deems it necessary or advisable to comply with, or take into account changes in applicable laws or rules or to ensure that no award is subject to interest or penalties under IRC Section 409A.

Federal Income Tax Consequences

The grant of an incentive stock option, a nonqualified stock option or a SAR, does not result in income for the grantee or in a deduction for us. The exercise of a nonqualified stock option or a SAR does result in ordinary income for the optionee and a deduction for us measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding is required.

Neither the grant nor the exercise of an incentive stock option results in taxable income for the grantee. The excess of the market value on the exercise date over the option price of the shares, however, is an “item of adjustment” for alternative minimum tax purposes. When a grantee disposes of shares acquired by exercise of an incentive stock option, the grantee’s gain (the difference between the sales proceeds and the price paid by the grantee for the shares) upon the disposition will be taxed as long-term capital gain provided the grantee (i) does not dispose of the shares within two years after the date of grant nor within one year after the transfer of shares upon exercise, and (ii) exercises the option while an employee of Campbell or a subsidiary or within three months after termination of employment for reasons other than death or disability. If the shares are disposed of before the expiration of either period, the grantee generally will realize ordinary income in the year of the disqualifying disposition.

Subject to IRC Section 162(m) and Campbell’s satisfaction of applicable reporting requirements, at the time income is recognized by the recipients of an award of restricted stock or restricted stock units, we will be entitled to a corresponding deduction. Under Section 162(m), the deduction is available if, among other reasons, the compensation constitutes qualified performance-based compensation.

New Plan Benefits

As noted above, awards under our LTI Program are currently issued from the 2005 Plan, which will expire as of November 18, 2015. If the 2015 Plan is adopted, there will be additional shares available under the LTI Program for awards to employees and non-employee directors; however, the benefits to be received by participants cannot be determined at this time because grants are at the discretion of the Committee. None of the additional shares authorized by the amendment to the 2015 Plan have been awarded to any of the directors or employees, and none of the shares have been awarded (or promised to be awarded) subject to approval of the 2015 Plan. The Committee has authority to authorize future awards under the LTI Program from time to time. Awards under the LTI Program to the named executive officers, non-employee directors and others during fiscal 2015 were issued from the 2005 Plan and were as follows:

Name and Position	Dollar Value ($)	Number of Shares
Denise M. Morrison President and Chief Executive Officer	$5,437,927	126,521

Anthony P. DiSilvestro Senior Vice President and Chief Financial Officer	$1,381,046	32,132

Mark R. Alexander President – Americas Simple Meals and Beverages	$2,197,403	50,424

Jeffrey T. Dunn President – Campbell Fresh	$5,067,962	120,037

Luca Mignini President – Global Biscuits and Snacks	$1,938,748	44,406

Executive Officers Group	$22,986,236	526,064

Non-Executive Director Group	$1,087,104	25,258

Non-Executive Officer Employee Group	$65,835,461	1,531,685

Your Board of Directors Recommends a Vote “For” This Proposal

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about Campbell stock that could have been issued under our equity compensation plans as of August 2, 2015:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(c)
Equity Compensation Plans Approved by Security Holders(1)	4,063,172	$29.91	7,568,021
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	4,063,172	$29.91	7,568,021

(1)	Column (a) represents stock options and restricted stock units outstanding under the 2005 Long-Term Incentive Plan and the 2003 Long-Term Incentive Plan. No additional awards can be made under the 2003 Long-Term Incentive Plan. Future equity awards under the 2005 Long-Term Incentive Plan may take the form of stock options, SARs, performance unit awards, restricted stock, restricted performance stock, restricted stock units or stock awards. Column (b) represents the weighted-average exercise price of the outstanding stock options only; the outstanding restricted stock units are not included in this calculation. Column (c) represents the maximum number of future equity awards that can be made under the 2005 Long-Term Incentive Plan as of August 2, 2015.

Submission of Shareholder Proposals for 2016 Annual Meeting

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Office of the Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103, and must be received by June 11, 2016.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement must be submitted in writing to the Office of the Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103, and must be received no earlier than August 20, 2016, and no later than September 19, 2016. Any proposal without the required notice will not be considered properly submitted under our By-laws. Any proposal that is received by us after September 19, 2016, will not be considered filed on a timely basis under Rule 14a-4(c)(1). For such proposals that are not properly submitted or timely filed, we retain discretion to vote proxies we receive. For such proposals that are properly submitted and timely filed, we retain discretion to vote proxies we receive, provided that: (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and (2) the proponent does not issue a proxy statement.

Information About the Annual Meeting

Proxies and Voting at the Meeting

The proxy materials are being provided for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders of Campbell Soup Company called to be held on November 18, 2015. Our mailing address is 1 Campbell Place, Camden, New Jersey 08103.

Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Similarly, broker non-votes will not be counted as votes cast.

This solicitation of proxies is authorized by, and made on behalf of, our Board of Directors, and we will bear the cost. Proxy solicitation material will be distributed to shareholders, and our employees may communicate with shareholders to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward proxy solicitation material to beneficial owners and seek authority for execution of proxies, and we will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under our Dividend Reinvestment Plan, will be voted by the person named as the directors’ proxy in accordance with each shareholder’s directions. Proxies will also be considered to be confidential voting instructions to the Trustee with respect to shares held in accounts under the Campbell Soup Company 401(k) Retirement Plan. If participants in this plan are also shareholders of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies.

Shareholders of record and participants in the retirement plan may cast their vote by:

(1)	using the Internet and voting at the website listed on the proxy card or the e-proxy notice;

(2)	using the toll-free phone number listed on the proxy solicitation/voting instruction card; or

(3)	signing, dating and mailing the proxy card in the enclosed postage paid envelope.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareholders to appoint a proxy and the retirement plan participants to instruct a plan fiduciary to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the proxy solicitation/voting instruction card or the e-proxy notice.

Shareholders are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the retirement plan referred to above, may be voted at the discretion of the Trustee). Shareholders may vote their shares via the Internet or by telephone to the extent described on the proxy card or the e-proxy notice.

A shareholder giving a proxy may revoke it by notifying the Office of the Corporate Secretary in writing any time before it is voted. If a shareholder wishes to give a proxy to someone other than the directors’ proxy, all three names appearing on the proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the shareholder.

Each shareholder who plans to attend the meeting in person must follow the instructions provided below under “Information about Attending the Meeting.”

Shareholders Sharing the Same Address

In accordance with notices that we sent to certain shareholders, we are sending only one e-proxy notice or one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report, proxy statement, or e-proxy notice in the future, he or she may contact the Office of the Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement or e-proxy notice, you can request householding by contacting the Office of the Corporate Secretary.

Other Matters

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

Information About Attending the Meeting

The 2015 Annual Meeting of Shareholders will be held at Campbell Soup Company World Headquarters, 1 Campbell Place, Camden, New Jersey 08103 on Wednesday, November 18, 2015. A map and directions appear at the back of this booklet. Doors to the meeting room will open at approximately 3:30 p.m.

Attendance at the Annual Meeting is limited to shareholders (or their authorized representatives) as of September 21, 2015, and members of their immediate family. All attendees must pre-register and obtain an admission ticket. An admission ticket and valid, government-issued photographic identification are required to enter the meeting. Cameras, audio and video recorders and similar electronic recording devices will not be allowed in the meeting room. We will also request that all cellular phones, smartphones, tablets, pagers and laptops be turned off.

If you would like to attend the Annual Meeting, please follow the instructions below to pre-register by November 11, 2015.

Pre-Registration Instructions

If you are a registered shareholder (your shares are held in your name), you may pre-register and obtain an admission ticket by: checking the appropriate box on the Internet voting site, following the prompts on the telephone voting site, or marking the appropriate box on your proxy card. You may also pre-register and obtain an admission ticket by contacting us and providing your name as it appears on your stock ownership records and your mailing address. If a family member is attending with you, please indicate that when you pre-register.

If you are a beneficial owner (your shares are held through a broker or bank) you may pre-register and obtain an admission ticket by contacting us and providing your name and mailing address, and evidence of your stock ownership as of September 21, 2015. A copy of your brokerage or bank statement will suffice as evidence of ownership, or you can obtain a letter from your broker or bank. If a family member is attending with you, please indicate that when you pre-register.

If you are a shareholder as of the record date and intend to appoint an authorized representative to attend the meeting on your behalf, you may pre-register and obtain an admission ticket by submitting a request to us and providing: your name and mailing address, the name and mailing address of your authorized representative, evidence of stock ownership as of September 21, 2015, and a signed authorization appointing such individual to be your authorized representative at the meeting.

To pre-register for the meeting and obtain an admission ticket, you can write to us at Campbell Soup Company, Office of the Corporate Secretary, 1 Campbell Place, Camden, NJ 08103, fax your request to (856) 342-3889, or call (856) 342-8590.

It is important that your shares be represented and voted at the meeting. Please vote via the Internet or by phone or fill out, sign, date and return the accompanying proxy card as soon as possible, regardless of whether you plan to attend the meeting.

By order of the Board of Directors,

Kathleen M. Gibson

Vice President and Corporate Secretary

Camden, New Jersey

October 9, 2015

Appendix A

Note: The documents listed above are also available on our corporate website (www.campbellsoupcompany.com) in the corporate governance section. Our Code of Business Conduct and Ethics and the charters for the four standing committees of the Board are also posted on the same website.

Campbell Soup Company

Corporate Governance Standards

September 28, 2015

Composition of the Board and Qualifications of Directors

1.	Pursuant to the Company’s By-Laws, the Board determines the number of directors. A substantial majority of the Board shall be composed of directors who meet the requirements for independence established by the New York Stock Exchange. The Board shall make a determination at least annually as to the independence of each director, in accordance with standards that are disclosed to the shareholders.

2.	All directors should be persons of the highest integrity, who abide by exemplary standards of business and professional conduct. Directors should possess the skills and judgment, and the commitment to devote the time and attention, necessary to fulfill their duties and responsibilities.

3.	Directors are elected by the shareholders at the Annual Meeting of Shareholders for a one-year term, to serve until the next Annual Meeting. In the event of vacancies on the Board, the Board may elect directors to serve until the next Annual Meeting.

The By-Laws of the Company provide that each director shall be elected by a majority of the votes cast, except that in a contested election, a plurality vote standard shall apply. Any incumbent director who does not receive a majority of the votes cast is required to tender his or her resignation. The Governance Committee will make a recommendation to the Board regarding whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and will promptly disclose the action it has taken and its rationale.

4.	The Chief Executive Officer is currently the only employee of the Company nominated by the directors to serve on the Board. The Board believes that, as a general rule, former Campbell executives should not serve as directors of the Company.

5.	The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of directors, but may also limit their time and availability. To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities as directors of the Company, the Governance Committee shall annually review the other board commitments of each director on a case-by-case basis.

6.	No person may serve as a director if he or she is employed by a major supplier, customer or competitor of Campbell. In addition, no person may serve as a director if he or she, or a member of his or her immediate family (as defined in the Listing Standards of the New York Stock Exchange), is an executive officer of another company for which an executive officer of Campbell serves on the compensation committee of the board of directors, or of a non-for-profit organization that receives substantial contributions from Campbell or the Campbell Soup Foundation.

7.	A director shall notify the Chair of the Governance Committee prior to accepting an invitation to serve on the board of another company or to become affiliated with another business entity. The Governance Committee or its designee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on the other board or affiliation with the other entity may impede the director’s ability to fulfill his or her responsibilities to Campbell. The Governance Committee shall also administer and apply the Board’s Policy Concerning Transactions with Related Persons.

8.	A director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall tender his or her resignation for consideration by the Governance Committee and decision by the Board.

9.	Directors are expected to have an ownership interest in Campbell common stock or deferred stock units having a value equal to five times the current annual cash retainer. It is expected that directors will satisfy these guidelines within five years of election to the Board.

10.	The Board believes that the judgment as to the tenure of an individual director should rest on an assessment by the Governance Committee of his or her performance and contributions to the Board. Accordingly, there is no predetermined limit on the number of one-year terms to which a director may be re-elected prior to his or her 72nd birthday. No person may stand for election to the Board after age 72.

Responsibilities of Directors

11.	The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith, to act in what they reasonably believe to be the best interest of all shareholders, and to ensure that the business of the Company is conducted so as to further the long-term interests of its shareholders.

12.	Directors shall receive and review appropriate materials in advance of meetings relating to matters to be considered or acted upon by the Board and its committees. Directors are expected to prepare for, attend and participate actively and constructively in all meetings of the Board and of the committees on which they serve.

13.	Directors are expected to become and remain well informed about the business, performance, operations and management of the Company; general business and economic trends affecting the Company; and principles and practices of sound corporate governance.

14.	In consultation with the Governance Committee, management shall provide programs for director orientation in which all new directors are expected to participate, and information to all directors about programs for continuing director education in areas of importance to the Company.

15.	A director shall not participate in the discussion of or decision on any matter in which he or she has a personal, business or professional interest other than his or her interest as a shareholder of the Company. Directors shall promptly inform the Chairman of the Board regarding any actual or potential conflict of interest.

Composition of Board Committees

16.	The Board shall establish such standing committees as it deems appropriate and in the best interests of the Company. The current standing committees of the Board are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee.

17.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies or new positions occur, the members of the standing committees and the committee chairs. The Governance Committee shall annually review the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

18.	All members of the Audit, Governance, and Compensation and Organization Committees shall meet the independence requirements of the New York Stock Exchange.

19.	Directors who serve on the Audit Committee shall also meet the requirements as to independence, experience and expertise for audit committee members established by the New York Stock Exchange and applicable laws and regulations. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission.

20.	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

Board Operations

21.	The Board shall determine the number of regular meetings to be scheduled each year, and shall meet more frequently as circumstances may require.

22.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies occur, a Chairman of the Board. When the Chief Executive Officer of the Company also holds the position of Chairman of the Board, the Chair of the Governance Committee will serve as the Lead Director to preside at executive sessions of non-management directors and provide oversight for the effective functioning of the Board.

23.	Upon consultation with the Chief Executive Officer, the Chairman shall annually establish an agenda of the matters that are expected to be considered and acted upon by the Board during the following year. The annual schedule shall be provided to the full Board for review and comment. In addition, the CEO shall review with the Chairman of the Board, prior to each Board meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the directors in advance of the meeting.

24.	The agenda will provide for an executive session of non-management directors (as defined by the New York Stock Exchange) at every regularly scheduled Board meeting and for an executive session of independent directors at least once a year. The Chairman of the Board, or, when appropriate, the Chair of the Governance Committee, acting in the capacity of Lead Director, shall preside at executive sessions.

25.	Directors shall have unfettered access to management and employees of the Company and to its inside and outside counsel and auditors. Executive officers and other senior management are expected to be present at Board meetings at the invitation of the Board.

26.	The Board shall establish methods by which interested parties may communicate directly with the Chairman or Lead Director, or with the non-management directors as a group, and shall cause such methods to be disclosed in the proxy statement.

27.	The Board and each of its committees are authorized to retain such independent legal, financial or other advisors as they may deem necessary or appropriate to carry out their duties.

28.	Directors’ fees (including, in the case of a non-executive Chairman of the Board, the Chairman’s annual retainer and any additional compensation approved by the Board) will be the sole compensation that any director who is not an employee of Campbell receives, directly or indirectly, from the Company. The form and amount of director compensation shall be based on principles recommended by the Governance Committee and adopted by the Board, and shall be reviewed annually by the Governance Committee. The current principles provide that annual director compensation shall be set at the median of a comparator group of food and consumer products companies determined by the Governance Committee, and shall be delivered 50% in unrestricted Campbell shares and 50% in cash unless a director elects to receive his or her compensation entirely in the form of Campbell stock.

29.	The Governance Committee shall be furnished annually with a report identifying any charitable contributions or pledges made by the Company during the last year, in the aggregate amount of $25,000 or more, to any entity for which a director serves as an executive officer.

Committee Operations

30.	Each standing committee of the Board will have a charter that is approved by the Board and sets forth the purposes, duties and responsibilities of the committee. At least annually, the members of each committee will evaluate the adequacy of the committee’s charter, and will conduct an evaluation of its performance and effectiveness in fulfilling the duties and responsibilities set forth in the charter.

31.	The chair of each standing committee, in consultation with management, shall annually establish agendas of the matters that are expected to be considered and acted upon by the committee during the following year. The annual schedule shall be provided to committee members for review and comment. Management will review with the chair of each committee, prior to each meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the committee members in advance of the meeting.

32.	The chair of each committee shall report to the Board following each meeting of the committee on the principal matters reviewed or approved by the committee and its recommendations as to actions to be taken by the Board. All directors will receive copies of all minutes of standing committee meetings.

33.	The Audit Committee shall have the sole authority and responsibility to select, appoint, evaluate and replace the Company’s independent auditors, and to approve audit engagement fees and terms. The Audit Committee shall approve in advance all audit services and all permissible non-audit services to be provided by the independent auditors.

34.	The Audit Committee shall meet periodically with senior management, the internal auditors, and the Company’s independent auditors, in separate executive sessions.

35.	The Governance Committee shall have sole authority to retain and terminate any search firm used to assist in the identification of director candidates, and any compensation consultant retained to assist in the design or evaluation of director compensation, including sole authority to approve their fees and other retention terms.

36.	The Governance Committee shall lead the Board in an annual self-evaluation of the performance and effectiveness of the Board and its committees, and shall report the results of the evaluation to the shareholders in the proxy statement. The Governance Committee shall also assess, on the basis of established criteria, the performance of each director standing for re-election at the next Annual Meeting of Shareholders.

37.	The Compensation and Organization Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the design or evaluation of executive compensation for the Chief Executive Officer or senior management, including sole authority to approve the consultant’s fees and other retention terms.

Oversight of the Business and Management

38.	The Board shall review and approve fundamental financial and business strategies and major corporate actions and an annual operating plan that integrates strategic plan milestones, and regularly evaluate business performance and results in light of the operating plan.

39.	The Board shall develop principles and policies for the selection of the Chief Executive Officer and the assessment of his or her performance. The Compensation and Organization Committee shall lead the Board at least annually in an evaluation of the performance of the CEO. The results of the evaluation shall be reviewed in one or more meetings of non-management directors at which the CEO is not present.

40.	The Compensation and Organization Committee shall recommend to the Board plans and policies regarding the succession of the CEO in the event of an emergency or the CEO’s retirement. The CEO shall provide to the Board, on an ongoing basis, recommendations regarding a successor to be appointed in such an event.

41.	The Chief Executive Officer will report at least annually to the Compensation and Organization Committee on his or her evaluation of the senior management of the Company.

42.	The Chief Executive Officer will report annually to the Compensation and Organization Committee on the Company’s executive organization and principal programs for management development and planning for executive succession. The Committee will evaluate and report annually to the Board on the effectiveness of these processes.

43.	The Board shall approve a Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company, which prohibits retaliation in any form against anyone who reports suspected violations. Any amendments to the Code or waivers of its provisions for directors or executive officers shall be approved by the Audit Committee and promptly disclosed to shareholders.

Executive Compensation

44.	With input from the other independent directors, the Compensation and Organization Committee shall annually approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer. The CEO will report to the Board on progress in achieving these goals. Together with the other independent directors, the Compensation and Organization Committee shall determine the CEO’s compensation based on the Board’s evaluation of his or her performance in light of these goals and objectives.

45.	All equity-based compensation plans shall be approved by the shareholders.

46.	Incentive compensation plans will be based on principles and policies for executive compensation recommended by the Compensation and Organization Committee and approved by the Board.

47.	By the terms of the shareholder-approved incentive plan, stock options may not be repriced.

48.

Pursuant to the Company’s program relating to ownership of Campbell stock by executives, approximately the 25 most senior executives of the Company must retain a portion of the equity compensation they receive until they own Campbell stock valued at varying amounts ranging from two to six times base salary, depending upon their positions. Restricted stock, restricted stock units and stock options, including vested stock options, do not count toward satisfaction of this requirement.

Shareholders

49.	All shareholders have equal voting rights.

50.	The Board will develop, approve and annually review Corporate Governance Standards that are disclosed each year to shareholders in the proxy statement.

STANDARDS FOR THE DETERMINATION OF
DIRECTOR INDEPENDENCE

A director shall be considered independent if the Board determines that the director does not have, directly or indirectly, any material relationship with the Company. In making this determination the Board shall broadly consider all relevant facts and circumstances.

Under the Company’s Corporate Governance Standards, directors’ fees are the sole compensation that any director who is not an employee of Campbell may receive, directly or indirectly, from the Company. The Board has established the following additional standards to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the Listing Standards of the New York Stock Exchange.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director was employed by the Company, or an immediate family member of the director was employed as an executive officer of the Company;

(b)	the director or an immediate family member of the director received direct compensation from the Company exceeding $120,000 during any twelve-month period, other than (i) director or committee fees, (ii) pension or other forms of deferred compensation for prior service that are not contingent on continued service, (iii) compensation for former service as an interim chairman or CEO, or (iv) compensation received by an immediate family member for services as a non-executive employee of the Company.

(c)	the director or an immediate family member of the director was a partner or employee of the Company’s present or former independent auditor and personally worked on the Company’s audit;

(d)	an executive of Campbell served on the compensation committee of the board of directors of another company that employed the director or a member of the director’s immediate family as an executive officer;

(e)	the director is an employee or executive officer of, or an immediate family member of the director is an executive officer of, another company that does business with Campbell, and the annual sales to or purchases from that company account for the greater of $1 million or 2% of such company’s gross revenues; or

(f)	the director is an executive officer of another company that is indebted to Campbell, or to which Campbell is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the company where the director serves as an executive officer.

2.	A director will not be considered independent if:

(a)	the director is a current employee or an immediate family member of the director is a current partner of a firm that is the Company’s independent auditor; or

(b)	the director has an immediate family member who is a current employee of the Company’s independent auditor and who personally works on the Company audit.

3.	A director who serves as an executive officer of a not-for-profit entity shall not be considered to have a material relationship with the Company if the discretionary contributions made to the entity by Campbell or the Campbell Soup Foundation (excluding matching grants) during the preceding three years are less than $25,000 or 2% (whichever is greater) of the entity’s most recent publicly available operating budget.

4.	With respect to any relationship that is not covered by the guidelines in paragraphs 1 and 2 above, the members of the Board who satisfy the standards for independence set forth in those guidelines shall make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship shall be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. The Company will also disclose and explain the basis for any determination of independence for a director who does not satisfy the guidelines in paragraphs 1, 2 and 3 above.

Pursuant to the requirements of U.S. law, the Company does not make any personal loans or extensions of credit to any director, or any arrangements for the extension of credit to any director.

The Company’s conflicts of interest policy requires the disclosure of any personal interest, influence, relationship or other situation that might constitute or be perceived as a potential conflict of interest. Each director is required annually to submit a signed statement attesting to his or her awareness of and compliance with this policy. In addition, under the Company’s Corporate Governance Standards, directors are required promptly to inform the Chairman of the Board regarding any actual or potential conflict of interest.

COMMUNICATING CONCERNS TO THE BOARD OF DIRECTORS

Any person who has a concern about Campbell’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the Board of Directors. Concerns may be submitted in writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries in which the Company has operations, please see the instructions listed in the governance section of the Company’s Web site at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

Campbell policy prohibits the Company and any of its employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it. However, anyone who prefers to raise a concern in a confidential, anonymous manner may do so by calling the Hotline.

Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to the Company’s Corporate Audit Department, the Legal or Finance Department, or other appropriate departments. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

The status of concerns communicated to the Board will be reported periodically to the Chairman and/or the Chair of the Audit Committee, as appropriate.

Appendix B

Non-GAAP Financial Measures

Included throughout this proxy statement are measures of financial performance, specifically organic net sales growth, adjusted EBIT and adjusted EPS, that are not defined by generally accepted accounting principles (“GAAP”). Organic net sales growth, adjusted EBIT and adjusted EPS were used to evaluate performance under the Annual Incentive Plan described on pages 31 through 34. Adjusted EPS was used to evaluate performance under the EPS Performance-Restricted Share Units described on page 36. References to these financial measures also appear in the Proxy Statement Summary on page 1, the CD&A Executive Summary on page 25, and in Item 3 – Advisory Vote on Executive Compensation on pages 55 through 56.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this proxy statement to reported sales and earnings results. We believe that organic net sales, which exclude the impact of currency, acquisitions, and an additional week in 2014, are a better indicator of our ongoing business performance. We also believe that the financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year earnings results. Consequently, we believe that investors may be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are the measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Please see the Annual Report on Form 10-K for the fiscal year ended August 2, 2015 for a reporting of our financial results in accordance with GAAP.

Organic Net Sales

(dollars in millions)	2015	2014	% Change
Net Sales	$8,082	$8,268	-2%
Volume and Mix			0%
Price and Sales Allowances			1%
Promotional Spending			0%
Organic Growth			1%
Currency			-2%
Acquisitions			0%
Impact of Additional Week			-2%
Total			-2%

The sum of the individual amounts does not add due to rounding.

B-1

Items Impacting Earnings

	2015
(dollars in millions)	As Reported	Restructuring Charges and Implementation Costs	Adjusted
Net earnings attributable to Campbell Soup Company	$691	$78	$769
Add: Net earnings (loss) attributable to noncontrolling interests	—	—	—
Add: Interest, net	105	—	105
Add: Taxes on earnings	299	46	345
Earnings before interest and taxes	$1,095	$124	$1,219

2015
Diluted EPS Impact
Earnings from continuing operations attributable to Campbell Soup Company, as reported	$2.21
Add: Restructuring charges and implementation costs	0.25

Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$2.46

In 2015, we recorded restructuring charges and administrative expenses of $124 million ($78 million after tax, or $.25 per share) associated with restructuring and cost savings initiatives in 2015.

B-2

Appendix C

CAMPBELL SOUP COMPANY

2015 Long-Term Incentive Plan

Effective: November 18, 2015

CAMPBELL SOUP COMPANY

2015 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

§ 1.1 Purpose. The purpose of the Plan is to provide financial incentives for selected Key Employees of the Campbell Group and for the non-employee Directors of the Company, thereby promoting the long-term growth and financial success of the Campbell Group by (1) attracting and retaining employees and Directors of outstanding ability, (2) strengthening the Campbell Group’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected Key Employees and non-employee Directors to acquire and maintain ownership of Campbell Stock, (4) motivating Key Employees to achieve long-range Performance Goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other major corporations.

§ 1.2 Effective Date and Expiration of Plan. The Plan was approved by Shareholders on November 18, 2015, which is the Effective Date. Unless earlier terminated by the Board pursuant to Section 11.3, the Plan shall terminate on the tenth anniversary of its Effective Date. No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

ARTICLE II

DEFINITIONS

The following words and phrases, as used in the Plan, shall have these meanings:

§ 2.1 “Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3.3.

§ 2.2 “Award” means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, unrestricted Campbell Stock, Restricted Stock Unit Award or Performance Unit Award.

§ 2.3 “Award Statement” means a written confirmation of an Award under the Plan furnished to the Participant.

§ 2.4 “Board” means the Board of Directors of the Company.

§ 2.5 “Campbell Group” means the Company and all of its Subsidiaries on and after the Effective Date.

§ 2.6 “Campbell Stock” means Capital Stock of the Company.

§ 2.7 “Cause” except for purposes of Article XII, with respect to any Participant, means (i) the definition of “Cause” as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then “Cause” means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Campbell Group, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Campbell Group, (4) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Campbell Group, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with the Campbell Group. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Company in its sole discretion.

§ 2.8 “Change in Control” shall have the meaning ascribed to such term in Section 12.2 herein.

§ 2.9 “Code” means the Internal Revenue Code of 1986, as amended.

§ 2.10 “Committee” means the Compensation and Organization Committee of the Board, any successor committee thereto, a subcommittee thereof, or any other committee appointed from time to time by the Board to administer the Plan.

§ 2.11 “Company” means Campbell Soup Company and its successors and assigns.

§ 2.12 “Deferred Account” means an account established for a Participant under Section 10.1.

§ 2.13 “Deferred Compensation Plan” means any Campbell Soup Company Deferred Compensation Plan.

§ 2.14 “Director” means a member of the Board of Directors of the Company.

§ 2.15 “Effective Date” means November 18, 2015.

§ 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

§ 2.17 “Fair Market Value” means, as of any specified date, an amount equal to the mean between the reported high and low prices of Campbell Stock on the New York Stock Exchange composite tape on the specified date or, if no shares of Campbell Stock have been traded on any such dates, the mean between the reported high and low prices of Campbell Stock on the New York Stock Exchange composite tape as reported on the first day prior thereto on which shares of Campbell Stock were so traded. If shares of Campbell Stock are no longer traded on the New York Stock Exchange, “Fair Market Value” shall be determined in good faith by the Committee using other reasonable means.

§ 2.18 “Fiscal Year” means the fiscal year of the Company, which is the 52-or 53-week period ending on the Sunday closest to July 31.

§ 2.19 “Incentive Stock Option” means an option within the meaning of Section 422 of the Code, or any successor provision thereof.

§ 2.20 “Key Employee” means a salaried employee of the Campbell Group who is in a management position.

§ 2.21 “Nonqualified Stock Option” means an option granted under the Plan other than an Incentive Stock Option.

§ 2.22 “Option” means either a Nonqualified Stock Option or an Incentive Stock Option to purchase Campbell Stock.

§ 2.23 “Option Price” means the price at which Campbell Stock may be purchased under an Option as provided in Section 5.4, or in the case of a SAR granted under Section 5.8, the Fair Market Value of Campbell Stock on the date the SAR is awarded or such higher price established by the Committee at the time the SAR is awarded.

§ 2.24 “Participant” means a Key Employee or a non-employee Director to whom an Award has been made under the Plan or a Transferee.

§ 2.25 “Performance Goals” means goals established by the Committee pursuant to Section 4.5.

§ 2.26 “Performance Period” means a period of time over which performance is measured.

§ 2.27 “Performance Unit” means the unit of measure determined under Article IX by which is expressed the value of a Performance Unit Award.

§ 2.28 “Performance Unit Award” means an Award granted under Article IX.

§ 2.29 “Personal Representative” means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or SAR or the right to any Restricted Stock Award or Performance Unit Award theretofore granted or made to such Participant.

§ 2.30 “Plan” means the Campbell Soup Company 2015 Long-Term Incentive Plan.

§ 2.31 “Restricted Performance Stock” means Campbell Stock subject to Performance Goals.

§ 2.32 “Restricted Stock” means Campbell Stock subject to the terms and conditions provided in Article VI and including Restricted Performance Stock.

§ 2.33 “Restricted Stock Award” means an Award granted under Article VI.

§ 2.34 “Restricted Stock Unit” means the unit of measure determined under Article VI by which is expressed the value of a Restricted Stock Unit Award.

§ 2.35 “Restricted Stock Unit Award” means an Award granted under Article VI.

§ 2.36 “Restriction Period” means a period of time determined under Section 6.2 during which Restricted Stock or Restricted Stock Units are subject to the terms and conditions provided in Section 6.3.

§ 2.37 “SAR” means a stock appreciation right granted under Section 5.8.

§ 2.38 “Shareholders” means the Shareholders of the Company.

§ 2.39 “Subsidiary” means a corporation or other entity the majority of the voting stock of which is owned directly or indirectly by the Company.

§ 2.40 “Transferee” means a person to whom a Participant has transferred his or her rights to an Award under the Plan in accordance with Section 11.1 and procedures and guidelines adopted by the Company.

ARTICLE III

ADMINISTRATION

§ 3.1 Committee to Administer. The Plan shall be administered by the Committee. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Section 162(m) of the Code and such relief is sought by the Company, Section 162(m) of the Code, respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. A majority of the members of the Committee shall constitute a quorum for the conduct of business at any meeting. The Committee shall act by majority vote of the members present at a duly convened meeting, which may include a meeting by conference telephone call held in accordance with applicable law. Action may be taken without a meeting if written consent thereto is given in accordance with applicable law.

§ 3.2 Powers of Committee.

(a) The Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee’s decisions shall be final and conclusive with respect to the interpretation of the Plan and any Award made under it.

(b) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those Key Employees who shall receive an Award, the time or times when such Award shall be made, the vesting schedule, if any, for the Award and the type of Award to be granted, the number of shares to be subject to each Option and Restricted Stock Award, and the value of each Performance Unit.

(c) Subject to the express provisions of the Plan, the Committee shall have authority to provide for special terms for any Awards granted to Participants who are foreign nationals or who are employed by the Campbell Group outside of the United States of America in order to fairly accommodate for differences in local law, tax policy or custom, and to approve such supplements to or amendments, restatements or alternative versions of the Plan as the Committee may consider necessary or appropriate for such purposes (without affecting the terms of the Plan for any other purpose).

(d) The Committee shall determine and set forth in an Award Statement the terms of each Award, including such terms, restrictions, and provisions as shall be necessary to cause certain Options to qualify as Incentive Stock Options. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Statement, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The Committee may, in its discretion, accelerate (i) the date on which any Option or SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award or Restricted Stock Unit Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee determines that to do so will be in the best interests of the Company and the Participants in the Plan; provided, however, that, with respect to Awards that are subject to Section 409A of the Code, the Committee shall not have the authority to accelerate or postpone the timing of payment or settlement of an Award in a manner that would cause such Award to become subject to the interest and penalty provisions under Section 409A of the Code.

§ 3.3 Delegation by Committee. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of the Board or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Key Employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code, or (C) who are officers of the Company who are delegated authority by the Committee hereunder, unless in the cases of (A) through (C) above the delegation consists of at least two directors that satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, or (ii) to interpret the Plan or any Award, or (iii) under Section 11.3 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times the Administrator appointed under this Section 3.3 shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

ARTICLE IV

AWARDS

§ 4.1 Awards. Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Performance Stock, unrestricted Campbell Stock, Restricted Stock Units and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Award Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same Key Employee. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.

§ 4.2 Eligibility for Awards. An Award may be made to any Key Employee selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the respective Key Employee, his or her present and potential contributions to the success of the Campbell Group, the value of his or her services to the Campbell Group, and such other factors deemed relevant by the Committee. Non-employee Directors are eligible to receive Awards pursuant to Article VII.

§ 4.3 Shares Available Under the Plan.

(a) The Campbell Stock to be offered under the Plan pursuant to Options, SARs, Restricted Stock Unit Awards, Performance Unit Awards, and Restricted Stock and unrestricted Campbell Stock Awards must be Campbell Stock previously issued and outstanding and reacquired by the Company. Subject to adjustment under Section 11.2, the number of shares of Campbell Stock that may be issued pursuant to Awards under the Plan (the “Section 4.3 Limit”) shall not exceed 13,000,000 shares. Not more than 13,000,000 shares shall be granted in the form of Incentive Stock Options.

(b) The Section 4.3 Limit shall be increased by shares of Campbell Stock that are subject to an Award which for any reason is cancelled (excluding shares subject to an Option cancelled upon the exercise of a related SAR) or terminated without having been exercised or paid. Notwithstanding the foregoing, the following shares of Campbell Stock shall not be available for reissuance under this Plan: (i) shares tendered in payment of the Option Price of Options or the exercise price of other Awards; (ii) shares withheld from any Award to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the Option Price of an Option or the exercise price of other Awards; or (iii) shares acquired by the Company on the open market using the cash proceeds received by the Company from the exercise of Options granted under the Plan; or (iv) shares underlying an Option or SAR that are not delivered to the Participant due to the net settlement of such Option or SAR.

§ 4.4 Limitation on Awards. Anything to the contrary in this Article IV notwithstanding and subject to adjustment contemplated under Section 11.2, the maximum aggregate dollar value of Restricted Stock, Restricted Stock Units and Performance Units awarded to any Key Employee with respect to a Performance Period or Restriction Period may not exceed $10 million for each fiscal year included in such Performance Period or Restriction Period. The maximum number of shares for which Options and SARs may be granted to any Participant in any one fiscal year shall not exceed five million, regardless of whether SARs are settled in cash, Campbell Stock or a combination thereof. Notwithstanding the preceding two sentences, if in respect of any Performance Period or Restriction Period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant Performance Goals were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or number of shares that may be awarded to such Participant in respect of the next Performance Period in respect of which the Committee grants to such Participant an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment pursuant to Section 11.2 hereof.

§ 4.5 General Performance Goals. Prior to or during the beginning of a Performance Period (but in any event no later than 90 days into a Performance Period) the Committee will establish in writing one or more Performance Goals for the Company. The Performance Goals will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, economic profit, cash flow, return on assets, shareholder return, return on equity, or return on capital. In addition, for any Awards not intended to meet the requirements of Section 162(m) of the Code, the Committee may establish Performance Goals based on other performance criteria as it deems appropriate. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

§ 4.6 Section 162(m) Participants. The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code. Any such Awards designated as “performance-based compensation” shall be conditioned upon the achievement of one or more Performance Goals to the extent required by Section 162(m) of the Code and shall be subject to all other conditions and requirements of Section 162(m) of the Code. Notwithstanding anything contained in Section 4.5, within the first 90 days of a Performance Period, or on such earlier date as may be required under Section 162(m) of the Code, the Committee will establish in writing the maximum amount (expressed as a stated amount or a formula) to be paid under an Award to a Key Employee who is or may be a “covered employee” within the meaning of Section 162(m) of the Code if one or more Performance Goals for the Performance Period are achieved. No amount shall be paid to a covered employee pursuant to an Award unless and until the Committee has certified in writing that the applicable Performance Goals and any other material terms under such Award (other than in cases where such relate solely to the increase in the value of Campbell Stock) have been satisfied. In each instance, adjustments to reflect extraordinary items must be in accordance with generally accepted accounting principles and appear on the face of the Company’s Consolidated Statements of Income contained in the Company’s Consolidated Financial Statements for such fiscal year or be specified by the Committee at the time the Performance Goals are established. At any time, the Committee may reduce (but not increase) the amount payable under an Award to a covered employee upon attainment of Performance Goals on the basis of such further considerations as the Committee in its sole discretion shall determine.

§ 4.7 Awards in Lieu of Salary or Bonus. The Committee may, in its sole discretion, and on such terms and conditions as the Committee may prescribe, give Participants the opportunity to receive Awards in lieu of future salary, bonus or other compensation.

ARTICLE V

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

§ 5.1 Award of Stock Options. The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award Incentive Stock Options and Nonqualified Stock Options to any Key Employee.

§ 5.2 Period of Option; Vesting.

(a) An Option granted under the Plan shall be exercisable only in accordance with the vesting schedule approved by the Committee. Any Option granted under the Plan shall have a vesting schedule with a minimum ordinary course vesting period of one year. The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5. After the Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Award Statement. Subject to Section 5.6, the duration of each Option shall not be more than ten years from the date of grant.

b) Except as provided in Section 5.6, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an employee or Director of the Campbell Group. Unless the Committee provides otherwise, vesting of Awards granted hereunder will be suspended (and no vesting credit will be awarded) during any unpaid leave of absence and will resume on the date the Participant returns to employment on a regular schedule as determined by the Committee.

§ 5.3 Award Statement or Agreement. Each Option shall be evidenced by an Award Statement or an option agreement.

§ 5.4 Option Price, Exercise and Payment. The Option Price of Campbell Stock under each Option or SAR shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Campbell Stock at the date such Option or SAR is granted, as determined by the Committee.

Subject to Section 11.2, the Committee may not (i) amend an Option or SAR to reduce its Option Price, (ii) cancel an Option or SAR in exchange for cash, other Awards or the re-grant of an Option or SAR with a lower Option Price than the original Option Price of the cancelled Option or SAR, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option or SAR without Shareholder approval.

Vested Options may be exercised from time to time by giving written notice to the Treasurer of the Company, or his or her designee, specifying the number of shares to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Campbell Stock in accordance with procedures established by the Committee from time to time. In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through a “cashless exercise” procedure involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy any minimum withholding tax obligations related to the Option. In addition, the Committee may in its sole discretion, determine such other acceptable form of valid consideration and method of payment for the payment of the Option Price.

In the event such Option Price is paid in whole or in part, with shares of Campbell Stock, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such shares. The value of such shares shall be equal to the number of such shares multiplied by the Fair Market Value of such shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer Campbell Stock upon exercise of an Option until the Option Price is fully paid (other than pursuant to a broker-assisted cashless exercise). The Participant may satisfy any minimum amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the shares of Campbell Stock to be delivered for the payment of such taxes.

§ 5.5 Limitations on Incentive Stock Options. Each provision of the Plan and each Award Statement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an “incentive stock option” as defined in Section 422 of the Code, and any provisions of the Award Statement thereof that cannot be so construed shall be disregarded.

§ 5.6 Termination of Employment. Subject to Article XII and except as provided in this Section 5.6, the Committee may, in its sole discretion, establish rules to govern the ability of a Participant to exercise any outstanding Options or SARs following the Participant’s termination of employment with the Campbell Group (whether by retirement, disability, death, or otherwise). If the employment of a Participant with the Campbell Group is terminated for Cause, any Options or SARs of such Participant (whether or not then exercisable) shall expire and any rights thereunder shall terminate immediately.

§ 5.7 Shareholder Rights and Privileges. A Participant shall have no rights as a Shareholder with respect to any shares of Campbell Stock covered by an Option until the issuance of such shares to the Participant.

§ 5.8 Award of SARs.

(a) The Committee may award to the Participant a SAR related to the Option. The Committee may also award SARs that are unrelated to any Option.

(b) The SAR shall represent the right to receive payment in cash and/or Campbell Stock of an amount equal in value to the amount by which the Fair Market Value of one share of Campbell Stock on the trading day immediately preceding the date of exercise of the SAR exceeds the Option Price multiplied by the number of shares covered by the SAR.

(c) SARs awarded under the Plan shall be evidenced by an Award Statement or agreement between the Company and the Participant.

(d) The Committee may prescribe conditions and limitations on the exercise or transferability of any SAR. SARs may be exercised only when the value of a share of Campbell Stock exceeds the Option Price. Such value shall be determined in the manner specified in Section 5.8(b).

(e) Any SAR granted under the Plan shall have a vesting schedule with a minimum ordinary course vesting period of one year.

(f) A SAR shall be exercisable only by written notice to the Treasurer of the Company or his or her designee.

(g) To the extent not previously exercised, all SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the value of a share of Campbell Stock exceeds the Option Price, unless prior to such day the holder instructs the Treasurer otherwise in writing. Such value shall be determined in the manner specified in Section 5.8(b).

(h) Payment of the amount to which a Participant is entitled upon the exercise of a SAR shall be made in cash, Campbell Stock, or partly in cash and partly in Campbell

Stock at the discretion of the Committee. The shares shall be valued in the manner specified in Section 5.8(b).

(i) Each SAR shall expire on a date determined by the Committee at the time of grant.

ARTICLE VI

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

§ 6.1 Award of Restricted Stock and Restricted Stock Units. The Committee may make Restricted Stock Awards and Restricted Stock Unit Awards to any Key Employee, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.

§ 6.2 Restriction Period. At the time of making a Restricted Stock Award or Restricted Stock Unit Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award or Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. Restriction Periods, when established for a Restricted Stock Award or Restricted Stock Unit Award, shall not be changed except as permitted by Section 6.3.

§ 6.3 Other Terms and Conditions of Restricted Stock Awards. Campbell Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award, unless the Participant has elected to defer pursuant to Section 10.1. The Participant may be entitled to receive dividends during the Restriction Period, at the Committee’s discretion, and shall have the right to vote such Restricted Stock and shall have all other Shareholder’s rights, with the exception that (i) the Participant will not be entitled to delivery of the stock certificate during the Restriction Period, (ii) the Company will retain custody of the Restricted Stock during the Restriction Period, and (iii) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Participant may satisfy any minimum amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with Section 4.5.

§ 6.4 Restricted Stock Unit Value. Each Restricted Stock Unit shall represent the right of a Participant to receive an amount equal to the value of the Restricted Stock Unit, determined in the manner established by the Committee at the time of the Award. Each Restricted Stock Unit shall have a maximum dollar value established by the Committee at the time of the Award (expressed as a stated amount or a formula). The measure of a Restricted Stock Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Campbell Stock.

§ 6.5 Payment Upon Vesting of Restricted Stock Units. Following the end of the Restriction Period, a Participant holding Restricted Stock Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Restricted Stock Units. Payment of Restricted Stock Units shall be made in cash, whether payment is made at the end of the Restriction Period or is deferred pursuant to Section 10.1, except that Restricted Stock Units which are measured using Campbell Stock shall be paid in Campbell Stock (except as otherwise provided in the award agreement). Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.

§ 6.6 Award Statement or Agreement. Each Restricted Stock Award and each Restricted Stock Unit Award shall be evidenced by an Award Statement or an agreement.

§ 6.7 Termination of Employment. Subject to Article XII and except as provided in this Section 6.7, the Committee may, in its sole discretion, establish rules pertaining to the Restricted Stock Award or Restricted Stock Unit Award in the event of termination of employment (by retirement, disability, death, or otherwise) of a Participant prior to the expiration of the Restriction Period. If the employment of a Participant with the Campbell Group is terminated for Cause, any non-vested Restricted Stock Awards or Restricted Stock Unit Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

§ 6.8 Payment for Restricted Stock. Restricted Stock Awards and Restricted Stock Unit Awards may be made by the Committee under which the Participant shall not be required to make any payment for the underlying Campbell Stock or, in the alternative, under which the Participant, as a condition to such Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Campbell Stock, determined as of the date such Award is made. If the latter, such purchase price shall be paid in cash as provided in the Award Statement.

ARTICLE VII

AWARDS FOR NON-EMPLOYEE DIRECTORS

§ 7.1 Award to Non-Employee Directors. The Board will approve the compensation of non-employee Directors and such compensation may consist of Awards under the Plan. The Board retains the discretionary authority to make Awards to non-employee Directors. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board deems appropriate. The Board may, in its sole discretion, subject to such terms and conditions as the Board may prescribe, give non-employee Directors the opportunity to receive an Option Award in lieu of future cash compensation or other types of Awards.

§ 7.2 Limitation on Awards. Anything to the contrary in this Article VII notwithstanding, the maximum aggregate dollar value of Awards as of the grant date made to any individual non-employee Director may not exceed $500,000 with respect to any one calendar year.

§ 7.3 Election by Non-employee Directors to Receive Campbell Stock. Notwithstanding Section 7.2, each non-employee Director may elect to receive all or a portion (in 10% increments) of any cash compensation in shares of Campbell Stock, which will be issued quarterly. Only whole numbers of shares will be issued. For purposes of computing the number of shares earned and their taxable value each quarter, the value of each share shall be equal to the Fair Market Value of a share of Campbell Stock on the last business day of the quarter. If a Participant dies prior to payment of all shares earned, the balance due shall be payable in full to the Participant’s designated beneficiary under the Deferred Compensation Plan, or, if none, to the Participant’s estate, in cash.

§ 7.4 No Right to Continuance as a Director. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, the Committee or the Administrator under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s Shareholders or (ii) to be evidence of any agreement or understanding, express or implied, that the Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

ARTICLE VIII

UNRESTRICTED CAMPBELL STOCK AWARDS FOR KEY EMPLOYEES

§ 8.1 The Committee may make awards of unrestricted Campbell Stock to Key Employees in recognition of outstanding achievements or as an additional award for Key Employees who receive Restricted Stock Awards or Restricted Stock Unit Awards when Performance Goals are exceeded.

ARTICLE IX

AWARD OF PERFORMANCE UNITS

§ 9.1 Award of Performance Units. The Committee may award Performance Units to any Key Employee. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

§ 9.2 Performance Period. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

§ 9.3 Performance Measures. Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with Section 4.5.

§ 9.4 Performance Unit Value. Each Performance Unit shall have a maximum number of shares or dollar value established by the Committee at the time of the Award (expressed as a stated amount or a formula). Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Campbell Stock.

§ 9.5 Award Criteria. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

§ 9.6 Payment. (a) Following the end of Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

(b) Payment of Performance Units shall be made in cash, whether payment is made at the end of the Performance Period or is deferred pursuant to Section 10.1, except that Performance Units which are measured using Campbell Stock shall be paid in Campbell Stock (except as otherwise provided in the award agreement). Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.

§ 9.7 Termination of Employment. (a) Subject to Article XII, a Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously in the employ of the Campbell Group at all times during the applicable Performance Period, except as may otherwise be determined by the Committee.

(b) In the event that a Participant holding a Performance Unit ceases to be an employee of the Campbell Group following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Unit.

§ 9.8 Performance Unit Award Statements or Agreements. Each Performance Unit Award shall be evidenced by an Award Statement or agreement.

ARTICLE X

DEFERRAL OF PAYMENTS

§ 10.1 Election to Defer. A Participant may elect to defer all or a portion of any related earned Performance Units, Restricted Stock Units or unrestricted Campbell Stock, pursuant to the terms of any Deferred Compensation Plan; provided, however, that the terms of any deferrals under this Section 10.1 shall comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. The value of the Performance Units, Restricted Stock Units or unrestricted Campbell Stock so deferred shall be allocated to a Deferred Account established for the Participant under any Deferred Compensation Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

§ 11.1 Limits as to Transferability. Except as otherwise permitted by the Committee, no Awards made under the Plan shall be transferable by the Participant other than by will or the laws of descent and distribution. Any transfer contrary to this Section 11.1 will nullify the Award.

§ 11.2 Adjustments Upon Changes in Stock. In case of any reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend, extraordinary dividend, distribution, combination of shares, merger, consolidation, spin-off, split-up, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments shall be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in (i) the maximum aggregate number and kind of shares referred to in Sections 4.3 and 4.4, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price or purchase price, if any, of any outstanding Award, in each case as determined by the Committee. Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan, subject to Article XII and to the extent permitted by Section 162(m) of the Code for those Awards intended to qualify as “qualified performance-based compensation” under 162(m) of the Code, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of Performance Periods. Any such adjustments made by the Committee pursuant to this Section 11.2 shall be conclusive and binding for all purposes under the Plan.

§ 11.3 Amendment, Suspension, and Termination of Plan.

(a) The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without Shareholder approval, (i) except as provided in Section 11.2, increase the number of shares of Campbell Stock which may be issued under the Plan,

(ii) expand the types of awards available to Participants under the Plan, (iii) materially expand the class of employees eligible to participate in the Plan, (iv) materially change the method of determining the Option Price; (v) delete or limit the provision in Section 5.4 prohibiting the repricing of Options; or (vi) extend the termination date of the Plan. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Options, SARs, shares of Restricted Stock, Restricted Stock Units, or Performance Units without the consent of the Participant affected thereby.

(b) The Committee may amend or modify any outstanding Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on Restricted Stock Unit Awards or shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid.

(c) Anything to the contrary in the foregoing notwithstanding, the Board shall have broad authority to amend the Plan without the consent of a Participant to the extent the Board deems necessary or advisable (i) to comply with, or take into account changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to interest or penalties under Section 409A of the Code.

§ 11.4 Non-uniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Key Employees to receive Awards, (ii) the form, amount, and timing of such Awards, (iii) the terms and provisions of such Awards and (iv) the Award Statements evidencing the same, need not be uniform and may be made by it selectively among Key Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such Key Employees are similarly situated.

§ 11.5 General Restriction. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Campbell Stock subject or related thereto upon any securities exchange or under any state or federal law (ii) the consent or approval of any government or regulatory body, or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

§ 11.6 No Right To Employment. None of the actions of the Company in establishing the Plan, the action taken by the Company, the Board, the Committee or the Administrator under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Company to retain any person in the employ of the Campbell Group, or (ii) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee for any period of time or at any particular rate of compensation.

§ 11.7 Governing Law. The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Statement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.

§ 11.8 Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

§ 11.9 Taxes. The Company or any Subsidiary, as appropriate, shall have the right to require any Participant entitled to receive a payment in respect of an Award to remit to the Company or any Subsidiary, prior to such payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in shares of Campbell Stock, the Company or the Subsidiary, as appropriate, may permit such individual to satisfy, in whole or in part, such obligation to remit any minimum taxes by directing the Company to withhold shares of Campbell Stock that would otherwise be received by such Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payments are made in connection with an Award) any applicable taxes required to be withheld in connection with an Award.

§ 11.10 Section 409A of the Code. If any provision of the Plan or an Award Statement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or could cause an Award to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or any Award Statement shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority will contravene Section 409A or the regulations or guidance promulgated thereunder.

ARTICLE XII

CHANGE IN CONTROL OF THE COMPANY

§ 12.1 Contrary Provisions. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XII shall govern and supersede any inconsistent terms or provisions of the Plan.

§ 12.2 Definitions.

(a) Change in Control. For purposes of the Plan, “Change in Control” shall mean any of the following events:

(i) The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that for purposes of this Section 12.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) The individuals who, as of November 18, 2015, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board; provided, however, that if the election, or nomination for election by the Company’s Shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) The consummation of a merger or consolidation involving the Company if the Shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iv) Approval by Shareholders of the Company of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

(v) Acceptance of Shareholders of the Company of shares in a share exchange if the Shareholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any “Grandfathered Dorrance Family Shareholder” (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Shareholder but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that he (or they) will not increase his (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the “Standstill Agreement”) and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For pur-

poses of this Section, “Grandfathered Dorrance Family Shareholder” shall mean at any time a “Dorrance Family Shareholder” (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Shareholder, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Shareholders at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Shareholder by any “Dorrance Grandchild” (as hereinafter defined) provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition. A “Dorrance Family Shareholder” who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Shareholder at the time in question. For purposes of this Section, “Dorrance Family Shareholders” shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A “Dorrance Grandchild” means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild’s descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild’s descendants.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything contained in this Plan to the contrary, with respect to an Award that is subject to Section 409A of the Code and payment or settlement of the Award will accelerate upon a Change in Control, no event set forth in an Award Statement or other agreement applicable to a Participant or in clauses (a)(i)-(v) of this Section 12.2 shall constitute a Change in Control for purposes of the Plan and any Award unless such event also constitutes a “change in ownership”, “change in effective control” or “change in the ownership of a substantial portion of the company’s assets” as defined under Section 409A of the Code and the regulations and guidance promulgated thereunder.

Notwithstanding anything contained in this Plan to the contrary, if a Participant’s employment is terminated by the Company without Cause within one year prior to a Change in Control and such termination (i) was at the request of a third party who effectuates a Change in Control or (ii) otherwise occurred in connection with or in anticipation of, a Change in Control, then for purposes of this Article XII only, the date of a Change in Control shall mean the date immediately prior to the date of such Participant’s termination of employment.

(b) Cause. For purposes of this Article XII only, with respect to any Participant, (i) “Cause” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Cause, then Cause shall mean the termination of a Participant’s employment by reason of his or her (A) conviction of a felony or (B) engaging in conduct which constitutes willful gross misconduct which is demonstrably and materially injurious to the Campbell Group, monetarily or otherwise. No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Campbell Group.

(c) Good Reason. For purposes of this Article XII, with respect to any Participant, (i) “Good Reason” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Good Reason, then Good Reason shall mean any of the following events or conditions:

(A) a reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which he or she is entitled within thirty (30) days of the date due;

(B) the Campbell Group’s requiring the Participant to be based at any place outside a 50-mile radius from his or her site of employment prior to the Change in Control, except for reasonably required travel on the Campbell Group’s business which is not greater than such travel requirements prior to the Change in Control;

(C) the failure by the Campbell Group to provide the Participant with compensation and benefits, in the aggregate, substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under compensation or employee benefit plans, programs and practices as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

(D) any purported termination of the Participant’s employment for Cause which does not comply with the requirements of the definition of “Cause” as set forth in Section 12.2(b); or

(E) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform the Plan.

§ 12.3 Effect of Change in Control on Certain Awards.

(a) If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Options, SARs, Restricted Stock Units or Restricted Stock (other than Restricted Performance Stock) or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards shall become immediately and fully exercisable (or in the case of Restricted Stock Units and Restricted Stock, fully vested and all restrictions will immediately lapse). In addition, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the outstanding Options, SARs, Restricted Stock Units or Restricted Stock (other than Restricted Performance Stock) upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards (which measure may, for the avoidance of doubt, provide for the cancellation of such Awards, including out-of-the-money Awards for which the cash payment is $0). Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option under Section 422 of the Code which is assumed by the Acquiror shall be adjusted in a manner to preserve such status.

(b) If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock Units or Restricted Stock (other than Restricted Performance Stock) or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(c) If (i) the employment of a Participant with the Campbell Group is terminated (A) without Cause (as defined in Section 12.2(b)) or (B) by the Participant for Good Reason, in either case within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock Units or Restricted Stock (other than Restricted Performance Stock) or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all outstanding Options, SARs, Restricted Stock Units or Restricted Stock (other than Restricted Performance Stock) shall become immediately and fully exercisable (or in the case of Restricted Stock Units and Restricted Stock, fully vested and all restrictions will immediately lapse).

(d) If (i) the employment of a Participant with the Campbell Group is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock Units or Restricted Stock (other than Restricted Performance Stock) or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then any Options or SARs of such Participant shall expire, and any non-vested Restricted Stock Units or Restricted Stock shall be forfeited, and any rights under such Awards shall terminate immediately.

(e) Outstanding Options or SARs which vest in accordance with Section 12.3, may be exercised by the Participant in accordance with Section 5.6; provided, however, that a Participant whose Options or SARs become exercisable in accordance with Section 12.3(c) may exercise a SAR or an Option at any time within three years after such termination, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR, provided, further that any Participant who is eligible to retire at the date of such termination (or during any period during which such Participant receives severance payments) may exercise his or her Options or SARs in accordance with Section 5.6(h)), and provided, further, that in the event of a Participant’s death after such termination the exercise of Options and SARs shall be governed by Sections 5.6(d)(f) or (g), as the case may be.

§ 12.4 Effect of Change in Control on Restricted Performance Stock and Performance Units. (a) If the Company is not the surviving corporation following a Change in Control, and the Acquiror does not assume the Restricted Performance Stock or the Performance Units or does not substitute equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards) for such Awards, then the Participant shall (i) become vested in, and restrictions shall lapse on, the greater of (A) fifty percent (50%) of the Restricted Performance Stock or Performance Units or (B) a pro rata portion of such Restricted Performance Stock or Performance Units based on the portion of the Performance Period that has elapsed to the date of the Change in Control and the aggregate vesting percentage determined pursuant to this clause (B) shall be applied to vesting first such Awards granted the farthest in time preceding the Change in Control and (ii) be entitled to receive (A) in respect of all Performance Units which become vested and with respect to which the restrictions lapse as a result of such Change in Control, a cash payment within thirty (30) days after such Change in Control equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested and with respect to which restrictions lapse in accordance with this subparagraph (a) and (B) in respect of all shares of Restricted Performance Stock which become vested and with respect to which restrictions lapse as a result of such Change in Control, the prompt delivery of such shares; provided, however, that the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the vested Restricted Performance Stock upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Award.

(b) If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then all such Awards or such substitutes therefor shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(c) If (i) the employment of a Participant with the Campbell Group is terminated (A) without Cause or (B) by the Participant for Good Reason, in either case within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then the Participant shall (i) become vested in, and restrictions shall lapse on, the greater of (A) fifty percent (50%) of the Restricted Performance Stock or Performance Units or (B) a pro rata portion of such Restricted Performance Stock or Performance Units based on the portion of the Performance Period that has elapsed to the date of the termination of employment, and the aggregate vesting percentage determined pursuant to this clause (B) shall be applied to vesting first such Awards granted the farthest in time preceding the termination of employment and (ii) be entitled to receive (A) in respect of all Performance Units which become vested and with respect to which the restrictions lapse as a result of such termination of employment, a cash payment within thirty (30) days after such termination of employment equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested and with respect to which restrictions lapse in accordance with this subparagraph (c) and (B) in respect of all shares of Restricted Performance Stock which become vested and with respect to which restrictions lapse as a result of such termination of employment, the prompt delivery of such shares.

(d) If (i) the employment of a Participant with the Campbell Group is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then any non-vested Restricted Performance Stock or non-vested Performance Units of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

(e) With respect to any shares of Restricted Performance Stock or Performance Units which do not become vested under Section 12.4(a) (the “Continuing Awards”), such shares or units (or the proceeds thereof) shall continue to be outstanding for the remainder of the applicable Performance Period (as if such shares or units were the only shares or units granted in respect of each such Performance Period) and subject to the applicable Performance Goals as modified in accordance with the provisions hereof.

§ 12.5 Amendment or Termination. (a) This Article XII shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participant under the Plan.

(b) For a period of twenty-four (24) months following a Change in Control, the Plan shall not be terminated (unless replaced by a comparable long-term incentive plan) and during such period the Plan (or such replace-

ment plan) shall be administered in a manner such that Participants will be provided with long-term incentive awards producing reward opportunities generally comparable to those provided prior to the Change in Control. Any amendment or termination of the Plan prior to a Change in Control which (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, shall be null and void and shall have no effect whatsoever.

(c) Following a Change in Control, the Plan shall be amended as necessary to make appropriate adjustments to the Performance Goals for the Continuing Awards for (i) any negative effect that the costs and expenses incurred by the Campbell Group in connection with the Change in Control may have on the achievement of Performance Goals under the Plan and (ii) any changes to the Company and/or its Subsidiaries (including, but not limited to, changes in corporate structure, capitalization and increased interest expense as a result of the incurrence or assumption by the Company of acquisition indebtedness) following the Change in Control so as to preserve the reward opportunities and Performance Goals for comparable performance under the Plan as in effect on the date immediately prior to the Change in Control, in any event to the extent permitted by Section 162(m) of the Code for those Awards intended to qualify as “qualified performance-based compensation” under 162(m) of the Code.

DIRECTIONS AND MAP

Campbell Soup Company

World Headquarters

1 Campbell Place

Camden, New Jersey 08103

DIRECTIONS

From the North:

•	Take the NJ Turnpike South to EXIT 4
•	After exiting, turn right onto Rt. 73-North
•	Use right lane – follow short distance to Rt. 295-South
•	Drive one mile to EXIT 34, Rt. 70-West
•	Follow Rt. 70-West for 5 miles to Rt. 30-West
•	Once on Rt. 30-West, use the right lane; in less than two miles an overhead sign will indicate “Campbell Place”
•	Make a sharp right turn and drive down the ramp, staying to the left
•	At the light, turn left into the main entrance for Campbell Soup Company

From the South:

•	Follow Interstate 95-North into Delaware
•	Drive North to the Delaware Memorial Bridge
•	After the toll, follow Rt. 295-North (look for State Aquarium signs along the highway)
•	At EXIT 26, the road splits; bear right, use the left lane while driving down the ramp and bear left at bottom of ramp and drive straight to Rt. 676-North
•	At the base of the Walt Whitman Bridge (do not cross bridge) Rt. 676-North begins in the right lanes
•	Proceed on Rt. 676-North for approximately 3 miles to EXIT 5A
•	At bottom of ramp, turn left at the light on to 11th St.
•	At the second light, turn right into the main entrance for Campbell Soup Company

From Philadelphia International Airport:

•	Follow Interstate 95-North (approximately 10 miles) to EXIT 22—sign reads “Central Philadelphia, Independence Hall, Callowhill Street”
•	Go straight at traffic signal at bottom of ramp (3rd & Callowhill)
•	Proceed in left lane of Callowhill to 6th Street.
•	Turn left and follow to Benjamin Franklin Bridge.
•	Proceed in left lanes, after toll booths (no toll) the road in front will divide—bear left.
•	Follow Rt. 30 East (Admiral Wilson Blvd.), and move to the right lane while proceeding 4/10 of a mile.
•	Take the first exit on the right; there will be a sign that reads “Memorial Avenue” – make the first right on to Memorial Ave.
•	Go straight at the first light over 11th St. and into the main entrance for Campbell Soup Company

From 30th Street Train Station & Center City Philadelphia:

•	Follow Interstate 676-East to the exit for the Benjamin Franklin Bridge.
•	Take the exit and get into the left lane, make a right turn at the end of the ramp
•	Make the first left turn onto the Benjamin Franklin Bridge
•	Proceed in left lanes, after toll booths (no toll) the road in front will divide—bear left.
•	Follow Rt. 30 East (Admiral Wilson Blvd.), and move to the right lane while proceeding 4/10 of a mile.
•	Take the first exit on the right; there will be a sign that reads “Memorial Avenue” – make the first right on to Memorial Ave.
•	Go straight at the first light over 11th St. and into the main entrance for Campbell Soup Company

Campbell Soup Company

1 Campbell Place, Camden, NJ 08103

investor.campbellsoupcompany.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m. Eastern Time on November 18, 2015.

Vote by Internet • Go to www.envisionreports.com/cpb • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Items 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Bennett Dorrance	☐	☐	☐	02 - Randall W. Larrimore	☐	☐	☐	03 - Marc B. Lautenbach	☐	☐	☐	+
	04 - Mary Alice D. Malone	☐	☐	☐	05 - Sara Mathew	☐	☐	☐	06 - Denise M. Morrison	☐	☐	☐
	07 - Charles R. Perrin	☐	☐	☐	08 - A. Barry Rand	☐	☐	☐	09 - Nick Shreiber	☐	☐	☐
	10 - Tracey T. Travis	☐	☐	☐	11 - Archbold D. van Beuren	☐	☐	☐	12 - Les C. Vinney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐	3.	Advisory vote on executive compensation.	☐	☐	☐
4.	Approval of Campbell Soup Company 2015 Long-Term Incentive Plan.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.
		Mark this box with an X to pre-register and obtain a ticket of admission to the meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Campbell Soup Company’s Annual Meeting of Shareholders will be held on November 18, 2015 at

Campbell Soup Company, One Campbell Place, Camden, New Jersey 08103, at 4:00 p.m. Eastern Time.

DIRECTIONS

From the North:

•	Take the NJ Turnpike South to EXIT 4

•	After exiting, turn right onto Rt. 73-North

•	Use right lane - follow short distance to Rt. 295-South

•	Drive one mile to EXIT 34B., Rt. 70-West

•	Follow Rt. 70-West for 5 miles to Rt. 30-West

•	Once on Rt. 30-West, use the right lane; in less than two miles an overhead sign will indicate “Campbell Place”

•	Make a sharp right turn and drive down the ramp staying to the left

•	At the light, turn left into the main entrance for Campbell Soup Company

From Philadelphia International Airport:

•	Follow Interstate 95-North (approximately 10 miles) to EXIT 22 - sign reads “Central Philadelphia, Independence Hall, Callowhill Street”

•	Go straight at traffic signal at bottom of ramp (3rd & Callowhill)

•	Proceed in left lane of Callowhill to 6th Street

•	Turn left and follow to Ben Franklin Bridge

•	Proceed in left lanes, after toll booths (no toll) the road in front will divide - bear left

•	Follow Rt. 30 East (Admiral Wilson Blvd.), and move to the right lane while proceeding 4/10 of a mile

•	Take the first exit on the right; there will be a sign that reads “Memorial Avenue” - make the first right on to Memorial Ave

•	Go straight at the first light over 11th St. and into the main entrance for Campbell Soup Company

From the South:

•	Follow Interstate 95-North into Delaware

•	Drive North to the Delaware Memorial Bridge

•	After the toll, follow Rt. 295-North (look for State Aquarium signs along the highway)

•	At EXIT 26 road splits; bear right, use the left lane driving down the ramp and bear left at bottom of ramp and drive straight to Rt. 676-North

•	At the base of the Walt Whitman Bridge (do not cross bridge) Rt. 676-North begins in the right lanes

•	Proceed on 676-North for approximately 3 miles to EXIT 5A

•	At bottom of ramp, turn left at the light on to 11th St.

•	At the second light, turn right into the main entrance for Campbell Soup Company

From 30th Street Train Station & Center City Philadelphia:

•	Follow Interstate 676-East to the exit for the Ben Franklin Bridge

•	Take the exit and get into the left lane, make a right turn at the end of the ramp

•	Make the first left turn onto the Ben Franklin Bridge

•	Proceed in left lanes, after toll booths (no toll) the road in front will divide - bear left

•	Follow Rt. 30 East (Admiral Wilson Blvd.), and move to the right lane while proceeding 4/10 of a mile

•	Take the first exit on the right; there will be a sign that reads “Memorial Avenue” - make the first right on to Memorial Ave.

•	Go straight at the first light over 11th St. and into the main entrance for Campbell Soup Company

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CAMPBELL SOUP COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting on November 18, 2015

The undersigned hereby appoints Denise M. Morrison, or, in her absence, Adam G. Ciongoli or, in the absence of both of them, Kathleen M. Gibson, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Campbell Soup Company to be held at Campbell Soup Company, One Campbell Place, Camden, New Jersey 08103, at 4:00 p.m., Eastern Time on November 18, 2015, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in the Campbell Soup Company 401(K) Retirement Plan (the “Plan”), then the undersigned hereby directs the respective trustee of the Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.

If an address change has been made, mark appropriate box on the reverse side of this card.

Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in the Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.

To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by telephone or over the Internet, please fold and return your proxy card promptly using the enclosed envelope.

Vote by Internet
•	Go to www.envisionreports.com/cpb
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

of Campbell Soup Company to be Held on November 18, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a paper or e-mail copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders, including the Form 10-K, are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/cpb to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before November 9, 2015 to facilitate timely delivery.

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Campbell Soup Company’s Annual Meeting of Shareholders will be held on November 18, 2015 at

Campbell Soup Company, One Campbell Place, Camden, New Jersey 08103, at 4:00 p.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Items 2, 3 and 4.

1.	Election of Directors:

01 - Bennett Dorrance	02 - Randall W. Larrimore	03 - Marc B. Lautenbach	04 - Mary Alice D. Malone
05 - Sara Mathew	06 - Denise M. Morrison	07 - Charles R. Perrin	08 - A. Barry Rand
09 - Nick Shreiber	10 - Tracey T. Travis	11 - Archbold D. van Beuren	12 - Les C. Vinney

2.	Ratification of appointment of the Independent Registered Public Accounting Firm.

3.	Advisory vote on executive compensation.

4.	Approval of Campbell Soup Company 2015 Long-Term Incentive Plan.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please see the instructions at www.envisionreports.com/cpb to pre-register and obtain an admission ticket.

When voting on the internet, there will be an opportunity to request an Admission Ticket if you are interested in attending the Annual Meeting.

DIRECTIONS

From the North:

Take the NJ Turnpike South to EXIT 4. After exiting, turn right onto Rt. 73-North. Use the right lane and follow Rt. 73 a short distance to Rt. 295-South. Take Rt. 295-South one mile to EXIT 34, Rt. 70-West. Follow Rt. 70-West for 5 miles to Rt. 30-West. Once on Rt. 30-West, use the right lane; in less than two miles an overhead sign will indicate “Campbell Place”. Make a sharp right turn and drive down the ramp, staying to the left. At the light, turn left into the main entrance for Campbell Soup Company.

From the South:

Follow Interstate 95-North into Delaware; cross over the Delaware Memorial Bridge. After the toll, follow Rt. 295-North (look for State Aquarium signs along the highway). At EXIT 26, the road splits; bear right, use the left lane while driving down the ramp. Bear left at the bottom of ramp and drive straight to Rt. 676-North. At the base of the Walt Whitman Bridge (do not cross bridge) Rt. 676-North begins in the right lanes. Proceed on Rt. 676-North for approximately 3 miles to EXIT 5A. At bottom of ramp, turn left at the light on to 11th St. At the second light, turn right into the main entrance for Campbell Soup Company.

From Philadelphia International Airport:

Follow Interstate 95-North (approximately 10 miles) to EXIT 22; the sign reads “Central Philadelphia, Independence Hall, Callowhill Street”. Stay straight at traffic signal at bottom of ramp (3rd & Callowhill), and proceed in left lane of Callowhill St. to 6th Street. Turn left on 6th Street and follow to the Ben Franklin Bridge. Proceed in left lanes, after toll booths (no toll) the road in front will divide - bear left. Follow Rt. 30 East (Admiral Wilson Blvd.), and move to the right lane while proceeding 4/10 of a mile. Take the first exit on the right; there will be a sign that reads “Memorial Avenue” – make the first right on to Memorial Ave. Go straight at the first light over 11th St. and into the main entrance for Campbell Soup Company.

From 30th Street Train Station & Center City Philadelphia:

Follow Interstate 676-East to the exit for the Ben Franklin Bridge. Take the exit and get into the left lane, make a right turn at the end of the ramp and make the first left turn onto the Ben Franklin Bridge. Proceed in left lanes, after toll booths (no toll) the road in front will divide - bear left. Follow Rt. 30 East (Admiral Wilson Blvd.), and move to the right lane while proceeding 4/10 of a mile. Take the first exit on the right; there will be a sign that reads “Memorial Avenue” – make the first right on to Memorial Ave. Go straight at the first light over 11th St. and into the main entrance for Campbell Soup Company.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted using the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g

Internet – Go to www.envisionreports.com/cpb. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone telephone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g

Email – Send email to investorvote@computershare.com with “Proxy Materials Campbell Soup Company” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by November 9, 2015.
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